As filed with the U.S. Securities and Exchange Commission on May 5, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKIT LTD.

(Exact name of Registrant as specified in its charter)

Bermuda	7370	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Ropemaker Place, 25 Ropemaker Street London, England

EC2Y 9LY +44 20 7260 2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Adam J. Kansler

Chief Administrative Officer

c/o Markit North America, Inc.

620 Eighth Avenue, 35th Floor

New York, NY 10018

(212) 931-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 212-450-4000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 212-735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares, par value $0.01 per share	$750,000,000	$96,600
(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

Dated May 5, 2014

PROSPECTUS

             Common Shares

This is an initial public offering of Markit Ltd. The selling shareholders, including certain employees and members of our management, are offering all of the common shares being offered under this prospectus. We will not receive any proceeds from the sale of common shares in this offering.

Prior to this offering, there has been no public market for our common shares. It is currently estimated that the initial public offering price will be between $         and $         per common share. We intend to apply to list the common shares on the              under the symbol “        .”

We are an “emerging growth company” under the U.S. federal securities laws and will be subject to reduced public company reporting requirements.

Investing in the common shares involves risks. See “Risk Factors” beginning on page 10 of this prospectus.

	Price to public	Underwriting discounts and commissions	Proceeds, before expenses, to selling shareholders
Per share	$	$	$
Total	$	$	$

The selling shareholders have granted the underwriters an option for a period of 30 days to purchase up to an additional              common shares from the selling shareholders identified in this prospectus on the same terms as set forth above to cover over-allotments, if any. See “Underwriting.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the                     . In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The common shares will be ready for delivery on or about                     , 2014.

BofA Merrill Lynch	Barclays	Citigroup	Credit Suisse

Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC

J.P. Morgan	Morgan Stanley	UBS Investment Bank

BNP PARIBAS	Jefferies	RBC Capital Markets	TD Securities

                    , 2014

Page

Presentation of Financial Information	ii

Market and Industry Data and Forecasts	ii

Prospectus Summary	1

Risk Factors	10

Cautionary Statement Regarding Forward-Looking Statements	34

Use of Proceeds	36

Dividends and Dividend Policy	36

Corporate Reorganization	37

Capitalization	40

Selected Consolidated Historical and Pro Forma Financial Information	41

Management’s Discussion and Analysis of Financial Condition and Results of Operations	45

Business	64

Management	77

Principal and Selling Shareholders	86

Related Party Transactions	88

Common Shares Eligible for Future Sale	91

Description of Share Capital	93

Bermuda Company Considerations	100

Taxation	106

Underwriting	112

Legal Matters	120

Experts	120

Where You Can Find More Information	120

Expenses of the Offering	121

Enforcement of Judgments	121

Index to Financial Statements	F-1

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Markit” or the “company,” “we,” “our,” “ours,” “us” or similar terms refer to Markit Group Holdings Limited and its subsidiaries prior to the completion of our corporate reorganization, and Markit Ltd. and its subsidiaries as of the completion of our corporate reorganization and thereafter. See “Corporate Reorganization.”

We and the selling shareholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the selling shareholders nor the underwriters are making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

For investors outside the United States: neither we, the selling shareholders nor any of the underwriters has done anything that would permit this offering or possession or distribution of this

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prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Presentation of Financial Information

We prepare and report our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. We maintain our books and records in U.S. dollars.

We have historically conducted our business through Markit Group Holdings Limited and its subsidiaries, and therefore our historical financial statements present the results of operations of Markit Group Holdings Limited. Prior to the closing of this offering, we will engage in a corporate reorganization described under “Corporate Reorganization” pursuant to which Markit Group Holdings Limited will become a wholly-owned subsidiary of Markit Ltd., a newly formed holding company with nominal assets and liabilities, which will not have conducted any operations prior to this offering. Markit Ltd.’s financial statements will be the same as Markit Group Holdings Limited’s financial statements prior to this offering, as adjusted for the corporate reorganization. Following the corporate reorganization and this offering, our financial statements will present the results of operations of Markit Ltd. and its consolidated subsidiaries.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Market and Industry Data and Forecasts

Certain market data and industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. We believe the data from third-party sources to be reliable based upon our management’s knowledge of the industry, but have not independently verified such data. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the consolidated financial statements of Markit Group Holdings Limited and the notes to those statements, included elsewhere in this prospectus, before deciding to invest in the common shares.

MARKIT

Markit is a leading global diversified provider of financial information services. Our offerings enhance transparency, reduce risk and improve operational efficiency in the financial markets. Since we launched our business in 2003, we have become deeply embedded in the systems and workflows of many of our customers and continue to become increasingly important to our customers’ operations. We leverage leading technologies and our industry expertise to create innovative products and services across multiple asset classes. We provide pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. Our end-users include front and back office professionals, such as traders, portfolio managers, risk managers, research professionals and other capital markets participants, as well as operations, compliance and enterprise data managers. We are highly responsive to evolving industry needs and work closely with market participants to develop new products and services.

We have over 3,000 institutional customers globally, including banks, hedge funds, asset managers, accounting firms, regulators, corporations, exchanges and central banks. For the year ended December 31, 2013, approximately 49.9% of our revenue came from customers in the United States, 40.3% from the European Union and 9.8% from other geographic areas. For the year ended December 31, 2013, we generated 50.6% of our revenue from recurring fixed fees and 45.3% from recurring variable fees.

For the years ended December 31, 2011, 2012 and 2013, we generated revenue of $762.5 million, $860.6 million and $947.9 million, respectively. We generated profit attributable to equity holders of $125.8 million, $125.0 million and $139.4 million, and Adjusted EBITDA of $305.0 million, $358.2 million and $421.3 million for the years ended December 31, 2011, 2012 and 2013, respectively. Our Adjusted EBITDA margin for the year ended December 31, 2013 was 45.6%, reflecting the operating leverage inherent in our business model and our culture of cost management. See “Selected Consolidated Historical and Pro Forma Financial Information” for a description of how we define Adjusted EBITDA, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

Our business is organized in three divisions: Information, Processing and Solutions.

Information: Our Information division, which represented approximately 48.5% of our revenue in 2013, provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyze financial markets.

Processing: Our Processing division, which represented approximately 28.0% of our revenue in 2013, offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans. Our trade processing services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimizing post-trade workflow, reducing risk, complying with reporting regulations and improving connectivity. We believe we are the largest provider of end-to-end multi-asset OTC derivatives trade processing services.

Solutions: Our Solutions division, which represented approximately 23.5% of our revenue in 2013, provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings, which are targeted at a broad range of financial services industry participants, help our customers capture, organize, process, display and analyze information, manage risk and meet regulatory requirements.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Demonstrated Ability to Innovate and Develop New Products. We work closely with our customers to develop and introduce new offerings that are designed to enhance transparency, reduce risk and improve operational efficiency. In recent years, we have launched new products addressing a wide array of customer needs, such as managing credit exposure, meeting regulatory reporting requirements, increasing efficiency in trade confirmation, enhancing industry communication and improving bond market transparency. We offer a distribution model that enables our customers to receive our data either through our own proprietary distribution channels or through third-party applications.

Trusted Partner for Diversified, Global Customer Base and Strong Brand Recognition. We believe that our customers trust and rely on us for our consultative approach to product development, dedication to customer support and proven ability to execute and deliver effective solutions. Our industry expertise allows us to understand our customers’ needs, provide effective solutions and grow our product and service offerings. Our global footprint allows us to serve our customers throughout the world and to introduce our products and services to customers in new markets. The Markit brand is well established and recognized throughout the financial services community—many of the major financial market participants use our products and services. We also own a number of well-known index brands, including the Purchasing Managers Index (“PMI”) series, iBoxx, iTraxx and CDX.

Proven Ability to Acquire and Grow Complementary Businesses. We have a history of making targeted acquisitions that facilitate our growth by complementing our existing products and services and addressing market opportunities. We seek to acquire companies that allow us to consolidate existing businesses, diversify into related markets, and access technologies, products or expertise that enhance our product and service offerings. We have a proven track record of successfully integrating acquisitions into our business, including our global sales network, technology infrastructure and operational delivery model.

Attractive Financial Model. We believe we have an attractive financial model due to high recurring revenue, strong organic growth and high cash generation.

–	High Recurring Revenue: We offer our products and services primarily through recurring fixed fee and variable fee agreements, and this business model has historically delivered stable revenue and predictable cash flows. Many of the capabilities that we provide are core to our customers’ business operations, deeply embedded in their existing workflows and difficult to replace.

We calculate a renewal rate to assess how successful we have been in maintaining our existing business for products and services that fall due for renewal. This renewal rate compares the dollar value of renewals during the period to the total dollar value of all contracts that fall due for renewal during the period. This population of renewals is largely contracts that are recurring fixed fee in nature. The value of the contracts renewed includes situations where customers have renewed but downgraded the contract price, reduced the number of products and services they purchase from us and decided not to renew all products and services. It does not include the benefit of price increases on these existing products or services, or upgrades to existing contracted products or services. Using this definition, for the year ended December 31, 2013, our renewal rate of recurring fixed fee contracts was approximately 90%.

–	Strong Organic Growth: The breadth of our offerings in conjunction with our large, global customer base allows us to cross-sell our products and services. We have also developed new products and services and substantially expanded our customer base.

–	High Cash Generation: Our business has low capital requirements for product maintenance and development, allowing us to generate strong cash flow.

Experienced Management Team Incentivized by Ownership Culture. On average, our 35 most senior managers have worked in the financial industry for 22 years. This experience has provided our management team with a strong network of relationships and an extensive understanding of market participants within the financial services industry. We have attracted a highly-qualified and motivated employee base through significant employee ownership which creates a culture of innovation and an organization that quickly adapts to change.

Our Market Opportunity

We believe we are well-positioned to embrace changes in the financial services industry:

Focus on Efficiency in the Financial Services Industry. Financial institutions are focused on rationalizing costs and increasingly view third-party products and services as effective means of achieving cost efficiencies. In addition, as financial institutions look to optimize vendor management, they are exhibiting a preference for companies with scale that offer a broad array of products and services. We believe our scale and broad portfolio of solutions position us well as customers seek to consolidate vendors. We also work actively with our customers to find opportunities to reduce their costs and improve services through industry solutions, most notably in managed services.

Changing Regulatory Landscape. New global regulations are driving higher capital requirements, enhanced risk management, and increased electronic trading and reporting and compliance requirements. In addition, regulations are driving market participants to gather more timely, relevant and complete data to improve transparency. With these new regulations and as regulatory authorities globally continue to establish stricter standards, we believe our customers will continue to strengthen their compliance capabilities, manage greater volumes of data and improve their risk management functions.

Evolving Technology and Communication Networks. Technology and information services are migrating toward cloud-based solutions and open architecture platforms. This trend creates challenges for securities firms and institutional investors, which have typically employed technology that is designed, built and administered in-house, a model that has limited flexibility and results in increased costs. In addition, instant messaging and social networks challenge the current closed, point-to-point communication networks used in financial services. These trends present an opportunity to create new services based on flexible technologies in a secure and compliant manner by moving away from high-cost, single-provider platforms.

Growth Shifting to Emerging Markets and Developing Economies. Emerging markets and developing economies are experiencing more rapid economic and population growth relative to developed economies in Western Europe and the United States. As financial markets in emerging markets and developing economies continue to mature, we expect increased demand in these countries for our products and services.

Shifting Investment Styles. Investors are allocating increasing amounts of capital to passive investment products and are seeking exposure beyond equities to a wider range of asset classes, including bonds, loans and commodities. Passive investment products have proliferated due to investor demand for transparency, lower costs and greater liquidity. We believe these trends will persist, generating significant growth opportunities for our multi-asset class offerings.

Our Growth Strategies

The key components of our growth strategy include:

Deliver Products and Services to Drive Customer Cost-Efficiency. The financial services industry’s regulatory and operating environment is putting pressure on our customers’ profits, driving them to rationalize costs and operate more efficiently. We believe there is a significant opportunity to reshape the cost structure of the industry by replacing services that have historically been duplicated across institutions. Our experience, reputation as a trusted partner and strong relationships with major financial institutions have allowed us to respond to customer needs for centralized services such as reference data management, customer on-boarding, global corporate actions and document management, which we believe will generate substantial cost savings for our customers.

Capitalize on Evolving Regulatory and Compliance Environment. Changing regulations are creating the need for new compliance and reporting processes, risk management protocols, disclosure requirements and analytics. We will continue to address these needs by providing auditable and compliant sources of risk and pricing data, multi-asset class global solutions, and integrated market and credit risk reporting. Our solutions are expected to support customers’ regulatory submissions, including stress testing and scenario analysis. In addition, we are re-positioning our trade processing business from a transaction-based confirmation service to a connectivity and regulatory reporting service; building out our know your customer (“KYC”) managed services capabilities; and enhancing our counterparty risk management and risk analytics offerings to meet the growing requirements of regulation and compliance. We expect our index business to benefit from the increased regulatory scrutiny imposed on administrators of benchmarks, which larger, well established providers such as ourselves are best positioned to address.

Introduce Innovative Offerings and Enhancements. To maintain and enhance our leadership position, we continuously strive to introduce enhancements to our existing products and services as well as new products and services. We maintain an active dialogue with our customers and partners to allow us to understand their needs and anticipate market developments.

Increase in Geographic, Product and Customer Penetration. We believe there are significant opportunities to increase the number of users of our products and services at existing institutional customers, increase the number of locations where our products and services are used with existing customers and increase our cross-selling of products and services. We plan to add new customers by responding to the changing demands of the financial services community and by leveraging our brand strength, broad portfolio of solutions, global footprint and strong industry knowledge. We have developed significant penetration into large sell-side and buy-side firms in North America and Western Europe and have established a presence in select emerging markets and developing economies, and there is potential for further penetration and growth in emerging markets and developing economies, particularly in Asia.

Pursue Strategic Acquisitions. We selectively evaluate technologies and businesses that we believe have potential to enhance, complement or expand our product and service offerings and strengthen our value proposition to customers. We target acquisitions that can be efficiently integrated into our global sales network, technology infrastructure and operational delivery model to drive value. We believe we are an acquirer of choice among prospective acquisition targets due to our entrepreneurial culture, growth, global scale, strong brand and market position.

Corporate Information

Markit Group Holdings Limited was formed on May 9, 2007 pursuant to the laws of England and Wales, as a successor company to Markit Group Limited. Markit Ltd. was incorporated pursuant to the laws of Bermuda on January 16, 2014 to become a holding company for Markit Group Holdings Limited. Pursuant to the terms of a corporate reorganization that will be completed prior to the closing of this offering, all of the interests in Markit Group Holdings Limited will ultimately be exchanged for newly issued common shares of Markit Ltd. and, as a result, Markit Group Holdings Limited will become a wholly-owned subsidiary of Markit Ltd.

Our principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY. Our telephone number at this address is +44 20 7260 2000. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. We maintain a website at www.markit.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of our registered office is +1 441 295 5950.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References in this prospectus to “emerging growth company” shall have the meaning associated with that term in the JOBS Act.

The Offering

Issuer	Markit Ltd.

Common shares issued and outstanding prior to this offering	common shares.

Common shares offered by the selling shareholders	common shares.

Voting rights	The common shares have one vote per share.

Over-allotment option	The selling shareholders have granted the underwriters the right to purchase up to an additional common shares within 30 days of the date of this prospectus, to cover over-allotments, if any, in connection with the offering.

Common shares to be issued and outstanding immediately after this offering	common shares ( common shares if the over-allotment option is exercised in full).

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the common shares offered under this prospectus. Accordingly, we will not receive any proceeds from the sale of common shares in this offering. See “Use of Proceeds.”

Dividend policy	We have not adopted a dividend policy with respect to future dividends, and we do not currently intend to pay cash dividends on our common shares. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend on many factors, such as our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors deemed relevant by our Board of Directors. See “Dividends and Dividend Policy” and “Description of Share Capital.”

Lock-up agreements	We and the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. Members of our Board of Directors and our executive officers, as well as most of our other existing shareholders, have agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Underwriting.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the common shares.

Listing	We intend to apply to list the common shares on the under the symbol “ .”

The number of common shares to be issued and outstanding after this offering excludes:

–	common shares issuable upon the exercise of outstanding options as of December 31, 2013, at a weighted-average exercise price of $ per share;

–	restricted shares outstanding as of December 31, 2013; and

–	common shares available for future issuance under our equity incentive plans as of , .

Unless otherwise indicated, all information contained in this prospectus assumes the completion, prior to the closing of this offering, of our corporate reorganization pursuant to which (i) all of the voting ordinary shares and non-voting ordinary shares in Markit Group Holdings Limited will be exchanged for common shares and non-voting common shares, respectively, in Markit Ltd., in each case on a one for one basis; and (ii) the holders of the common shares and non-voting common shares will agree to the reclassification and variation of the rights of their shares and the adoption of bye-laws, resulting in a single class of common shares of Markit Ltd. with the rights as further described in this prospectus. See “Corporate Reorganization.”

Unless otherwise indicated, all information in this prospectus also reflects and assumes:

–	the issuance of shares to certain selling shareholders upon exercise of outstanding options in connection with the consummation of this offering, which shares will be sold by such selling shareholders in this offering; and

–	no exercise of the underwriters’ option to purchase up to an additional common shares to cover over-allotments, if any.

Summary Consolidated Historical and Pro Forma Financial Information

The following summary consolidated historical and pro forma financial information should be read in conjunction with the sections entitled “Corporate Reorganization,” “Presentation of Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements of Markit Group Holdings Limited, including the notes thereto, included elsewhere in this prospectus.

We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. The summary consolidated historical financial information presented as of and for the years ended December 31, 2011, 2012 and 2013 has been derived from the audited consolidated financial statements of Markit Group Holdings Limited included elsewhere in this prospectus. Historical results for any prior period are not necessarily indicative of results expected in any future period.

The unaudited pro forma financial information set forth below is derived from Markit Group Holdings Limited’s audited consolidated financial statements appearing elsewhere in this prospectus and is based on assumptions as explained in the notes to the tables.

All our operations are continuing operations and we have not proposed or paid dividends in any of the periods presented.

	As of and for the year ended December 31,

($ in millions other than per share data)	2011		2012		2013
Income statement data:
Revenue	762.5		860.6		947.9
Operating expenses	(403.0)		(454.0)		(515.1)
Operating profit	229.7		224.7		230.1
Profit for the period	156.2		153.1		147.0
Profit attributable to equity holders	125.8		125.0		139.4
Earnings per share – basic	7.0	3	7.0	3	8.0	2
Earnings per share – diluted	6.9	2	6.9	4	7.9	4
Pro forma earnings(1):
Pro forma earnings per common share, basic and diluted
Pro forma weighted average number of shares used to compute pro forma earnings per common share, basic and diluted(2)
Balance sheet data:
Total assets	2,648.3		3,151.3		3,199.9
Total equity/net assets	2,031.4		1,929.7		2,055.9
Cash flow data:
Net cash generated from operating activities	322.2		340.6		339.8
Net cash used in investing activities	(137.8)		(479.6)		(170.6)
Net cash (used in) / generated from financing activities	(163.3)		99.4		(203.9)
Net (decrease) / increase in cash	21.1		(39.6)		(34.7)
Other financial data:
Adjusted EBITDA(3)	305.0		358.2		421.3
Adjusted EBITDA margin(4)	45.8%		47.0%		45.6%
Adjusted Earnings(5)	184.8		218.4		248.4

	As of and for the year ended December 31,

($ in millions other than per share data)	2011	2012	2013
Adjusted Earnings per share – diluted(6)	10.17	12.13	14.15
Segmental data:
Revenue
Information	373.4	431.3	459.6
Processing	227.3	238.8	265.3
Solutions	161.8	190.5	223.0
Total revenue	762.5	860.6	947.9
Adjusted EBITDA
Information	174.5	214.5	217.2
Processing	128.8	124.5	138.1
Solutions	56.2	67.6	77.5
Less non-controlling interests	(54.5)	(48.4)	(11.5)
Total Adjusted EBITDA	305.0	358.2	421.3
Adjusted EBITDA margin
Information	46.7%	49.7%	47.3%
Processing	56.7%	52.1%	52.1%
Solutions	34.7%	35.5%	34.8%
Adjusted EBITDA margin(4)	45.8%	47.0%	45.6%

(1)	Pursuant to the terms of a corporate reorganization that will be completed prior to the closing of this offering, all of the interests in Markit Group Holdings Limited will ultimately be exchanged for newly issued common shares of Markit Ltd. See “Corporate Reorganization.”

(2)	The pro forma weighted average common shares issued and outstanding has been calculated as if the ownership structure resulting from the corporate reorganization was in place since inception, including the proposed share split.

(3)	See “Selected Consolidated Historical and Pro Forma Financial Information” for a description of how we define Adjusted EBITDA, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

(4)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

(5)	See “Selected Consolidated Historical and Pro Forma Financial Information” for a description of how we define Adjusted Earnings, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

(6)	Adjusted Earnings per share – diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted, as disclosed in “Selected Consolidated Historical and Pro Forma Financial Information.”

Risk Factors

You should carefully consider the material risks and uncertainties described below and the other information in this prospectus before making an investment in the common shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of the common shares could decline and you could lose all or part of your investment.

Risks Related to Our Business

We operate in highly competitive markets and may be adversely affected by this competition.

The markets for our products and services are highly competitive and are subject to rapid technological changes and evolving customer demands and needs. Many of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and vast market experience. These competitors sometimes have more established positions in certain product segments and geographic regions than we do. We also compete with smaller companies, some of which may be able to adopt new or emerging technologies or address customer requirements more quickly than we can.

Our competitors are also continuously improving their products and services (such as by adding new content and functionalities), developing new products and services, and investing in technology to better serve the needs of their existing customers and to attract new customers. Our competitors may also continue to acquire additional businesses in key sectors that will allow them to offer a broader array of products and services. Some of our competitors also market some of their products and services as lower cost alternatives to certain of our solutions, which may diminish the relative value of some of our products and services. We cannot assure you that our investments have been or will be sufficient to maintain or improve our competitive position or that the development of new or improved technologies, products and services by our competitors will not have a material adverse effect on our business.

Some of our current or future products or services could also be rendered obsolete as a result of competitive offerings or changes in regulation or the financial markets. Competition may require us to reduce the price of some of our products and services or make additional capital investments that would adversely affect our profit margins or cash flows. If we are unable or unwilling to do so, we may lose market share and our financial condition or results of operations may be adversely affected.

In addition, barriers to entry to create a new product or offer a new service may be low in many cases. The Internet as a distribution channel has allowed free or relatively inexpensive access to information sources, which has reduced barriers to entry even further. Low barriers to entry could lead to the emergence of new competitors.

If we fail to compete effectively against current or future competitors, our financial condition and results of operations could be adversely affected.

If we are unable to develop successful new products and services, or if we experience design defects, errors, failures or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm.

Our growth and success depend upon our ability to develop and sell new products and services. If we are unable to develop new products or services, or if we are not successful in introducing or obtaining any required regulatory approval or acceptance for new products or services, we may not be able to grow our business or growth may occur more slowly than we anticipate.

Despite testing, products and services that we develop, license or distribute may contain errors or defects well after release. In addition, whether we release new products and services or migrate existing products and services to new systems, our software may contain design defects and errors when first introduced or when major new updates or enhancements are released despite testing. We have also experienced delays in the past while developing and introducing new products and services, primarily due to difficulties in acquiring data, developing new products or services and adapting to particular operating environments. Additionally, in our development of new products and services or updates and enhancements to our existing products and services, we may make a major design error that makes the product or service operate incorrectly or less effectively. Our customers may also use our products and services together with their own software, data or products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. If design defects, errors or failures are discovered in our current or future products or services, we may not be able to correct them in a timely manner, if at all.

Our inability to develop and sell new products and services, our inability to successfully migrate existing products or services to new systems, or design defects, errors or delays in our products or services that are significant, or are perceived to be significant, could result in rejection or delay in market acceptance of our products or services, damage to our reputation, loss of revenue, a lower rate of license renewals or upgrades, diversion of development resources, product liability claims or regulatory actions, or increases in service and support costs. We may also need to expend significant capital resources to eliminate or work around design defects, errors, failures or delays. In each of these ways, our business, financial condition or results of operations could be materially adversely impacted.

Declining activity levels in the securities or derivatives markets, weak or declining financial performance of financial market participants or the failure of market participants could lower demand for our products and services and could affect our recurring variable fee revenue.

Our business is dependent upon the global financial markets as well as the financial health of the participants in those markets. Reduced activity by any of our customer segments may decrease demand for some of our products and services. This could adversely affect our financial results by reducing our revenue.

In addition, a significant proportion of our revenue is variable and depends upon transaction volumes, investment levels (i.e., assets under management) or the number of positions we value. Lower activity levels in the financial markets, including lower transaction volumes, assets under management or positions taken could have a material adverse effect on our financial condition or results of operations.

We work on product development with and generate a significant percentage of our total revenue from financial institutions that are also our shareholders, who are not contractually obligated to continue to maintain these relationships and who also have similar involvement with our competitors.

We have historically earned a substantial portion of our revenue from and have worked on new product and service offerings with financial institution customers that are also our shareholders. For the years ended December 31, 2011, 2012 and 2013, 43.8%, 44.7% and 42.6% of our total revenue, respectively, was generated by payments from financial institutions or their affiliates that are also our shareholders. Cooperation with these financial institution customers has also been important in the development of many of our products and services. In addition, as described above, these financial institutions that are our customers and shareholders also provide us with data, which is a critical input for our products and services. Additionally, some of these financial institution customers that are also our shareholders have had a right to appoint members of our Board of Directors, which right will terminate upon the consummation of this offering.

Our financial institution shareholders and our other customers have made, and may continue to make, investments in businesses that directly compete with us. Our customers also trade, and will continue to trade, on markets operated by our competitors. Reduced engagement from these financial institution customers after this offering due to their loss of a right to designate a member of our Board of Directors, or the reduction in the level of their equity ownership in us in connection with or following the completion of this offering, may cause them to reduce or discontinue their use of our products and services, their desire to work with us on new product developments or their willingness to supply data and information services to us. The loss of, or a significant reduction in, participation on our platform by these financial institution customers may have a material adverse effect on our business, financial condition or results of operations.

We are dependent on third parties for data and information services.

We depend upon data and information services from external sources, including data received from certain competitors, customers and various government and public record services, for information used in certain of our products and services. In some cases, we do not own the information provided by these external sources, and the participating organizations could discontinue contributing information to the databases. Furthermore, our data sources could increase the price for or withdraw their data or information services for a variety of reasons, and we could also become subject to legislative, judicial or contractual restrictions on the use of data, in particular if such data is not collected by the third parties in a way which allows us to process the data or use it legally.

In addition, some of our customers are both significant shareholders of our company and data suppliers or information service providers. As of December 31, 2013, after giving effect to our corporate reorganization and this offering,     % of our issued and outstanding common shares were owned by financial institutions who are also our customers. These same parties provide us a significant amount of our data. There can be no assurance that those customers will continue to provide data to the same extent or on the same terms or continue to purchase our products and services.

In addition, our competitors could enter into exclusive contracts with our existing or other data sources or information service providers. If our competitors enter into such exclusive contracts, we may be precluded from receiving certain data or information services from these suppliers or restricted in our use of such data or information services, which may give our competitors an advantage. Such disruption of our data supply could have a material adverse effect on our business, financial position and operating results if we were unable to arrange for substitute sources of information.

Further, our competitors could revise the current terms on which they provide us with data or services or could cease providing us with data or services altogether for a variety of reasons, including cessation or interruption of their provision of such data or services generally or to us specifically (for instance, because they decline to support us given our competing positions). Such disruption of our data or services supply could have a material adverse effect on our business, financial position and operating results if we are unable to compel supply of this data or services or suitably replace the data or services by sourcing alternatives internally or via another third-party provider.

If a substantial number of data sources or certain key sources were to withdraw or were unable to provide us with their data or information services, or if we were to lose access to data or information services due to government regulation or regulatory concerns of our suppliers or if the collection of data were to become uneconomical, our ability to provide products and services to our customers could be impacted. If any of these factors negatively impact our ability to provide products and services to our customers, our business, reputation, financial condition, operating results and cash flow could be materially adversely affected.

There may be consolidation in our end customer market, which would reduce the use of our products and services.

Mergers or consolidations among our customers could reduce the number of our customers and potential customers. This could adversely affect our revenue even if these events do not reduce the activities of the consolidated entities. If our customers merge with or are acquired by other entities that are not our customers, or entities that use fewer of our products or services, such customers may discontinue or reduce their use of our products and services. For example, when Bank of America acquired Merrill Lynch, Pierce, Fenner & Smith Incorporated, several of our agreements with Merrill Lynch related to various products and services were terminated and consolidated under our historical contracts with Bank of America. Any such developments could materially and adversely affect our business, financial condition, operating results and cash flow.

The impact of cost-cutting pressures across the industry we serve could lower demand for our products and services.

Our customers are focused on controlling or reducing spending as a result of the continued financial challenges and market uncertainty many of them face. For example, in 2012, many large financial institutions initiated reductions in their workforces and took other measures to control or contain operational spending. In 2013, many of these institutions were subject to substantial penalties from regulatory bodies. Customers within the financial services industry that strive to reduce their operating costs may seek to reduce their spending on our products and services. Our results of operations could be materially and adversely affected if a large number of smaller customers or a critical number of larger customers reduce their spending with us.

Alternatively, customers may use other strategies to reduce their overall spending on financial market products and services by consolidating their spending with fewer vendors, including by selecting other vendors with lower-cost offerings, or by self-sourcing their need for financial market products and services. If customers elect to consolidate their spending on financial market products and services with other vendors and not us, if we lose business to lower priced competitors, or if customers elect to self-source their financial market product and service needs, our results of operations could be materially and adversely affected.

Our customers may become more self-sufficient, which may reduce demand for our products and services and materially adversely affect our business, financial condition or results of operations.

Our customers may, as some have in the past, internally develop certain products and services as well as functionality contained in the products and services that they currently obtain from us, including through the formation of consortia. For example, some of our customers who currently license our valuations data and analytics tools to analyze their portfolios may develop their own tools to collect data and assess risk, making our products and services less useful to them. Furthermore, public sources of free or relatively inexpensive information, whether through the Internet, from governmental and regulatory agencies or from companies and other organizations, have become more readily available, and this trend is expected to continue. This greater availability of information could further assist our customers in independently developing certain products and services that we currently provide. To the extent that customers become more self-sufficient, demand for our products and services may be reduced, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to ongoing antitrust investigations and litigation arising from activities in the credit default swaps markets, and may in the future become subject to further investigations and litigation. An adverse outcome in these investigations or litigation could result in substantial fines, damages or penalties and could change how we offer products or services, which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to antitrust and competition laws and regulations in the countries where we have operations. These laws and regulations seek to prevent and prohibit anticompetitive activity. We are currently subject to a number of antitrust and competition-related investigations and claims, including investigations by the Antitrust Division of the U.S. Department of Justice and the Competition Directorate of the European Commission (the “EC”) as well as class action lawsuits in the United States. See “Business – Legal Proceedings” for a description of these matters. These investigations and lawsuits involve multiple parties and complex claims that are subject to significant uncertainties and unspecified penalties or damages. Therefore, we cannot estimate the probability of loss or the extent of our potential liability on a standalone basis or relative to the potential liability of the other parties to the investigations and lawsuits.

Depending on the outcome of any pending or future claims or investigations, we may be required to change the way we offer particular products or services, which could result in material disruptions to and costs incurred by our business, and we may be subject to substantial fines, penalties, damages or injunction. These pending antitrust and competition-related claims and investigations, and any future claims and investigations, could also be costly to us in terms of time and expense incurred defending such claims or investigations. Any of the above impacts, individually or together, could have a material adverse effect on our business, financial condition or results of operations.

For some of our products and services, we typically face a long selling cycle to secure new contracts that requires significant resource commitments, resulting in a long lead time before we receive revenue.

For new products and services and for complex products and services, we typically face a long selling cycle to secure each new contract, and there is generally a long preparation period before we commence providing products and services or delivering configurable software. For instance, our

Analytics service provides a range of enterprise risk management software solutions, using the latest risk technology to deliver computation speed. The consultative nature of these projects requires our sales team to actively engage with potential customers through various procurement stages, often requiring many levels of internal approval, and including various milestone phases such as scoping, planning and proof of concept to reach deal closure, which typically takes 12 months or more. We typically incur significant business development expenses during the selling cycle and we may not succeed in winning a new customer’s business, in which case we receive no revenue and may receive no reimbursement for such expenses. Current selling cycle periods could lengthen, causing us to incur even higher business development expenses with no guarantee of winning a new customer’s business. Even if we succeed in developing a relationship with a potential new customer, we may not be successful in obtaining contractual commitments after the selling cycle or in maintaining contractual commitments after the implementation cycle, which may have a material adverse effect on our business, results of operations and financial condition.

We rely heavily on network systems and the Internet and any failures or disruptions may adversely affect our ability to serve our customers.

Most of our products and services are delivered electronically, and our customers rely on our ability to process transactions rapidly and deliver substantial quantities of data on computer-based networks. Our customers also depend on the continued capacity, reliability and security of our electronic delivery systems, our websites and the Internet. Our ability to deliver our products and services electronically may be impaired due to infrastructure or network failures, malicious or defective software, human error, natural disasters, service outages at third-party Internet providers or increased government regulation. For example, as a result of Hurricane Sandy in 2012, one of our data centers in New Jersey and some of our office space in New York City were flooded and unavailable, resulting in several days of reduced operations and substantial costs associated with repairs, relocation and resource reallocation to ensure continued delivery of our products and services. Significant growth of our customer base may also strain our systems in the future. Delays in our ability to deliver our products and services electronically may harm our reputation and result in the loss of customers. In addition, a number of our customers entrust us with storing and securing their data and information on our servers. Although we have disaster recovery plans that include backup facilities for our primary data centers, our systems are not always fully redundant, and our disaster planning may not always be sufficient or effective. As such, these disruptions may affect our ability to store, handle and secure such data and information.

From time to time, the speed at which we are required to update market and customer data can increase. This can sometimes impact product and network performance. Factors that have significantly increased data update rates include high market volatility, new derivative instruments, increased automatically generated algorithmic and program trading and market fragmentation, resulting in an increased number of trading and clearing venues. Changes in legislation and regulation pertaining to market structure and dissemination of market information may also increase data flow rates. There can be no assurance that our company and our network providers will be able to accommodate accelerated growth of data volumes or avoid other failures or interruptions. We currently face significant increases in our use of power and data storage, and we may experience a shortage of capacity and increased costs associated with such usage. A significant delay or disruption of our network systems, servers or use of the Internet may have a material adverse effect on our business, results of operations and financial condition, and our existing insurance coverage may not cover all of our losses.

If embargoed data or non-public information relating to our indices, including the PMI series, is inadvertently disclosed or deliberately misused, our business, financial condition or results of operations could be materially adversely affected.

We own and administer several indices, including the PMI series, which are monthly economic surveys of selected companies that provide advance insight into the private sector economy. Among others,

central banks use the PMI series data to help make interest rate decisions and financial analysts use the PMI series data to forecast official economic data. If, prior to the date of intended release, we are unable to limit access to the PMI series or prevent its unauthorized disclosure, whether inadvertent or deliberate, our reputation may suffer, which could have a material adverse effect on our business, financial condition or results of operations. Moreover, we provide the PMI series data under embargo to certain financial and marketplace news providers. Part of the value to us from doing so is that these news providers are able to analyze and provide commentary on the data simultaneously with the public release of such data by us. If the embargoed data is inadvertently disclosed or deliberately misused prior to our authorization, financial markets could be negatively affected and any resulting need to change our procedures around the provision of embargoed data to any third parties may diminish the value of the PMI series to our business.

Fraudulent or unpermitted data access and other security or privacy breaches may negatively impact our business and harm our reputation.

Our products, services and systems and our customers’ systems may be vulnerable to physical break-ins, computer viruses, attacks by hackers and other similarly disruptive activity. Our existing resources and measures to maintain data and information security have not always in the past been, and may not always in the future be, effective. In the past, we have experienced security breaches and cyber incidents as well as occasional system interruptions that have made some of our services or websites unavailable for limited periods of time. Third-party contractors also may experience security breaches involving the storage and transmission of proprietary information. If users gain improper access to our databases, they may be able to steal, publish, delete or modify our confidential information or that of a third-party stored or transmitted on our networks. Any significant failure, compromise, cyber-breach or interruption of our systems, including operational services, loss of service from third parties, sabotage, break-ins, war, terrorist activities, power or coding loss or computer viruses could slow, damage or destroy our systems and interrupt service for periods of time. Any breach of data or information security caused by one of these events could also result in unintentional disclosure of, or unauthorized access to, company, customer, vendor, employee or other confidential data or information that could be material.

Any such security or privacy breach may adversely affect us in the following ways:

–	losing sales;

–	deterring customers from using our products or services;

–	affecting our ability to meet customers’ expectations;

–	deterring data suppliers from supplying data to us;

–	harming our reputation;

–	disclosing valuable trade secrets, know-how or other confidential information;

–	exposing us to liability;

–	increasing operating expenses to correct problems caused by the breach and to prevent future breaches of a similar nature;

–	breaching terms of agreements;

–	violating certain data privacy or related legislation; or

–	causing inquiry or penalization from governmental authorities.

We rely on third-party software that may be difficult or costly to replace or could cause errors or failures in our products or services which could harm our customer relationships or our reputation.

Many of our systems rely on third-party software, such as software provided by SunGuard, Microsoft and Symantec, as key components. This software may not continue to be available to us on commercially reasonable terms, or at all. Should the companies providing such software cease supporting that software or significantly increase the cost of licensing such software, we may incur significant costs or product development delays until we either develop equivalent technology or, if available, identify, obtain and integrate alternative third-party technology into our systems. Moreover, our use of third-party software could cause errors or failures in our systems, products or services as a result of design defects in such software. Any such costs, delays, errors or failures could harm our business, customer relationships and reputation.

Our use of open source software and third-party software containing open source elements could result in litigation or impose unanticipated restrictions on our ability to commercialize our products and services.

We use open source software in our technology most often as small components within a larger product or service, to augment algorithms, functionalities or libraries created by Markit, and may use more open source software in the future. For example, Analytics and certain MarkitSERV foreign exchange products all use ANTLR, a standard, industry-known parser for reading, processing, executing or translating structured text or binary files, which is licensed pursuant to the permissive Berkeley Software Distribution license. Open source code is also contained in some third-party software we rely on. We could be subject to suits by parties claiming breach of the terms of the license for such open source software. The terms of many open source licenses are ambiguous and have not been interpreted by U.S. or other courts, and these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products and services. Litigation could be costly for us to defend, have a negative impact on our operating results and financial condition or require us to devote additional research and development resources to remove open source elements from or otherwise change our software. In addition, if we were to combine our proprietary technology with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software. If we inappropriately use open source software, we may also be required to re-engineer our software, license our software on unfavorable terms or at no cost, discontinue certain products and services or take other remedial actions, any of which could have a material adverse effect on our business, results of operations or financial condition.

We may face liability for content contained in our products and services.

We may be subject to claims for breach of contract, defamation, libel, copyright or trademark infringement, fraud or negligence, or other theories of liability, in each case relating to the data, articles, commentary, ratings, information or other content we collect and distribute in the provision of our products and services. If such data or other content or information that we distribute has errors, is delayed or has design defects, we could be subject to liability or our reputation could suffer. We could also be subject to claims based upon the content that is accessible from our corporate website or those websites that we own and operate through links to other websites. Costs to defend or liability arising as a result of such claims, or any resulting reputational harm, could have a material adverse effect on our financial condition or results of operations.

We depend on world class personnel to operate and grow our business, and if we do not continue to recruit, motivate and retain high quality management and key employees, we may not be able to execute our business strategies.

The performance of our strategies depends on our ability to continue to recruit, motivate and retain our executive officers and other key management, sales, marketing, product development and operations personnel across our entire business. We compete with many businesses that are seeking skilled individuals, including those with advanced technical abilities. Competition for professionals in our Information, Solutions and Processing divisions can be intense as other companies seek to enhance their positions in our market segments.

A significant amount of the equity interests in our company that were granted to our employees prior to this offering will be fully vested at the time of this offering. As a result, some of our employees may be able to realize substantial financial gains in connection with the sales of their vested equity interests following the expiration of any lock-up period, which could result in a loss of these employees. We also intend to continue to use equity incentive awards as a means of retaining employees; if, however, our share price does not appreciate above the initial public offering price or there is a significant decline in our share price relative to the exercise price at which equity awards are granted in the future, the value of equity incentives as a retention tool would decline. In addition, any future organizational changes, including the integration of new acquisitions with our other business units, could cause our employee attrition rate to increase. The loss of the services of key personnel or our inability to otherwise recruit, motivate or retain qualified personnel could have an adverse effect on our business, operating results and financial condition.

We generate a significant percentage of our revenue from recurring fixed fee agreements, and our ability to maintain existing revenue and to generate higher revenue is dependent in part on maintaining a high renewal rate.

For the year ended December 31, 2013, we generated 50.6% of our revenue from recurring fixed fees, which are typically subscription agreements. Although the initial term of our subscription agreements can range from one to five years and many of them include auto-renewal clauses, with appropriate notice, certain arrangements are cancelable. To maintain existing fixed revenue and to generate higher revenue, we rely on a significant number of our customers renewing their subscriptions with us or not canceling their subscriptions. Our revenue could also be adversely impacted if a significant number of our customers renewed their subscriptions with us but reduced the amount of their spending on those subscriptions.

Our growth and profitability may not continue at the same rate as we have experienced in the past, which could have a material adverse effect on our business, financial condition or results of operations.

We have experienced significant growth during our operating history. There can be no assurance that we will be able to maintain the levels of growth and profitability that we have experienced in the past. Among other things, there can be no assurance that we will be as successful in our expansion efforts as we have been in the past, or that such efforts will result in growth rates or profit margins comparable to those we have experienced in the past. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Any failure to continue to grow our business and maintain profitability could have a material adverse effect on our business, financial condition or results of operations. See, for example, “—If we are unable to develop successful new products and services, or if we experience design defects, errors, failures or delays associated with our products or services or migration of an existing product or service to a new system, our business could suffer serious harm”

and “—We depend on world class personnel to operate and grow our business, and if we do not continue to recruit, motivate and retain high quality management and key employees, we may not be able to execute our business strategies.”

Our brands and reputation are important company assets and are key to our ability to remain a trusted source of our products and services.

The integrity of our brands and reputation is key to our ability to remain a trusted source of products and services and to attract and retain customers. Negative publicity regarding Markit or actual, alleged or perceived issues regarding one of our products or services could harm our relationships with customers. Failure to protect our brands may adversely impact our credibility as a trusted supplier of content and may have a negative impact on our business.

We enter into redistribution arrangements that allow other firms to represent certain of our products and services. It is difficult to monitor whether such agents’ representation of our products and services is accurate. In the past, certain companies have used our products and services to attract customers without our permission to do so. Poor representation of our products and services by our partners or agents, or entities acting without our permission, could have an adverse effect on our reputation and our business.

Changes in legislation and regulation may decrease the demand for our products and services from customers.

Over the past few years, the United States, the European Union (the “EU”) and other jurisdictions have introduced new legislation and regulation of financial markets, including the OTC derivatives markets from which we derive a significant portion of our revenue. These legislative and regulatory efforts may decrease the demand for our products and services from customers, thereby adversely affecting our revenue.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) in the United States, the European Market Infrastructure Regulation (“EMIR”) and Markets in Financial Instruments Directive (“MiFID”) in the EU and other legislation and regulation in these jurisdictions and others mandate that many OTC derivatives be centrally cleared through regulated clearinghouses and reported to trade repositories (and, in many cases, also to the public) and subject market participants to business conduct, risk management, capital, margin and recordkeeping rules, among other requirements. New capital rules, including the Capital Requirements Directive IV (“CRD IV”) and Basel III require higher capital charges for non-cleared derivatives. President Obama’s proposed 2014 budget would subject all derivatives to mark-to-market taxation treatment, likely increasing derivatives customers’ tax burden. Some of these statutory and regulatory requirements are currently effective, while others, including significant revisions to MiFID, will become effective over the next several years. Additional legislation and regulation in this area, beyond what is currently contemplated, are also possible. Other legislation and regulatory actions and proposals could also impact non-derivative cash products that our products and services support, including, for example, bond pricing.

These legislative and regulatory efforts may significantly increase the cost of entering into OTC derivative contracts and reduce the variety of derivatives traded, thereby decreasing the use of such instruments by the market participants who are our customers. Legislative and regulatory changes may also lead to market participants terminating the derivatives activity for which they use our products and services, or moving that activity to other entities that do not use our products and services. If our customers reduce their use of our products and services relating to derivatives as a result of such legislation and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

These legislative and regulatory efforts could also cause some or all of our products or services to become obsolete, reduce demand for our products or services or increase our expenses of providing products or services to customers, any of which could have a material adverse impact on our business, financial condition or results of operations. We may not be as well equipped to respond to such changes as some of our competitors and may lose any existing first-mover advantage. Some of our larger, more established competitors may have the financial and human resources to adapt to such changes quickly. Other smaller competitors may be able to move quickly to adopt new technologies or create products or services to capitalize on such changes. Delays in adapting our products and services to legislative and regulatory changes could harm our reputation and have an adverse impact on our business, financial condition and results of operations.

For example, our trade processing business could be negatively affected by a shift towards further standardization in the derivatives markets, resulting in part from the new regulatory regimes in the United States, the EU and other jurisdictions. Our processing business serves to facilitate confirmation and mutual agreement between parties to bespoke bilateral derivatives transactions. Due to the regulatory efforts outlined above and a movement towards centralized clearing and exchange or exchange-like trading, many of these products may become increasingly standardized, lessening the need for our services. Similarly, as a result of regulatory requirements or incentives, some of our customers may seek to achieve economically equivalent positions and exposures through futures products, rather than OTC derivatives. This trend towards “futurization” may diminish customer demand for our processing services.

Demand for our Information division services may also decline as a result of new derivatives regulations. For example, new U.S. rules promulgated by the U.S. Commodity Futures Trading Commission (the “CFTC”) and proposed by the U.S. Securities and Exchange Commission (the “SEC”) require public dissemination of certain information about OTC derivative transactions reported to trade repositories, with the effect that customers may have more access to free, publicly available information about pricing and other salient trade terms. Additional transparency in the market may also be facilitated by other types of market intermediaries, including central counterparties and electronic trading platforms. To the extent customers are able to process, interpret and rationalize this information without the help of third parties, demand for our services may decline. Similar trade reporting regimes are expected for OTC derivatives in non-U.S. jurisdictions, where we would expect the impact on customer demands to be similar to those anticipated in the United States, and for other instruments, for example bonds in Europe.

We may become subject to increased regulation of our services, including our benchmarking, pricing and processing services.

As part of global regulatory reform efforts, including those discussed above, we may become subject to increased regulation of our services, which could increase our costs and decrease our profitability. For example, on September 13, 2013, the European Commission proposed draft legislation to establish regulation of benchmarks, including LIBOR and commodity benchmarks. The draft would require benchmark administrators to be authorized and subject to ongoing supervision by EU regulators, and supervised entities in the EU may only use benchmarks as a reference in a financial instrument if the benchmark is provided by an entity authorized in the EU or a third country deemed equivalent. Although we already intend to comply with the benchmark principles established by the International Organization of Securities Commissions, because of the nature of our operations, we may be deemed to be a “benchmark administrator” and subject to additional direct regulation under the authority of the European Commission. We are subject to limited direct regulation currently (primarily around our processing, compression and transaction reporting businesses which are subject to supervision by the United Kingdom’s Financial Conduct Authority), and therefore direct regulation would impose new compliance burdens, which could negatively impact our profitability.

We could also become subject to further direct regulation as a result of the “matching” services that we provide for the confirmation of OTC derivatives transactions. For example, under the SEC’s proposed standards for clearing agency operation and governance, intermediating organizations such as ours that capture trade information and perform an independent comparison of that information in order to confirm each party’s terms could be considered clearing agencies and required to register with the SEC, rendering them subject to direct regulation as clearing agencies. If we were required to register as a clearing agency with the SEC it would bring with it significant new regulatory compliance burdens; such burdens could negatively impact our profitability. As derivatives regulations in Europe and Asia continue to evolve, similar oversight may come into effect, creating additional compliance costs.

Similarly, existing and proposed legislation and regulations, including changes in the manner in which such legislation and regulations are interpreted by courts, may impose limits on our collection and use of certain kinds of information and our ability to communicate such information effectively to our customers. Laws relating to e-commerce, electronic and mobile communications, privacy and data protection, anti-money laundering, direct marketing and digital advertising and the use of public records have also become more prevalent in recent years. It is difficult to predict the substance of new international laws and regulations in this area, how they will be construed by the relevant courts or the extent to which any changes may adversely affect us, either directly or via regulation of our customers. Existing and proposed legislation and regulation, some of which may be conflicting on a global basis (such as U.S. Data Privacy regulation, the EU Privacy directives and similar laws or U.S. derivatives regulations and their cross-border application, as compared to similar regulations and possible cross-border applications in non-U.S. jurisdictions), may also increase our cost of doing business or require us to change some of our existing business practices. We could be subject to fines or penalties as well as reputational harm for any violations.

Acquisitions that we have completed and any future acquisitions, strategic investments, partnerships or alliances may be difficult to integrate or identify, divert the attention of key management personnel, disrupt our business, dilute shareholder value and adversely affect our financial results, including impairment of goodwill and other intangible assets.

Acquisitions have been an important part of our growth strategy. We have acquired, and in the future may acquire or make strategic investments in, complementary businesses, technologies or services or enter into strategic partnerships or alliances with third parties to enhance our business. These types of transactions involve numerous risks, including:

–	making incorrect assumptions regarding the future results of acquired businesses, technologies or services or expected cost reductions or other synergies expected to be realized as a result of acquiring businesses, technologies or services;

–	difficulties in integrating operations, technologies, accounting and personnel;

–	difficulties in supporting and transitioning customers of our acquired companies or strategic partners;

–	diversion of financial and management resources from existing operations;

–	entering new markets;

–	potential loss of key team members;

–	inability to generate sufficient revenue to offset transaction costs;

–	unanticipated liabilities;

–	failure to implement or remediate controls, procedures and policies appropriate for a public company at acquired companies that prior to the acquisition lacked such controls, procedures and policies; and

–	payment of more than fair market value for an acquired company or assets.

If any of the above risks are realized, we might fail to achieve the expected benefits or strategic objectives of any acquisition we undertake. Any such failure to integrate an acquired company or impairment of all or a portion of goodwill and other intangible assets of any such company could have a material adverse impact on our consolidated balance sheet and consolidated statements of income.

It is also possible that we may not identify suitable acquisition, strategic investment or partnership or alliance candidates, or if we do identify suitable candidates, we may not be able to complete transactions on terms commercially acceptable to us, if at all. Our inability to identify suitable acquisition targets or strategic investments, partners or alliances, or our inability to complete such transactions, may negatively affect our competitiveness and growth prospects. Moreover, if we fail to evaluate acquisitions, alliances, partnerships or investments adequately, we may not achieve the anticipated benefits of any such transaction and we may incur costs in excess of what we anticipate.

We may also incur earn-out and contingent consideration payments in connection with future acquisitions, which could result in a higher than expected impact on our future earnings. In addition, we may finance future transactions through debt financing, including significant draws on our revolving credit facility, the issuance of our equity securities, the use of existing cash, cash equivalents or investments or a combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of our cash flow to principal and interest payments and could subject us to restrictive covenants. Acquisitions financed with the issuance of our equity securities would be dilutive, which could affect the market price of our common shares. Future acquisitions financed with our own cash could deplete the cash and working capital available to fund our operations adequately. Difficulty borrowing funds, selling securities or generating sufficient cash from operations to finance our activities may have a material adverse effect on our results of operations.

Our relationships with third-party service providers, including market data vendors, trade order, risk, accounting and portfolio management service providers and other market participants, may not be successful or may change, which could adversely affect our results of operations.

We have commercial relationships with third-party service providers whose capabilities complement our own, including market data vendors, trade order, risk, accounting and portfolio management service providers and other market participants. In some cases, these providers are also our competitors. A significant portion of our products and services are developed using third-party service providers’ data or services, or are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by such third-party service providers. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredictable price increases and may cause some service providers not to renew certain agreements. Moreover, providers that are not currently our competitors, including one or more of our key providers, may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access over time to the information and technology solutions provided by those companies. For example, as we expand our product and service offerings, whether through organic growth or acquisitions, we may launch products and services that compete with providers that are not currently our competitors, which could negatively impact our existing relationships. If we do not obtain the expected benefits from our relationships with third-party service providers or if a substantial number of our third-party service providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.

In addition, we rely on other third-party service providers for management of our data centers, telecommunications, data processing, software development and certain human resources functions. If we are unable to sustain commercially acceptable arrangements with these service providers or find substitutes or alternative sources of service, our business, financial condition or results of operations could be adversely affected.

Third parties may claim that we infringe upon their intellectual property rights.

We are significantly dependent on technology, processes, methodologies and information, as well as the intellectual property rights related to them. Companies in our industry, including our competitors and potential competitors, have in recent years increasingly pursued patent and other intellectual property protection for their data, technologies and business methods. If any third party owns a patent or other intellectual property covering any of our data, technologies or business methods, we could be sued for infringement. Furthermore, there is always a risk that third parties will sue us for infringement or misappropriation of trademarks, copyrights or trade secrets, or otherwise challenge our use of technology, processes, methodologies or information.

We do not actively monitor third-party patents and patent applications that may be relevant to our technologies or business methods, and it is not possible for us to detect all potentially relevant patents and patent applications. Since the patent application process can take several years to complete, there may be currently pending applications, unknown to us, that may later result in issued patents that cover our products and technologies. As a result, we may infringe existing and future third-party patents of which we are not aware.

From time to time, we may receive offers to license, notices of claims or threats from third parties alleging infringement or potential infringement of their intellectual property. The number of these claims may grow as our business expands. We have made and may make expenditures related to the use of certain intellectual property rights as part of our strategy to manage this risk.

Responding to claims of infringement, misappropriation or other violation of intellectual property rights, regardless of merit, can consume valuable time, result in costly litigation and delay certain operations of our business. We may be forced to settle such claims on unfavorable terms, and there can be no assurance that we would prevail in any litigation or proceeding arising from such claims if such claims are not settled. We may be required to pay damages and legal expenses, stop providing or using the affected technologies, processes, methodologies or information, redesign our products and services or enter into royalty and licensing agreements. There can be no assurance that any royalty or licensing agreements will be made, if at all, on terms that are commercially acceptable to us. Such litigation or proceedings could result in the loss or compromise of our intellectual property rights. We have in the past and may also be in the future called upon to defend partners, customers, suppliers or distributors against such third-party claims under indemnification clauses in our agreements. Any such outcomes could have a material adverse effect on our business, financial condition and results of operations.

Failure to protect our intellectual property and confidential information adequately, in the United States and abroad, could adversely affect our business and results of operations.

Our success depends in part on our proprietary technology, processes, methodologies and information. We rely on a combination of trademark, trade secret, patent, copyright, misappropriation and domain name laws and all other intellectual property laws to establish, maintain and protect our intellectual property and proprietary rights in such technology, processes, methodologies and information. These laws are subject to change at any time and could further restrict our ability to protect our intellectual property and proprietary rights. In addition, the existing laws of certain countries in which we operate may not protect our intellectual property and proprietary rights to the same extent as do the laws of the United States. Even if we are able to obtain intellectual property rights, there is no guarantee that such rights will provide adequate protection of our proprietary technology, processes, methodologies or information, a competitive advantage to our business or deterrence against infringement, misappropriation or other violations of our intellectual property by competitors, former employees or other third parties. In addition, third parties may try to challenge, invalidate or circumvent our rights and protections.

We may be required to spend significant resources to monitor, enforce or protect our intellectual property and proprietary rights. Despite such efforts, we may not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property and proprietary rights. Even if we attempt to enforce or protect our intellectual property and proprietary rights or determine the validity and scope of the proprietary rights of others through litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities or administrative bodies in the United States or abroad, it may require considerable cost, time and resources to do so, and there is no guarantee that we would be successful in such litigation or proceedings. In the past, we have sent cease and desist letters to third parties to enforce our trademark rights, but there can be no guarantee that such actions will be successful. If we fail to enforce our intellectual property or proprietary rights, our competitive position could suffer. Furthermore, our intellectual property rights may not prevent competitors from independently developing or securing rights to products or services that are similar to or duplicative of ours, using trademarks that are similar to ours in different fields of goods and services, reverse engineering our technologies or designing around our patents. Even if we are able to enter into licensing or restricted use agreements with business partners, or coexistence agreements with third-party trademark owners, such parties may breach the terms of these agreements. Any failure to establish, maintain or protect our intellectual property or proprietary rights could have a material adverse effect on our business, financial condition or results of operations.

We further attempt to protect our confidential and proprietary information, trade secrets and know-how by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties, such as customers and vendors, to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential or proprietary information, trade secrets, know-how or other intellectual property and may not provide an adequate remedy in the event of such unauthorized use or disclosure.

Our results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates.

Although we report our results of operations in U.S. dollars, a portion of our revenue and expenses are denominated in currencies other than the U.S. dollar. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenue and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, changes in the value of the U.S. dollar against other currencies will affect our revenue, operating profit and the value of balance sheet items originally denominated in other currencies. These changes cause our growth in consolidated earnings stated in U.S. dollars to be higher or lower than our growth in local currency when compared against other periods.

As we continue to leverage our global delivery model, more of our expenses will be incurred in currencies other than those in which we bill for the related services. An increase in the value of certain currencies against the U.S. dollar could increase costs for delivery of services at off-shore sites by increasing labor and other costs that are denominated in local currency. There can be no assurance that our contractual provisions will offset their impact, or that our currency hedging activities, which are designed to partially offset this impact, will be successful. Consequently, our results of operations may be materially adversely affected. In addition, our currency hedging activities are themselves subject to risk. These include risks related to counterparty performance under hedging contracts.

Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these regulations could harm our business.

We are subject to numerous, and sometimes conflicting, legal regimes on matters as diverse as anticorruption, import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, immigration, internal and disclosure control obligations, securities regulation, anti-competition, data privacy and labor relations. For example, our operations in the United States are subject to U.S. laws on these diverse matters, which are different in several respects from the laws of the United Kingdom and India where we have significant operations. We also have operations in emerging market jurisdictions where legal systems may be less developed or familiar to us. Compliance with diverse legal requirements is costly, time-consuming and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our customers also could result in liability for significant monetary damages, fines or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to process information and allegations by our customers that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws might be insufficient to protect our rights.

In particular, in many parts of the world, including countries in which we operate or seek to expand, practices in the local business community may not conform to international business standards and could violate anticorruption laws or regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010. Our employees, subcontractors, agents, joint venture partners and other third parties with which we associate could take actions that violate policies or procedures designed to promote legal and regulatory compliance or applicable anticorruption laws or regulations. Violations of these laws or regulations by us, our employees or any of these third parties could subject us to criminal or civil enforcement actions (whether or not we participated or knew about the actions leading to the violations), including fines or penalties, disgorgement of profits and suspension or disqualification from work, including U.S. federal contracting, any of which could materially adversely affect our business, including our results of operations and our reputation.

Operating globally involves challenges that we may not be able to meet and that may adversely affect our ability to grow.

As of December 31, 2013, we had offices in 10 countries, and we expect the number of countries in which we operate to increase as we seek out growth opportunities in new geographic areas, including emerging markets and developing economies. There are certain risks inherent in doing business globally which may adversely affect our business and ability to grow. These risks include difficulties in penetrating new markets due to established and entrenched competitors, difficulties in developing products and services that are tailored to the needs of local customers, lack of local acceptance or knowledge of our products and services, lack of recognition of our brands, unavailability of joint venture partners or local companies for acquisition, instability of international economies and governments, exposure to adverse government action in countries where we may conduct reporting activities, changes in laws and policies affecting trade and investment in other jurisdictions, restrictions or limitations on outsourcing contracts or services abroad, and exposure to varying legal standards, including intellectual property protection laws. Adverse developments in any of these areas could cause our actual results to differ materially from expected results. Expanding our business into emerging markets and developing economies may also present additional risks beyond those associated with more developed international markets. In any emerging markets and developing economies, we may face the risks of working in cash-based economies, dealing with inconsistent government policies and encountering sudden currency revaluations.

We may be required to take future impairment charges that would reduce our reported assets and earnings.

Goodwill and other identifiable intangible assets comprise a substantial portion of our total assets. We are required under IFRS to test our goodwill and identifiable intangible assets with indefinite lives for impairment on an annual basis. We also are required by IFRS to perform an interim or periodic review of our goodwill and all identifiable intangible assets if events or changes in circumstances indicate that impairment may have occurred. Impairment testing requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. Economic, legal, regulatory, competitive, contractual and other factors as well as changes in our share price and market capitalization may affect these assumptions. In 2013, we incurred a $53.5 million impairment charge related to our BOAT, Markit Hub and MOD cash generating units. If future testing indicates that impairment has occurred relative to current fair values, we may be required to record a non-cash impairment charge in the period the determination is made. Recognition of an impairment would reduce our reported assets and earnings.

International hostilities, terrorist activities, natural disasters, pandemics and infrastructure disruptions could prevent us from effectively serving our customers and thus adversely affect our results of operations.

Acts of terrorist violence, political unrest, armed regional and international hostilities and international responses to these hostilities, natural disasters, including hurricanes or floods, global health risks or pandemics or the threat of or perceived potential for these events could have a negative impact on us. These events could adversely affect our customers’ levels of business activity and precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to our people and our physical facilities and operations around the world, whether the facilities are ours or those of our third-party service providers or customers. By disrupting communications and travel and increasing the difficulty of obtaining and retaining highly skilled and qualified personnel, these events could make it difficult or impossible for us to deliver products and services to our customers. Extended disruptions of electricity, other public utilities or network services at our facilities, as well as system failures at our facilities or otherwise, could also adversely affect our ability to serve our customers. We may be unable to protect our people, facilities and systems against all such occurrences. We generally do not have insurance for losses and interruptions caused by terrorist attacks, conflicts and wars. If these disruptions prevent us from effectively serving our customers, our results of operations could be adversely affected.

Changes in our rates of taxation, and audits, investigations and tax proceedings could have a material adverse effect on our results of operations and financial condition.

We are subject to direct and indirect taxes in numerous jurisdictions. We calculate and provide for such taxes in each tax jurisdiction in which we operate. The amount of tax we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We will seek to run Markit Ltd. in such a way that it is and remains tax resident in the United Kingdom. We have taken and will continue to take tax positions based on our interpretation of tax laws, but tax accounting often involves complex matters and judgment is required in determining our worldwide provision for taxes and other tax liabilities. Although we believe that we have complied with all applicable tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess us with additional taxes.

We are subject to ongoing tax audits in various jurisdictions. Tax authorities have disagreed, and may in the future disagree, with our judgments. We regularly assess the likely outcomes of these audits to determine the appropriateness of our tax liabilities. However, our judgments might not be sustained as a result of these audits, and the amounts ultimately paid could be different from the amounts previously recorded. In addition, our effective tax rate in the future could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. Tax rates in the jurisdictions in which we operate may change as a result of macroeconomic, political or other factors. Increases in the tax rate in any of the jurisdictions in which we operate could have a negative impact on our profitability. In addition, changes in tax laws, treaties or regulations, or their interpretation or enforcement, may be unpredictable, particularly in less developed markets, and could become more stringent, which could materially adversely affect our tax position. Any of these occurrences could have a material adverse effect on our results of operations and financial condition.

Certain Risks Relating to Our Common Shares and the Offering

There is no existing market for our common shares, and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our common shares. If an active trading market does not develop, you may have difficulty selling any of our common shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on                     , or otherwise, or how liquid that market might become. The initial public offering price for the common shares will be determined by negotiations among us, the selling shareholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our common shares may be influenced by many factors, some of which are beyond our control, including:

–	regulatory or legal developments in the countries in which we operate;

–	actual or anticipated variations in our operating results;

–	the failure of financial analysts to cover our common shares after this offering;

–	changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our common shares or the shares of our competitors;

–	changes in market valuation of similar companies;

–	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or joint ventures;

–	introduction of new products, services or technologies by our competitors;

–	significant lawsuits or disputes in which we are a party;

–	future sales of our shares by us or our shareholders;

–	general economic, industry and market conditions;

–	additions and departures of key personnel;

–	investor perceptions of us and the financial services industry;

–	failure of any of our products or services to achieve or maintain market acceptance; and

–	the other factors described in this “Risk Factors” section.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could cause the market price of our shares to decline.

Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, could depress the market price of our common shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our shares.

Under our memorandum of association and bye-laws that will take effect upon completion of our corporate reorganization, we are authorized to issue up to              common shares, of which              common shares will be issued and outstanding immediately following this offering. We, the selling shareholders, our executive officers and directors, and most of our other existing shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into, or exchangeable or exercisable for, any shares of our share capital during the 180-day period following the date of this prospectus. Subject to limitations, approximately              shares will become eligible for sale upon expiration of the lock-up period, as calculated and described in more detail in the section entitled “Common Shares Eligible for Future Sale.” Although we have been advised that there is no present intent to do so, the underwriters may, in their sole discretion and without notice, release all or any portion of the common shares from the restrictions in any of the lock-up agreements described above. In addition, shares issued or issuable upon exercise of options and restricted (unvested) shares vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of common shares by our shareholders could have a material adverse effect on the trading price of our shares.

In addition, following the expiration of the lock-up period, certain of our existing shareholders have the right to demand that we file a registration statement covering the offer and sale of their securities under the Securities Act of 1933, as amended (the “Securities Act”), for as long as each holds unregistered securities. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common shares. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common shares.

We also intend to file a registration statement in respect of all common shares that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the “Underwriting” section of this prospectus.

Transformation into a public company may increase our costs and disrupt the regular operations of our business.

This offering will have a significant transformative effect on us. Our business historically has operated as a privately owned company, and we expect to incur significant additional legal, accounting, tax (by virtue of U.K. National Insurance requirements), reporting and other expenses as a result of having publicly traded common shares. We will also incur costs which we have not incurred previously, including, but not limited to, costs and expenses for directors’ fees, increased directors and officers insurance, investor relations and various other costs of a public company.

We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and             . We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified Board of Directors.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our business. Any of these effects could harm our business, financial condition or results of operations.

In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain disclosure and corporate governance standards applicable to U.S. issuers. This may be less favorable to holders of our common shares.

As a foreign private issuer, we are not subject to the same disclosure and procedural requirements as domestic U.S. registrants under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For instance, we are not required to prepare and file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, we are not subject to the proxy requirements under Section 14 of the Exchange Act, and we are not generally required to comply with Regulation FD, which restricts the selective disclosure of material nonpublic information. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we will be permitted to disclose compensation information for our executive officers on an aggregate, rather than an individual, basis because individual disclosure is not required under Bermuda law. We do, however, intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

We are also exempt from certain corporate governance standards applicable to U.S. issuers. For example, Section          of              Listing Rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to follow Bermuda practice in lieu of the above requirements, under which there is no requirement that a majority of our directors be independent.

We will lose our foreign private issuer status if we fail to meet the requirements under U.S. securities laws necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to prepare and report our consolidated financial statements in accordance with generally accepted accounting principles in the United States rather than IFRS, and that transition would involve significant cost and time. We would also be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on              that are available to foreign private issuers.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the requirement of Section 404(b) of the Sarbanes-Oxley Act that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting. We cannot predict if investors will find our common shares less attractive because we will rely on these exemptions. If some investors find our common shares less attractive, there may be a less active trading market for our common shares and our share price may be more volatile. We could be an emerging growth company for up to five years. See “Prospectus Summary—Corporate Information.”

Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including a change of control.

After giving effect to our corporate reorganization and this offering, our shareholders who own more than 5% of our common shares (and entities affiliated with them) and our directors and executive officers will collectively own approximately     % of our issued and outstanding common shares. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including amendments to our bye-laws, the election of directors and the approval of mergers or other extraordinary transactions. In addition, they could influence our dividend policy. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common shares as part of a sale of our company and might ultimately affect the market price of our common shares.

Certain affiliates of the underwriters of this offering are also selling shareholders and, therefore, have interests in this offering beyond customary underwriting discounts and commissions.

Certain affiliates of the underwriters of this offering are participating as selling shareholders in this offering. There may be a conflict of interest between their interests as selling shareholders (for example, to maximize the value of their investment) and their respective interests as underwriters (for example, in negotiating the initial public offering price) as well as your interest as a purchaser. As participants in this offering that are seeking to realize the value of their investment in us, these underwriters have interests beyond customary underwriting discounts and commissions.

We currently do not anticipate paying any cash dividends.

We currently intend to retain our future earnings, if any, to repay indebtedness and to fund the development and growth of our business. We currently do not intend to pay any dividends to holders of our common shares. As a result, capital appreciation in the price of our common shares, if any, will be your only source of gain on an investment in our common shares. The payment of any future dividends will be determined at the discretion of our Board of Directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors. See “Dividends and Dividend Policy” and “Description of Share Capital.”

Volatility in our share price could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because financial services companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our financial condition or results of operations.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Bermuda law differs from the laws in effect in the United States and may afford less protection to holders of our common shares.

We are organized under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act, which differs in some material respects from laws typically applicable to U.S.

corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Class actions are not available under Bermuda law. The circumstances in which derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of holders of our common shares and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, holders of our common shares may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions provide for:

–	a classified Board of Directors with staggered three-year terms;

–	directors only to be removed for cause;

–	restrictions on the time period in which directors may be nominated;

–	our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

–	an affirmative vote of % of our voting shares for certain “business combination” transactions which have not been approved by our Board of Directors.

These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares. See “Description of Share Capital” for a discussion of these provisions.

If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in our common shares would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. investor held common shares, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to our common shares that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a foreign corporation that is a PFIC if the foreign corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to our common shares. See “Taxation––U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others, or the negative of these words.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

–	our operation in highly competitive markets;

–	our inability to develop successful new products and services;

–	any design defects, errors, failures or delays associated with our products or services;

–	declining activity levels in the securities or derivatives markets, weak or declining financial performance of financial market participants or the failure of market participants;

–	our generation of a significant percentage of our total revenue from financial institutions that are also our shareholders;

–	our dependence on third parties for data and information services;

–	consolidation in our end customer market;

–	the impact of cost-cutting pressures across the financial services industry;

–	our customers becoming more self-sufficient in terms of their needs for our products and services;

–	ongoing antitrust investigations and litigation arising from our activities in the credit default swaps markets;

–	long selling cycles to secure new contracts that require us to commit significant resources before we receive revenue;

–	our reliance on network systems and the Internet; and

–	other risk factors discussed under “Risk Factors.”

Moreover, new risks emerge from time to time as we operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Proceeds

The selling shareholders, including certain employees and members of our management, will receive all of the net proceeds from the sale of the common shares offered under this prospectus. We will not receive any proceeds from the sale of common shares in this offering.

Dividends and Dividend Policy

We have not adopted a dividend policy with respect to future dividends, and we do not currently intend to pay cash dividends on our common shares. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board of Directors may deem relevant.

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities.

Under our bye-laws, each common share is entitled to dividends when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Corporate Reorganization

Markit Ltd. is a Bermuda exempted company that was formed for the purpose of making this offering. Pursuant to the terms of a corporate reorganization that will be completed prior to the closing of this offering, all of the interests in Markit Group Holdings Limited will ultimately be exchanged for newly issued common shares of Markit Ltd. as described below, and, as a result, Markit Group Holdings Limited will become a wholly-owned subsidiary of Markit Ltd. Therefore, investors in this offering will only acquire, and this prospectus only describes the offering of, common shares of Markit Ltd.

We refer to the reorganization pursuant to which Markit Ltd. will ultimately acquire all of the interests in Markit Group Holdings Limited in exchange for common shares of Markit Ltd., the amendment of Markit Group Holdings Limited’s current articles of association and the adoption of Markit Ltd.’s new bye-laws as our “corporate reorganization.”

The Scheme

The corporate reorganization will be undertaken pursuant to a scheme of arrangement under Part 26 of the English Companies Act 2006 (the “Scheme”) approved by the High Court of Justice of England and Wales (the “Court”) so that Markit Group Holdings Limited becomes a wholly and directly owned subsidiary of Markit Ltd. and former Markit Group Holdings Limited shareholders become shareholders of Markit Ltd. Pursuant to the Scheme, the overall ownership of the company held historically through shareholders’ interests in Markit Group Holdings Limited will be replicated in the shares to be held by such shareholders in Markit Ltd. Holders of Markit Group Holdings Limited options will also have their interests replicated in corresponding interests in Markit Ltd.

The Scheme will be implemented by cancelling and extinguishing Markit Group Holdings Limited shares, capitalizing the reserve created by the cancellation and issuing new Markit Group Holdings Limited shares to Markit Ltd. In exchange for their Markit Group Holdings Limited shares, Markit Group Holdings Limited shareholders will receive one share in Markit Ltd. for every share they hold in Markit Group Holdings Limited. Pursuant to the Scheme, holders of voting ordinary shares in Markit Group Holdings Limited will receive common shares in Markit Ltd. and holders of non-voting ordinary shares in Markit Group Holdings Limited will receive non-voting common shares in Markit Ltd., in each case, that entitle them to the same economic and voting rights (to the extent permitted by Bermuda law) in Markit Ltd. as they had in Markit Group Holdings Limited prior to the Scheme. Immediately prior to the closing of this offering, the non-voting common shares of Markit Ltd. will be reclassified as common shares in Markit Ltd. and the rights of all common shares will be varied such that all shareholders in Markit Ltd. will hold common shares with the rights as further described in this prospectus. See “The reclassification and variation of rights of shares in Markit Ltd.” below.

The Scheme will require the sanction of the Court as well as the approval of Markit Group Holdings Limited shareholders at meetings convened by the Court and at a separate general meeting of shareholders of Markit Group Holdings Limited convened to approve certain matters in connection with the Scheme.

Necessary approvals

The implementation of the Scheme will be conditional upon the following:

–	certain matters in connection with the Scheme and this offering being approved by certain shareholders of Markit Group Holdings Limited pursuant to the Shareholders’ Agreement described in “Related Party Transactions—Shareholders’ Agreement and Current Articles of Association”;

–	the Scheme being approved by a majority in number representing three-fourths in value of those Markit Group Holdings Limited shareholders present and voting, either in person or by proxy at the meetings convened by order of the Court pursuant to sections 895-899 of the English Companies Act 2006;

–	a special resolution to approve certain matters in connection with the Scheme being duly passed at general meetings of Markit Group Holdings Limited shareholders by a majority of not less than three-fourths of the votes cast;

–	the Scheme being sanctioned and the reduction of capital of Markit Group Holdings Limited provided for by the Scheme being confirmed by the Court at a hearing convened for that purpose; and

–	an office copy of the Order of the Court sanctioning the Scheme under Part 26 of the English Companies Act 2006 having been delivered to the Registrar of Companies in England and Wales for registration and the order under section 648 of the English Companies Act 2006 confirming the reduction of capital pursuant to the Scheme and the statement of capital under section 649 of the English Companies Act 2006 having been delivered to the Registrar of Companies in England and Wales.

The Scheme can only become effective if all conditions to the Scheme, including approvals at the shareholder meetings referred to above and the sanction of the Court, have been satisfied or, where appropriate, waived.

In addition, the directors of Markit Group Holdings Limited will not prior to or after the Court hearing referred to above take the steps necessary to enable the Scheme to become effective unless, at the relevant time, they consider that the Scheme continues to be in the best interests of Markit Group Holdings Limited shareholders as a whole.

If the Scheme is sanctioned by the Court and the conditions to the Scheme are satisfied or waived, it is expected that the Scheme will become effective on the date one business day prior to the date of this prospectus. This date is, however, subject to change.

If the Scheme becomes effective, it will be binding on all Markit Group Holdings Limited shareholders, including any shareholders who did not vote to approve the Scheme or who voted against the Scheme.

Ancillary matters

Markit Group Holdings Limited will, subject to the special resolution to approve certain matters in connection with the Scheme referred to under “—Necessary approvals” being duly passed and conditional upon the Scheme becoming effective, adopt new articles of association appropriate for a wholly-owned subsidiary company. Upon the completion of the reorganization, new bye-laws will be put in place for Markit Ltd.

The reclassification and variation of rights of shares in Markit Ltd.

Following the effective time of the Scheme and until the reclassification described below occurs, Markit Ltd. will have two classes of shares—common shares and non-voting common shares. These two classes of shares will entitle their holders to the same economic and voting rights (to the extent permitted by Bermuda law) in Markit Ltd. as they had in Markit Group Holdings Limited prior to the Scheme.

Following the Scheme becoming effective and immediately prior to the closing of this offering, the holders of the common shares and non-voting common shares issued pursuant to the Scheme will agree to the reclassification and variation of the rights of their shares and the adoption of bye-laws, which will result in a single class of common shares with the rights as further described in “Description of Share Capital.”

Capitalization

The table below sets forth our cash and cash equivalents and total capitalization as of December 31, 2013, on an actual basis and on a pro forma basis to give effect to our corporate reorganization.

Investors should read this table in conjunction with the sections titled “Selected Consolidated Historical and Pro Forma Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, and the related notes thereto, included in this prospectus.

	As of December 31, 2013

($ in millions)	Actual	Pro forma to give effect to our corporate reorganization(1)
Cash and cash equivalents	75.3

Current borrowings	101.9
Non-current borrowings	472.7
Total borrowings	574.6

Share capital	0.2
Share premium	372.9
Other reserves	19.5
Retained earnings	1,663.3
Total equity	2,055.9

Total capitalization(2)	2,630.5

(1)	Gives effect to the exchange of all of the interests in Markit Group Holdings Limited for newly issued common shares of Markit Ltd. pursuant to the terms of a corporate reorganization that will be completed prior to the closing of this offering. See “Corporate Reorganization.”

(2)	Total capitalization consists of total borrowings plus total equity.

Selected Consolidated Historical and Pro Forma Financial Information

The following selected consolidated historical and pro forma financial information should be read in conjunction with the sections entitled “Corporate Reorganization,” “Presentation of Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements of Markit Group Holdings Limited, including the notes thereto, included elsewhere in this prospectus.

We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. The selected consolidated historical financial information presented as of and for the years ended December 31, 2011, 2012 and 2013 has been derived from the audited consolidated financial statements of Markit Group Holdings Limited included elsewhere in this prospectus. Historical results for any prior period are not necessarily indicative of results expected in any future period.

The selected consolidated historical financial information as of and for the years ended December 31, 2009 and 2010, which has been prepared in accordance with IFRS as issued by the IASB, is derived from the unaudited accounting data records of Markit Group Holdings Limited and is not included in the financial statements or notes thereto that are included elsewhere in this prospectus.

The unaudited pro forma financial information set forth below is derived from the audited consolidated financial statements of Markit Group Holdings Limited appearing elsewhere in this prospectus and is based on assumptions as explained in the notes to the tables.

All our operations are continuing operations and we have not proposed or paid dividends in any of the periods presented.

	As of and for the year ended December 31,

($ in millions other than share and per share data)	2009	2010	2011	2012	2013
Income statement data:
Revenue	478.1	668.4	762.5	860.6	947.9
Operating profit	153.8	213.2	229.7	224.7	230.1
Profit for the period	92.2	151.2	156.2	153.1	147.0
Profit attributable to equity holders	79.0	102.1	125.8	125.0	139.4
Earnings per share – basic	4.54	5.72	7.03	7.03	8.02
Earnings per share – diluted	4.40	5.60	6.92	6.94	7.94
Weighted average number of shares outstanding - basic	17,402,924	17,860,713	17,892,921	17,771,624	17,387,598
Weighted average number of shares outstanding - diluted	17,963,330	18,234,779	18,173,083	18,002,012	17,555,076
Pro forma earnings(1):
Pro forma earnings per common share, basic and diluted
Pro forma weighted average number of shares used to compute pro forma earnings per common share, basic and diluted(2)
Balance sheet data:
Total assets	2,275.1	2,526.6	2,648.3	3,151.3	3,199.9
Total equity/net assets	1,752.9	1,907.3	2,031.4	1,929.7	2,055.9
Share capital	0.2	0.2	0.2	0.2	0.2
Other financial data:
Adjusted EBITDA(3)	208.4	261.0	305.0	358.2	421.3
Adjusted EBITDA margin(4)	48.1%	46.2%	45.8%	47.0%	45.6%
Adjusted Earnings(5)	115.2	144.9	184.8	218.4	248.4
Adjusted Earnings per share – diluted(6)	6.41	7.95	10.17	12.13	14.15

(1)	Pursuant to the terms of a corporate reorganization that will be completed prior to the closing of this offering, all of the interests in Markit Group Holdings Limited will ultimately be exchanged for newly issued common shares of Markit Ltd. See “Corporate Reorganization.”

(2)	The pro forma weighted average common shares issued and outstanding has been calculated as if the ownership structure resulting from the corporate reorganization was in place since inception.

(3)	In considering the financial performance of the business, management and our chief operating decision maker analyze the primary financial performance measure of Adjusted EBITDA in our business segments and at a company level. Adjusted EBITDA is defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortization on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share-based compensation and net other gains or losses and excluding Adjusted EBITDA attributable to non-controlling interests. Adjusted EBITDA is not a measure defined by IFRS. The most directly comparable IFRS measure to Adjusted EBITDA is our profit for the period from continuing operations.

We believe Adjusted EBITDA, as defined above, is useful to investors and is used by our management for measuring profitability because it excludes the impact of certain items which have less bearing on our core operating performance. We believe that utilizing Adjusted EBITDA allows for a more meaningful comparison of operating fundamentals between companies within our industry by eliminating the impact of capital structure and taxation differences between the companies. We further adjust our profit for the following non-cash items: depreciation, amortization of intangible fixed assets, share-based compensation, and other gains and losses associated with foreign exchange variations.

Since January 1, 2011 we acquired seven businesses for a total consideration of $547.3 million and have incurred significant acquisition-related expenses. These acquisition-related expenses include acquisition costs, fair-value adjustments to contingent consideration and amortization of intangible fixed assets. Adjusted EBITDA is important in illustrating what our core operating results would have been without the impact of non-operational acquisition related expenses.

We also adjust for exceptional items which are determined to be those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence, which includes non-cash items and items settled in cash. In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the Board and assists in providing a meaningful analysis of our operating performance.

Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted EBITDA-related performance measure when reporting their results.

Adjusted EBITDA has limitations as an analytical tool. It is not a presentation made in accordance with IFRS, is not a measure of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with IFRS or operating cash flows determined in accordance with IFRS. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

The following table reconciles our profit for the period from continuing operations to our Adjusted EBITDA for the periods presented:

	For the year ended December 31,

($ in millions)	2009	2010	2011	2012	2013
Profit for the period	92.2	151.2	156.2	153.1	147.0
Income tax expense	44.4	43.8	50.6	42.7	63.7
Finance costs – net	17.2	18.2	22.9	28.9	19.4
Depreciation and amortization – other	32.4	48.2	62.7	66.7	86.0
Amortization – acquisition related	5.7	28.5	34.4	46.2	50.1
Acquisition related items	5.1	(11.3)	4.8	0.9	(1.4)
Exceptional items	3.0	30.9	11.6	40.3	60.6
Share-based compensation	9.3	14.9	11.7	16.2	8.1
Other losses/(gains) – net	16.5	0.1	4.6	11.6	(0.7)
Adjusted EBITDA attributable to non-controlling interests	(17.4)	(63.5)	(54.5)	(48.4)	(11.5)
Adjusted EBITDA	208.4	261.0	305.0	358.2	421.3

(4)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

(5)	In considering the financial performance of the business, management and our chief operating decision maker analyze the performance measure of Adjusted Earnings. Adjusted Earnings is defined as profit for the period from continuing operations before amortization of acquired intangibles, acquisition related items, exceptional items, share-based compensation, net other gains or losses and unwind of discount, less the tax effect of these adjustments and excluding Adjusted Earnings attributable to non-controlling interests. The most directly comparable IFRS measure to Adjusted Earnings is our profit for the period from continuing operations.

We believe Adjusted Earnings, as defined above, is useful to investors and is used by our management for measuring profitability because it represents a group measure of performance which excludes the impact of certain non-cash charges and other charges not associated with the underlying operating performance of the business, while including the effect of items that we believe affect shareholder value and in-year return, such as income tax expense and net finance costs.

Management uses Adjusted Earnings to (i) provide senior management a monthly report of our operating results that is prepared on an adjusted earnings basis; (ii) prepare strategic plans and annual budgets on an adjusted earnings basis; and (iii) review senior management’s annual compensation, in part, using adjusted performance measures.

Adjusted Earnings is defined to exclude items which have less bearing on our core operating performance or are unusual in nature or infrequent in occurrence and therefore are inherently difficult to budget for or control. Adjusted Earnings measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted Earnings-related performance measure when reporting their results.

In addition we use Adjusted Earnings for the purposes of calculating diluted Adjusted Earnings per share. Management uses diluted Adjusted Earnings per share to assess total company performance on a consistent basis at a per share level.

Adjusted Earnings has limitations as an analytical tool. Adjusted Earnings is not a presentation made in accordance with IFRS, is not a measure of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with IFRS or operating cash flows determined in accordance with IFRS. Adjusted

Earnings is not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider this performance measure in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

The following table reconciles our profit for the period from continuing operations to our Adjusted Earnings for the periods presented:

	For the year ended December 31,

($ in millions)	2009	2010	2011	2012	2013
Profit for the period	92.2	151.2	156.2	153.1	147.0
Amortization – acquisition related	5.7	28.5	34.4	46.2	50.1
Acquisition related items	5.1	(11.3)	4.8	0.9	(1.4)
Exceptional items	3.0	30.9	11.6	40.3	60.6
Share-based compensation	9.3	14.9	11.7	16.2	8.1
Other losses/(gains) – net	16.5	0.1	4.6	11.6	(0.7)
Unwind of discount(a)	0.7	3.4	8.9	9.3	12.4
Tax effect of above adjustments	(1.0)	(14.6)	(7.6)	(24.1)	(18.0)
Adjusted Earnings attributable to non-controlling interests	(16.3)	(58.2)	(39.8)	(35.1)	(9.7)
Adjusted Earnings	115.2	144.9	184.8	218.4	248.4

(a)    Unwind of discount represents the non-cash unwinding of discount, recorded through finance costs – net in the income statement, primarily in relation to our share buyback liability, described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

(6)	Adjusted Earnings per share – diluted is defined as Adjusted Earnings divided by the weighted average number of shares issued and outstanding, diluted.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is based principally on the audited consolidated financial statements as of and for the years ended December 31, 2011, 2012 and 2013 of Markit Group Holdings Limited, which appear elsewhere in this prospectus. The following discussion is to be read in conjunction with “Corporate Reorganization,” “Selected Consolidated Historical and Pro Forma Financial Information,” “Business” and the audited consolidated financial statements and the notes thereto, which appear elsewhere in this prospectus.

The following discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed elsewhere in this prospectus. See in particular “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Business Overview

Markit is a leading global diversified provider of financial information services. Our offerings enhance transparency, reduce risk and improve operational efficiency in the financial markets. Since we launched our business in 2003, we have become deeply embedded in the systems and workflows of many of our customers and continue to become increasingly important to our customers’ operations. We leverage leading technologies and our industry expertise to create innovative products and services across multiple asset classes. We provide pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. Our end-users include front and back office professionals, such as traders, portfolio managers, risk managers, research professionals and other capital markets participants, as well as operations, compliance and enterprise data managers. We are highly responsive to evolving industry needs and work closely with market participants to develop new products and services. We have over 3,000 institutional customers globally, including banks, hedge funds, asset managers, accounting firms, regulators, corporations, exchanges and central banks. As of December 31, 2013, we had 22 offices in 10 countries.

Our Operating Segments

We organize our business in three segments: Information, Processing and Solutions.

Information segment

Our Information segment, which represented approximately 48.5% of our revenue in 2013, provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information segment products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyze financial markets.

Processing segment

Our Processing segment, which represented approximately 28.0% of our revenue in 2013, offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans. Our trade processing services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimizing post-trade workflow, reducing risk, complying with reporting regulations and improving connectivity. We believe we are the largest provider of end-to-end multi-asset OTC derivatives trade processing services.

Solutions segment

Our Solutions segment, which represented approximately 23.5% of our revenue in 2013, provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings, which are targeted at a broad range of financial services industry participants, help our customers capture, organize, process, display and analyze information, manage risk and meet regulatory requirements.

Key Performance Indicators

We believe that revenue growth, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings are key measures to assess our financial performance. These measures demonstrate our ability to grow while maintaining profitability and generating strong positive cash flows over time.

Adjusted EBITDA and Adjusted Earnings are not measures defined by IFRS. The most directly comparable IFRS measure is our profit from continuing operations for the relevant period. These measures are not necessarily comparable to similarly referenced measures used by other companies. As a result, investors should not consider these performance measures in isolation from, or as a substitute analysis for, our results of operations as determined in accordance with IFRS.

Revenue growth

We view period-over-period revenue growth as a key measure of our financial success. We measure revenue growth in terms of organic revenue growth, acquisition related revenue growth and foreign currency impact on revenue growth.

We define these components as follows:

–	Organic – Revenue growth from continuing operations from factors other than acquisitions and foreign currency fluctuations. We derive organic revenue growth from the development of new products and services, increased penetration of existing products and services to new and existing customers, price changes for our products and services and market driven factors such as increased trading volumes or changes in customer assets under management.

–	Acquisition related – Revenue growth from acquired businesses through the end of the fiscal year following the fiscal year in which the acquisition was completed. This growth results from our strategy of making targeted acquisitions that facilitate growth by complementing our existing products and services and addressing market opportunities.

–	Foreign currency – The impact on revenue growth resulting from the difference between current revenue at current exchange rates and current revenue at the corresponding prior period exchange rates.

Adjusted EBITDA and Adjusted EBITDA margin

We believe Adjusted EBITDA, as defined below, is useful to investors and is used by our management for measuring profitability because it excludes the impact of certain items which have less bearing on our core operating performance. Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted EBITDA-related performance measure when reporting their results.

Adjusted EBITDA is defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortization on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share-based compensation and net other gains or losses and excluding Adjusted EBITDA attributable to non-controlling interests.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

Adjusted Earnings

We believe Adjusted Earnings, as defined below, is useful to investors and is used by our management for measuring profitability because it represents a group measure of performance which excludes the impact of certain non-cash charges and other charges not associated with the underlying operating performance of the business, while including the effect of items that we believe affect shareholder value and in-year return, such as income tax expense and net finance costs. Adjusted Earnings measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted Earnings-related performance measure when reporting their results.

Adjusted Earnings is defined as profit for the period from continuing operations before amortization of acquired intangibles, acquisition related items, exceptional items, share-based compensation, net other gains or losses and unwind of discount, less the tax effect of these adjustments and excluding Adjusted Earnings attributable to non-controlling interests.

Factors Affecting the Comparability of Our Results

Global operations

We are a global company with operations, as of December 31, 2013, primarily in the United Kingdom, the United States, Germany, Netherlands, India, Singapore, Canada, Australia, Japan and Hong Kong. As a result, our consolidated revenue and results of operations are affected by fluctuations in the exchange rates of the currencies of the countries in which we operate, primarily the U.S. dollar, pound sterling and euro. Our revenue is typically earned in these currencies, and our expenses across the company are typically incurred in these same currencies, providing a natural hedge to the exposure. Where this is not the case, we have implemented a strategy to hedge material, highly probable or committed foreign currency cash flows. We do not use financial derivatives for trading or other speculative purposes. We have not historically considered it necessary to, and we do not currently, hedge our balance sheet or capital exposures.

Product and service innovation

We plan to continue making investments to enhance our products, services and technical capabilities to create avenues for growth. The associated expenses consist primarily of personnel-related costs for our developers and other employees engaged in research and development. These expenses may vary depending on the number and scale of development projects in a particular period.

Business combinations

Acquisitions are an important part of our growth strategy, and we expect to make additional acquisitions in the future. From January 1, 2011 to December 31, 2013, we acquired seven businesses for aggregate consideration of $547.3 million. As a consequence of the contributions of these businesses and acquisition related expenses, our consolidated results of operations may not be comparable between periods.

Our two most significant acquisitions since January 1, 2011 were:

–	Our acquisition of the Data Explorers Group on April 2, 2012, a leading provider of global securities lending data, which is reported within our Information segment and has been subsequently rebranded Markit Securities Finance (“Securities Finance”).

–	Our acquisition of Cadis Software Limited on June 1, 2012, a leading provider of global enterprise data management, which is reported within our Solutions segment and has been subsequently rebranded Markit Enterprise Data Management (“EDM”).

Acquisition of non-controlling interest

On April 2, 2013, we acquired the remaining interests in our subsidiary MarkitSERV LLC, previously owned by the Depository Trust and Clearing Corporation, increasing our holding to 100%. As a result of this transaction, our results of operations are no longer reduced by non-controlling interest.

Public company expenses

We expect to incur additional operating expenses related to operating as a public company. This will include increased accounting and legal expenses, the cost of an investor relations function, expenses related to the Sarbanes-Oxley Act and increased director and officer insurance premiums. We do not expect these expenses to materially affect our overall profitability or to impede our growth prospects.

Share-based compensation

We operate a number of equity-settled, share-based compensation plans, under which we grant equity instruments (options and restricted shares) as consideration for services from our employees. The total amount to be expensed is determined by reference to the fair value of the options granted. The options granted vest upon the satisfaction of a service condition which, for the majority of awards, is satisfied over either three or five years. Restricted shares are granted to certain employees and become unrestricted typically over a period of three or five years. Most options granted prior to August 1, 2013 will vest in full upon the successful completion of this offering, which will result in a one-time accelerated share-based charge of $5.5 million during the period in which this offering closes.

On August 1, 2013, we granted options to purchase 2.6 million shares to certain key employees as part of an incentive based retention program. These options will vest upon the satisfaction of a service condition which will be satisfied over a five-year period after the successful completion of this offering. Annual compensation expense related to this grant, which will not begin to be recognized until after the completion of this offering becomes probable, will be approximately $2.2 million.

In many of our locations globally, employer’s tax liabilities result from employees exercising share options. As a public company we anticipate that a greater number of employees may exercise options, increasing the level of tax which is payable by us, resulting in an increase in personnel costs. This is particularly relevant with regard to most options issued prior to August 1, 2013, which will vest in full upon the successful completion of this offering.

See Note 21 of the audited consolidated financial statements for a more detailed analysis of our share-based compensation plans.

Results of Operations

Description of key line items of the historical consolidated statements of income

Set forth below is a brief description of the composition of the key line items of our historical consolidated statements of income from continuing operations:

–	Revenue. Represents the income recognized from our sale of pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. We classify our revenue in three groups as follows:

–	Recurring fixed revenue – Revenue generated from contracts specifying a fixed fee for services delivered over the life of the contract. The fixed fee is typically paid annually, semiannually or quarterly in advance. These contracts are typically subscription contracts where the revenue is recognized across the life of the contract. The initial term of these contracts can range from one to five years and usually includes auto-renewal clauses.

–	Recurring variable revenue – Revenue derived from contracts that specify a fee for services which is typically not fixed. The variable fee is typically paid monthly in arrears. Recurring variable revenue is based on, among other factors, the number of trades processed, assets under management or the number of positions we value. Many of these contracts do not have a maturity date while the remainder have an initial term ranging from one to five years.

–	Non-recurring revenue – Revenue that relates to certain software license sales and the associated consulting revenue.

–	Operating expenses. Includes personnel costs, operating lease payments, technology costs, subcontractor and professional fees and other expenses. Personnel costs are our most significant cost and include salaries, bonuses and benefits.

–	Exceptional items. Items of income and expenses that have been shown separately due to the significance of their nature, size or incidence of occurrence. Exceptional items include certain legal advisory costs, platform migration costs, IFRS conversion costs, impairments of intangible assets, fair value gains or losses on disposals, profit/(loss) on the sale of available for sale financial assets, indirect taxes and restructuring costs.

–	Acquisition related items. Primarily relates to legal and tax advisory costs attributable to acquisitions. In addition to these direct acquisition costs, we also include fair value adjustments to contingent consideration paid in relation to our completed acquisitions.

–	Amortization – acquisition related. Amortization of the intangible assets associated with our acquisitions is calculated using the straight-line method to allocate the difference between each asset’s cost and the residual value over the asset’s estimated useful life.

–	Depreciation and amortization - other. Depreciation on tangible fixed assets and amortization of other intangible assets is calculated using the straight-line method to allocate the difference between each asset’s cost and the residual value over the asset’s estimated useful life.

–	Share-based compensation. Relates to equity compensation arrangements for our employees under which we grant equity instruments as consideration for services.

–	Other gains/(losses) – net. Principally includes the net profit and loss impact of adjustments to the fair value of unrealized forward foreign exchange contracts used to manage our foreign exchange risk and the non-cash impact of the retranslation of foreign exchange exposures on monetary balances.

–	Finance costs – net. Interest and similar expenses relate to interest on borrowings and on finance lease liabilities, issue costs on borrowings, dividends on redeemable preference shares and the unwinding of discounts. Interest income relates to interest earned on short-term bank deposits.

–	Income tax expense. Represents the aggregate amount included in the determination of profit for the period in respect of current tax and deferred tax, predominantly paid in the United Kingdom and the United States.

Results of operations for the years ended December 31, 2012 and December 31, 2013

The following table summarizes our results of operations for the years ended December 31, 2012 and 2013:

	For the year ended December 31,

($ in millions and as a % of revenue, unless noted)	2012		2013
Revenue	860.6	100.0%	947.9	100.0%
Operating expenses	(454.0)	52.8%	(515.1)	54.3%
Exceptional items	(40.3)	4.7%	(60.6)	6.4%
Acquisition related items	(0.9)	0.1%	1.4	(0.1)%
Amortization – acquisition related	(46.2)	5.4%	(50.1)	5.3%
Depreciation and amortization – other	(66.7)	7.8%	(86.0)	9.1%
Share-based compensation	(16.2)	1.9%	(8.1)	0.9%
Other gains/(losses) – net	(11.6)	1.3%	0.7	(0.1)%
Operating profit	224.7	26.1%	230.1	24.3%
Finance costs – net	(28.9)	3.4%	(19.4)	2.0%
Profit before income tax	195.8	22.8%	210.7	22.2%
Income tax expense	(42.7)	5.0%	(63.7)	6.7%
Profit after income tax	153.1	17.8%	147.0	15.5%
Other financial data:
Adjusted EBITDA	358.2	–	421.3	–
Adjusted EBITDA margin(1)	47.0%	–	45.6%	–
Adjusted Earnings	218.4	–	248.4	–

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

Revenue

Revenue increased by $87.3 million, or 10.1%, to $947.9 million for the year ended December 31, 2013, from $860.6 million for the year ended December 31, 2012. On a constant currency basis, our revenue growth was 10.5%, or $90.7 million.

Organic revenue growth accounted for $52.1 million, or 6.1% of the 10.1% increase. This was driven by a $28.1 million increase in our Processing segment revenue, primarily associated with our loans processing product due to increased trading volumes across primary, secondary and buy-side trades, with each having different unit charges. In addition, we saw continued growth in our Information segment, which accounted for $18.6 million of the increase, primarily attributable to continued new business wins and new product and service developments.

Acquisitions contributed $38.6 million to revenue growth, or 4.4% of the 10.1% increase in revenue, primarily in relation to revenue from Securities Finance and EDM, which were acquired in April 2012 and July 2012, respectively.

We experienced an unfavorable movement in the pound sterling, period-over-period, which reduced our revenue growth by $3.4 million, or 0.4% of the 10.1% increase in revenue.

Recurring fixed revenue as a percentage of total revenue increased from 49.8% for the year ended December 31, 2012, to 50.6% for the year ended December 31, 2013. This increase was driven by revenue growth associated with the acquisitions of Securities Finance and EDM, both of which have predominantly fixed fee subscription-based revenue models, as well as new business within our Information segment and Managed Services sub-division. Recurring variable revenue as a percentage of total revenue increased from 44.8% for the year ended December 31, 2012, to 45.3% for the year ended December 31, 2013, principally due to the previously mentioned increase in our Processing segment revenue. Non-recurring revenue as a percentage of total revenue decreased from 5.4% for the year ended December 31, 2012, to 4.1% for the year ended December 31, 2013.

Operating expenses

Operating expenses increased by $61.1 million, or 13.5%, to $515.1 million for the year ended December 31, 2013, from $454.0 million for the year ended December 31, 2012. As a percentage of revenue, operating expenses increased from 52.8% to 54.3% over the same period.

Personnel costs contributed 59.9% and 59.7% of total operating expenses for the years ended December 31, 2012 and 2013, respectively. Personnel costs increased $35.2 million, or 12.9%, to $307.3 million for the year ended December 31, 2013. This increase was driven by several factors, including the addition of employees due to acquisitions, continued investment in products to facilitate future growth, as well as increases in employee cash compensation levels. In 2013 we revised our discretionary compensation structure, which resulted in an increased cash and lower equity award.

Exceptional items

Exceptional items for the year ended December 31, 2013 were a net expense of $60.6 million, and principally consisted of a $53.5 million impairment charge related to goodwill and acquired intangibles. The impairments are associated with the following cash generating units (“CGU”): full impairment of the assets of our Markit Hub CGU associated with the commercial outlook for this product, a partial impairment of our Markit on Demand (“MOD”) goodwill due to local cost pressures associated with operating at this asset’s location, reducing the anticipated rate of profit growth, and full impairment of the assets associated with BOAT following our decision to cease the operation of this product.

In addition, we incurred legal advisory fees of $6.3 million related to ongoing antitrust investigations by the U.S. Department of Justice and the European Commission and the associated class action lawsuits. A $5.0 million non-recurring charge associated with our review of our indirect tax compliance has been taken. These costs were partially offset by a $4.2 million profit on the sale of an investment.

Exceptional items totaled $40.3 million for the year ended December 31, 2012, and $21.4 million of this expenditure related to one-time costs incurred in migrating customers to a fully integrated platform for our loan settlement business. Legal advisory costs of $6.4 million for the year ended December 31, 2012 consisted of legal advisory fees associated with the ongoing antitrust investigation by the U.S. Department of Justice and the European Commission relating to credit derivatives and related markets. An $8.9 million goodwill impairment charge arose during the year ended December 31, 2012, which was largely offset by a reduction in contingent consideration associated with the same asset in acquisition related items.

Acquisition related items

Acquisition related items decreased by $2.3 million for the year ended December 31, 2013 from the year ended December 31, 2012, to a gain of $1.4 million. This included a gain of $1.8 million on the re-assessment of the fair value of contingent consideration on historic acquisitions. The cost of $0.9 million for the year ended December 31, 2012 related to the acquisitions of Securities Finance and EDM.

Amortization – acquisition related

Acquisition related amortization increased by $3.9 million, or 8.4%, to $50.1 million for the year ended December 31, 2013, reflecting the impact of a full period of amortization of intangible assets acquired through our Securities Finance and EDM acquisitions in April 2012 and June 2012, respectively.

Depreciation and amortization – other

Depreciation and amortization – other increased by $19.3 million, or 28.9%, to $86.0 million for the year ended December 31, 2013, principally due to a $16.4 million increase in the amortization of internally generated intangibles. This increase reflects the continued investment in developing and enhancing products and services.

Share-based compensation

Share-based compensation decreased by $8.1 million, or 50.0%, to $8.1 million for the year ended December 31, 2013, from $16.2 million for the year ended December 31, 2012. The decrease reflects a revision, in 2012, of the estimated number of options and restricted shares expected to vest.

Other gains/(losses) – net

For the year ended December 31, 2013, we had total net other gains of $0.7 million compared to total net other losses of $11.6 million for the year ended December 31, 2012. The movement reflects, in part, net foreign exchange losses of $3.2 million recognized for the year ended December 31, 2013, compared with net foreign exchange losses of $10.1 million recognized for the year ended December 31, 2012, representing the non-cash impact of the retranslation of foreign exchange exposures on monetary balances.

A net gain on foreign exchange forward contracts of $3.9 million was recorded for the year ended December 31, 2013, compared with a net loss of $1.5 million for the year ended December 31, 2012.

Finance costs – net

Net finance costs decreased by $9.5 million, or 32.9%, to $19.4 million for the year ended December 31, 2013, from $28.9 million for the year ended December 31, 2012.

Interest on bank borrowings increased $1.4 million, or 27.5%, to $6.5 million for the year ended December 31, 2013, from $5.1 million for the year ended December 31, 2012, due to the higher average level of bank borrowings during the period.

Net finance costs for the year ended December 31, 2013 included a $3.1 million increase in the unwinding of discounts associated with the share buyback liability created following a share repurchase of $495.1 million in August 2012. See “—Liquidity and Capital Resources” for more detail regarding this transaction.

For the year ended December 31, 2012, net finance costs included $5.2 million of interest cost related to $210.0 million of convertible notes, which were converted in full to equity on June 30, 2012.

In the year ended December 31, 2012, we entered into two new debt facilities. In March 2012, we entered into a $350.0 million debt facility with HSBC Bank plc. This facility was subsequently repaid during 2012 and cancelled. In July 2012, we entered into a $800.0 million debt facility with Barclays Bank plc, HSBC Bank plc and The Royal Bank of Scotland plc. Issue costs of $8.2 million were incurred in relation to these agreements in the year ended December 31, 2012.

Income tax expense

Income tax expense was $63.7 million for the year ended December 31, 2013, compared to $42.7 million for the year ended December 31, 2012, an increase of $21.0 million, or 49.2%. Our effective tax rate was 30.2% for the year ended December 31, 2013, compared to 21.8% for the year ended December 31, 2012, reflecting the impact of non-deductible goodwill impairment costs and an increase in the proportion of profits earned in higher tax jurisdictions.

Profit after income tax

Profit for the period was $147.0 million for the year ended December 31, 2013, compared to $153.1 million for the year ended December 31, 2012, a decrease of $6.1 million, or 4.0%, which principally reflects the charge associated with our goodwill and acquired intangible asset impairments and an increased tax charge.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA of $421.3 million for the year ended December 31, 2013 increased by $63.1 million, or 17.6%, from $358.2 million for the year ended December 31, 2012 due to increases in Adjusted EBITDA across all of our segments, but most notably within our Processing segment, which increased by $13.6 million attributable to increased volumes within our loans product, and within our Solutions segment, which increased by $9.9 million associated with continued growth of our Managed Services sub-division and the acquisition of EDM. The remainder of the increase in Adjusted EBITDA was largely attributable to a $36.9 million reduction in non-controlling interests following the acquisition of the remaining interests in our subsidiary MarkitSERV LLC.

The reduction in our Adjusted EBITDA margin to 45.6% for the year ended December 31, 2013 from 47.0% for the year ended December 31, 2012 was attributable to the above performance drivers, including the structural change to our compensation program. See “Selected Consolidated Historical and Pro Forma Financial Information” for a reconciliation of Adjusted EBITDA to profit for the period from continuing operations.

Adjusted Earnings

Adjusted Earnings for the year ended December 31, 2013, increased $30.0 million, or 13.7%, to $248.4 million from $218.4 million for the year ended December 31, 2012. This reflects the improved operating performance discussed above, partially offset by increased non-acquisition related intangible amortization, reflecting the continued investment in the development of new products and services and increased tax charges, reflecting the proportion of profits earned in higher tax jurisdictions. See “Selected Consolidated Historical and Pro Forma Financial Information” for a reconciliation of Adjusted Earnings to profit for the period from continuing operations.

Results of operations for the years ended December 31, 2011 and December 31, 2012

The following table summarizes our results of operations for the years ended December 31, 2011 and 2012:

	For the year ended December 31,

($ in millions and as a % of revenue unless noted)	2011		2012
Revenue	762.5	100.0%	860.6	100.0%
Operating expenses	(403.0)	52.9%	(454.0)	52.8%
Exceptional items	(11.6)	1.5%	(40.3)	4.7%
Acquisition related items	(4.8)	0.6%	(0.9)	0.1%
Amortization – acquisition related	(34.4)	4.5%	(46.2)	5.4%
Depreciation and amortization – other	(62.7)	8.2%	(66.7)	7.8%
Share-based compensation	(11.7)	1.5%	(16.2)	1.9%
Other losses – net	(4.6)	0.6%	(11.6)	1.3%
Operating profit	229.7	30.1%	224.7	26.1%
Finance costs – net	(22.9)	3.0%	(28.9)	3.4%
Profit before income tax	206.8	27.1%	195.8	22.8%
Income tax expense	(50.6)	6.6%	(42.7)	5.0%
Profit after income tax	156.2	20.5%	153.1	17.8%
Other financial data:
Adjusted EBITDA	305.0	–	358.2	–
Adjusted EBITDA margin(1)	45.8%	–	47.0%	–
Adjusted Earnings	184.8	–	218.4	–

(1)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to non-controlling interests.

Revenue

Revenue from continuing operations increased by $98.1 million, or 12.9%, to $860.6 million for the year ended December 31, 2012, from $762.5 million for the year ended December 31, 2011. On a constant currency basis, our revenue growth was 13.7%, or $104.4 million.

Organic revenue growth accounted for $45.0 million, or 5.9% of the 12.9% increase in revenue. This growth was attributed to an increase of $25.4 million in our Information segment due to continued new business wins and $12.5 million in our Processing segment, primarily associated with our loans processing product due to increased primary trade volumes and the introduction of buy-side trade fees.

Acquisitions contributed $59.4 million to revenue growth, or 7.8% of the 12.9% increase in revenue, of which $50.1 million was associated with the acquisitions of Securities Finance and EDM made in April 2012 and June 2012, respectively.

We also experienced unfavorable movements in both euro and pounds sterling, period-over-period, which reduced our revenue growth by $6.3 million, or (0.8)% of the 12.9% increase in revenue.

Recurring fixed revenue increased as a percentage of total revenue from 45.4% for the year ended December 31, 2011, to 49.8% for the year ended December 31, 2012. Recurring variable revenue decreased as a percentage of total revenue from 49.7% for the year ended December 31, 2011, to 44.8% for the year ended December 31, 2012. The change in the relative contribution of these two revenue classifications was driven by the revenue growth associated with the acquisitions of Securities Finance and EDM, both of which have predominantly subscription-based revenue models, as well as continued growth of our Information segment. Non-recurring revenue as a percentage of total revenue increased from 4.9% for the year ended December 31, 2011, to 5.4% for the year ended December 31, 2012, principally driven by consulting revenue from the acquisition of EDM.

Operating expenses

Operating expenses increased by $51.0 million, or 12.7%, to $454.0 million for the year ended December 31, 2012, from $403.0 million for the year ended December 31, 2011. The increase is primarily attributable to a $30.0 million increase in personnel costs. The increase in personnel costs was driven by $15.7 million associated with the addition of employees due to acquisitions, as well as an increase in hiring to support organic growth and increases in employee compensation levels.

Technology costs increased by $12.9 million, or 19.3%, which included costs associated with the acquisition of Securities Finance and EDM, as well as additional technology costs within our Processing segment to support the provision of enhanced services to customers in light of regulatory changes in the derivatives market.

Exceptional items

Exceptional items totaled $40.3 million for the year ended December 31, 2012, and $21.4 million of this expenditure related to one-time costs incurred in migrating customers to a fully integrated platform for our loan settlement business. Legal advisory costs of $6.4 million for the year ended December 31, 2012 consisted of legal advisory fees associated with the ongoing antitrust investigation by the U.S. Department of Justice and the European Commission relating to credit derivatives and related markets. An $8.9 million goodwill impairment charge arose during the year ended December 31, 2012, which was largely offset by a reduction in contingent consideration associated with the same asset in acquisition related items.

Exceptional items of $11.6 million for the year ended December 31, 2011 included $7.8 million of restructuring costs involving a rationalization of our premises and severance costs associated with a company-wide employee reduction program. Additionally, $6.1 million of legal advisory costs were incurred in relation to the antitrust investigations. Exceptional costs were partially offset by a gain on sale of assets of $2.3 million.

Acquisition related items

Total acquisition related items decreased by $3.9 million, or 81.3%, to $0.9 million for the year ended December 31, 2012, from $4.8 million for the year ended December 31, 2011. The decrease can be attributed to adjustments to the fair value of contingent consideration on historic acquisitions. This was partially offset by a $1.0 million, or 38.5%, increase in acquisition costs, which represent legal, tax and other advisory fees.

Amortization – acquisition related

Acquisition related amortization increased by $11.8 million, or 34.3%, to $46.2 million for the year ended December 31, 2012, representing the impact of the acquisitions of Securities Finance and EDM in April 2012 and June 2012, respectively.

Depreciation and amortization – other

Depreciation and amortization – other increased by $4.0 million, or 6.4%, to $66.7 million for the year ended December 31, 2012, reflecting our continued investment in developing and enhancing products and services.

Share-based compensation

Share-based compensation increased by $4.5 million, or 38.5%, to $16.2 million for the year ended December 31, 2012 due to the impact of a revision of the number of options and restricted shares expected to vest in 2012.

Other losses – net

For the year ended December 31, 2012, net other losses were $11.6 million, compared to net other losses of $4.6 million for the year ended December 31, 2011. The higher loss reflects, in part, a recorded net loss on foreign exchange forward contracts of $1.5 million for the year ended December 31, 2012, compared with a net gain of $1.0 million for the year ended December 31, 2011.

Other net foreign exchange losses of $10.1 million were recognized for the year ended December 31, 2012, representing the non-cash impact of the retranslation of foreign exchange exposures on monetary balances. For the year ended December 31, 2011, a net foreign exchange loss of $5.6 million was recognized.

Finance costs – net

Net finance costs increased by $6.0 million, or 26.2%, to $28.9 million for the year ended December 31, 2012, from $22.9 million for the year ended December 31, 2011. The increase in net finance costs was primarily driven by the increase in interest on bank borrowings, which reflects the higher level of average bank debt held during the year, due in particular to the acquisitions made in April 2012 and June 2012 for a combined $387.2 million in cash. In addition, $8.2 million of issue costs were incurred for the year ended December 31, 2012 related to two multi-currency credit facilities agreed in the year, one of which has subsequently been repaid and cancelled.

These increases were partially offset by a $5.3 million, or 50.5%, decrease in interest on convertible notes year-over-year. This follows the conversion, in full, of the outstanding $210.0 million convertible notes to equity on June 30, 2012.

Income tax expense

Income tax expense was $50.6 million for the year ended December 31, 2011, compared to $42.7 million for the year ended December 31, 2012, a decrease of $7.9 million, or 15.6%. Our effective tax rate was 21.8% for the year ended December 31, 2012, compared to 24.5% for the year ended December 31, 2011. The 2012 effective tax rate was lower due to U.K. profits being subject to a lower U.K. statutory tax rate, and increased permanent tax deductible expenditures recognized for the year ended December 31, 2012.

Profit after income tax

Profit for the period was $153.1 million for the year ended December 31, 2012, compared to $156.2 million for the year ended December 31, 2011, a decrease of $3.1 million, or 2.0%.

Adjusted EBITDA and Adjusted EBITDA margin

Adjusted EBITDA was $358.2 million for the year ended December 31, 2012, compared to $305.0 million for the year ended December 31, 2011, an increase of $53.2 million, or 17.4%. Our Information segment contributed $40.0 million to the increase in Adjusted EBITDA, driven by the acquisition of Securities Finance and increased Adjusted EBITDA in our Valuation and Trading Services sub-division. Our Solutions segment also contributed $11.4 million of Adjusted EBITDA growth, primarily due to the acquisition of EDM and other growth within our Enterprise Software sub-division.

Adjusted EBITDA margin for the year ended December 31, 2012 was 47.0%, which increased from 45.8% for the year ended December 31, 2011. See “Selected Consolidated Historical and Pro Forma Financial Information” for a reconciliation of Adjusted EBITDA to profit for the period from continuing operations.

Adjusted Earnings

Adjusted Earnings of $218.4 million for the year ended December 31, 2012 increased $33.6 million, or 18.2%, from $184.8 million for the year ended December 31, 2011. This reflects the improved operating performance discussed above partially offset by increased non-acquisition related intangible amortization, reflecting the continued investment in the development of new products and services. See “Selected Consolidated Historical and Pro Forma Financial Information” for a reconciliation of Adjusted Earnings to profit for the period from continuing operations.

Segmental Analysis

	For the year ended December 31,

($ in millions)	2011	2012	2013
Segmental data:
Information	373.4	431.3	459.6
Processing	227.3	238.8	265.3
Solutions	161.8	190.5	223.0
Total revenue	762.5	860.6	947.9
Information	174.5	214.5	217.2
Processing	128.8	124.5	138.1
Solutions	56.2	67.6	77.5
Less non-controlling interests	(54.5)	(48.4)	(11.5)
Total Adjusted EBITDA	305.0	358.2	421.3
Information	46.7%	49.7%	47.3%
Processing	56.7%	52.1%	52.1%
Solutions	34.7%	35.5%	34.8%
Adjusted EBITDA margin(1)	45.8%	47.0%	45.6%

(1)	Adjusted EBITDA margin is total Adjusted EBITDA divided by total revenue, excluding revenue attributable to non-controlling interests.

Segmental analysis for the years ended December 31, 2012 and December 31, 2013

Information

Revenue in our Information segment increased by $28.3 million, or 6.6%, to $459.6 million for the year ended December 31, 2013, compared to $431.3 million for the year ended December 31, 2012. The acquisition of Securities Finance accounted for a significant amount of the increase, with the remaining growth attributable to new product development and new business wins, mainly within our Pricing and Reference Data and Indices sub-divisions.

Adjusted EBITDA in our Information segment increased by $2.7 million, or 1.3%, to $217.2 million for the year ended December 31, 2013, compared to $214.5 million for the year ended December 31, 2012. This increase was attributable to the acquisition of Securities Finance and growth within our Pricing and Reference Data sub-division, offset by lower Adjusted EBITDA within our Services sub-division associated with investment in the development of new products. Adjusted EBITDA margin was 47.3% for the year ended December 31, 2013, compared to 49.7% for the year ended December 31, 2012.

Processing

Revenue in our Processing segment increased by $26.5 million, or 11.1%, to $265.3 million for the year ended December 31, 2013, from $238.8 million for the year ended December 31, 2012. Our revenue increase was the result of continued growth of our loans processing product, which benefited from high levels of primary loan issuances and trading volume in loan markets.

Adjusted EBITDA in our Processing segment increased by $13.6 million, or 10.9%, to $138.1 million for the year ended December 31, 2013, from $124.5 million for the year ended December 31, 2012. This increase was attributable to the performance of our loans processing product, which as highlighted above saw strong levels of revenue growth. This was partially offset by investment in our derivatives processing product associated with increased personnel costs as we continue to invest in product development opportunities created by the changing regulatory environment. Our Adjusted EBITDA margin remained consistent at 52.1% for the year ended December 31, 2013, compared to the year ended December 31, 2012.

Solutions

Revenue in our Solutions segment increased by $32.5 million, or 17.1%, to $223.0 million for the year ended December 31, 2013, from $190.5 million for the year ended December 31, 2012. This growth was largely attributable to the acquisition of EDM, as well as growth from new customer contracts within our Managed Services sub-division.

Adjusted EBITDA in our Solutions segment increased by $9.9 million, or 14.6%, to $77.5 million for the year ended December 31, 2013, from $67.6 million for the year ended December 31, 2012. This increase was driven by the acquisition of EDM, as well as growth within our Managed Services sub-division. Our Adjusted EBITDA margin reduced to 34.8% for the year ended December 31, 2013, from 35.5% for the year ended December 31, 2012, driven by lower non-recurring software license revenue in our Enterprise Software sub-division.

Segmental analysis for the years ended December 31, 2011 and December 31, 2012

Information

Revenue in our Information segment increased by $57.9 million, or 15.5%, to $431.3 million for the year ended December 31, 2012, compared to $373.4 million for the year ended December 31, 2011. The increase is primarily driven by acquisitions in the period, which contributed growth of $37.6 million. In addition to the acquisitions, the remainder of the growth was attributable to new business growth across each of our Pricing and Reference Data, Indices and Valuation and Trading Services sub-divisions.

Adjusted EBITDA in our Information segment increased by $40.0 million, or 22.9%, to $214.5 million for the year ended December 31, 2012, compared to $174.5 million for the year ended December 31, 2011. This increase reflects the impact of acquisitions in the period, as well as operating leverage within our Valuation and Trading Services sub-division as revenue increased. This combination resulted in Adjusted EBITDA margins increasing to 49.7% for the year ended December 31, 2012, from 46.7% for the year ended December 31, 2011.

Processing

Revenue in our Processing segment increased by $11.5 million, or 5.1%, to $238.8 million for the year ended December 31, 2012, from $227.3 million for the year ended December 31, 2011. Our loans processing product increased revenue during the year ended December 31, 2012, as the number of loan issuances increased and because of the introduction of buy-side fees. Revenue within our derivatives processing product was flat, as growth in interest rates, foreign exchange and equity derivatives was largely offset by lower trade volumes within the credit markets.

Adjusted EBITDA in our Processing segment decreased by $4.3 million, or 3.3%, to $124.5 million for the year ended December 31, 2012, from $128.8 million for the year ended December 31, 2011. Although our loans processing product saw an increase in Adjusted EBITDA during the year ended December 31, 2012, this increase was more than offset by a decrease in Adjusted EBITDA attributable to our derivatives processing product due to an increase in personnel costs resulting from investment in product development opportunities created by a changing regulatory landscape. As a consequence, Adjusted EBITDA margins declined from 56.7% for the year ended December 31, 2011, to 52.1% for the year ended December 31, 2012.

Solutions

Revenue in our Solutions segment increased by $28.7 million, or 17.7%, to $190.5 million for the year ended December 31, 2012, from $161.8 million for the year ended December 31, 2011. This increase was driven by the acquisition of EDM, as well as organic growth from our Enterprise Software sub-division due to new customers and the development of new products and services in response to regulatory change.

Adjusted EBITDA in our Solutions segment increased by $11.4 million, or 20.3%, to $67.6 million for the year ended December 31, 2012, from $56.2 million for the year ended December 31, 2011. This increase was driven by the acquisition of EDM and by the above mentioned organic growth within our Enterprise Software sub-division. Our Adjusted EBITDA margin increased to 35.5% for the year ended December 31, 2012, from 34.7% for the year ended December 31, 2011.

Quarterly Financial Information

The table below presents summary financial data for our quarterly unaudited consolidated results of operations for each of the quarters in the fiscal years ended December 31, 2012 and 2013. In management’s opinion, the data has been prepared on the same basis as the audited consolidated financial statements included in this prospectus, and reflects all necessary adjustments for a fair presentation of this data. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,

($ in millions)	2012				2013
Information	97.3	108.5	111.4	114.1	111.6	115.6	115.5	116.9
Processing	58.9	60.0	57.8	62.1	65.2	70.9	64.2	65.0
Solutions	41.4	41.5	53.6	54.0	50.6	51.8	58.7	61.9
Revenue	197.6	210.0	222.8	230.2	227.4	238.3	238.4	243.8
Operating expenses	(108.0)	(114.8)	(113.6)	(117.6)	(125.1)	(126.9)	(127.7)	(135.4)
Exceptional items	(1.0)	(2.1)	(25.5)	(11.7)	3.1	(1.1)	(14.3)	(48.3)
Acquisition related items	(0.1)	(3.5)	–	2.7	–	(0.1)	(0.1)	1.6
Amortization – acquisition related	(8.7)	(11.7)	(12.9)	(12.9)	(12.5)	(11.9)	(12.6)	(13.1)
Depreciation and amortization – other	(15.2)	(16.1)	(17.0)	(18.4)	(19.8)	(20.7)	(21.9)	(23.6)
Share-based compensation	(3.9)	(3.9)	(4.2)	(4.2)	(1.9)	(2.0)	(2.0)	(2.2)
Other (losses) / gains – net	(5.2)	2.1	(6.3)	(2.2)	12.9	(2.1)	(6.3)	(3.9)
Operating profit	55.5	60.0	43.3	65.9	84.1	73.5	53.5	18.9
Finance costs – net	(5.8)	(6.6)	(9.7)	(6.8)	(5.0)	(5.3)	(4.7)	(4.4)
Profit before income tax	49.7	53.4	33.6	59.1	79.1	68.2	48.8	14.5
Income tax expense	(11.3)	(13.1)	(8.3)	(10.0)	(20.8)	(14.8)	(16.5)	(11.6)
Profit for the period from continuing operations	38.4	40.3	25.3	49.1	58.3	53.4	32.3	2.9
Owners of the parent	30.8	33.1	19.7	41.4	50.7	53.4	32.3	2.9
Non-controlling interests	7.6	7.2	5.6	7.7	7.6	–	–	–
	38.4	40.3	25.3	49.1	58.3	53.4	32.3	2.9
Adjusted EBITDA(1):
Information	45.5	50.8	56.5	61.7	51.4	55.0	54.4	56.4
Processing	30.7	32.4	30.4	31.0	34.7	39.0	34.6	29.8
Solutions	13.4	12.0	22.3	19.9	16.2	17.4	21.7	22.2
Non-controlling interest	(12.7)	(13.0)	(11.9)	(10.8)	(11.5)	–	–	–
	76.9	82.2	97.3	101.8	90.8	111.4	110.7	108.4
Adjusted Earnings(2)	46.2	48.3	55.7	68.2	47.5	70.8	64.7	65.4

(1)	See “Selected Consolidated Historical and Pro Forma Financial Information” for a description of how we define Adjusted EBITDA, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

(2)	See “Selected Consolidated Historical and Pro Forma Financial Information” for a description of how we define Adjusted Earnings, why we believe it is useful to investors and a reconciliation to profit for the period from continuing operations.

Liquidity and Capital Resources

We believe that cash flow from operating activities, available cash and cash equivalents and our access to our revolving credit facility will be sufficient to fund our liquidity requirements for at least the next 12 months. As of December 31, 2013, we had $607.3 million of total liquidity, comprising $75.3 million in cash and cash equivalents and $532.0 million of available borrowings under our multi-currency revolving credit facility. At December 31, 2012, we had $669.7 million of total liquidity, comprising $110.2 million in cash and cash equivalents and $559.5 million of available borrowings under our multi-currency revolving credit facility. In addition, we have historically generated strong cash flows from operations.

As of December 31, 2013, cash and cash equivalents of $48.6 million and $25.9 million were held in the United Kingdom and United States, respectively. All material cash and cash equivalents are available for use in the United Kingdom if required and without ramification. All cash and cash equivalents are held with three independent financial institutions with a minimum credit rating of A as defined by the three main credit rating agencies. As of December 31, 2013, all cash and cash equivalents were held in accounts with banks such that the funds are immediately available or in fixed term deposits with a maximum maturity of three months.

In July 2012, we entered into a credit agreement under which we obtained an $800.0 million unsecured multi-currency revolving credit facility. At December 31, 2013, we were in material compliance with all covenants under the facility. See Note 25 to the audited consolidated financial statements included elsewhere in this prospectus for a summary of the material terms of our revolving credit facility.

In March 2014, we amended and restated our existing credit agreement. The amended and restated agreement provided a $1,050.0 million unsecured multi-currency revolving credit facility. The amended and restated facility is for a term of five years, through March 21, 2019, and carries interest at a margin of between 0.75% and 1.75% over LIBOR, or, for amounts drawn in euro, over EURIBOR, and a commitment fee of 35% of the margin on the undrawn balance.

In June 2012, $210.0 million of convertible notes issued in 2010 matured, and the entire balance of the loan was converted into equity.

In August 2012, we repurchased 2,193,948 shares for consideration of $495.1 million, payable in quarterly instalments through May 2017. Amounts outstanding under this arrangement carry no coupon but bear an accounting charge for the unwinding of discounts. For accounting purposes, the present value of this liability at December 31, 2013 amounted to $306.6 million. At December 31, 2012, the present value of this liability was $398.7 million.

We had total debt, excluding capital leases and certain other obligations, of $221.4 million, $653.7 million and $574.6 million as of December 31, 2011, 2012 and 2013, respectively. At December 31, 2013, our total debt principally included $268.0 million drawn under our long-term multi-currency revolving credit facility and $306.6 million related to our share repurchase in August 2012.

Cash flows

The following table summarizes our operating, investing and financing activities for the years ended December 31, 2011, 2012 and 2013:

	For the year ended December 31,

($ in millions)	2011	2012	2013
Net cash provided by / (used) in:
Operating activities	322.2	340.6	339.8
Investing activities	(137.8)	(479.6)	(170.6)
Financing activities	(163.3)	99.4	(203.9)
Net increase / (decrease) in cash and cash equivalents	21.1	(39.6)	(34.7)

Net cash generated by operating activities

Net cash generated by operating activities decreased by $0.8 million, to $339.8 million for the year ended December 31, 2013, from $340.6 million for the year ended December 31, 2012.

Cash generated for the year ended December 31, 2013 reflected additional cash generated from operations during the period and a reduction in interest paid, offset by movements in working capital, reflecting business growth as well as an increase in income tax paid.

Net cash generated by operating activities increased by $18.4 million, to $340.6 million for the year ended December 31, 2012, from $322.2 million for the year ended December 31, 2011.

Cash generated for the year ended December 31, 2012 reflected additional cash generated from operations and positive net working capital movements. The working capital movement is principally related to an increase in liabilities, specifically related to a $21.4 million platform migration exceptional cost and growth in the deferred income liability due to the impact of acquisitions, in addition to the continued growth in the business. This was partially offset by an increase in interest paid, due predominantly to arrangement fees associated with two credit facilities, one of which was subsequently repaid and cancelled, and an increase in income tax paid reflecting the mitigation of tax liabilities in 2011 through the utilization of brought forward tax losses.

Net cash used in investing activities

Cash flows used in investing activities decreased by $309.0 million to an outflow of $170.6 million for the year ended December 31, 2013, from an outflow of $479.6 million for the year ended December 31, 2012.

Cash flows used in investing activities for the year ended December 31, 2013 primarily related to the payment of $33.1 million of contingent consideration in relation to historic acquisitions and capital expenditures of $130.5 million as we continued to invest in our business to drive growth. This was partially offset by $5.2 million of proceeds from the sale of an investment.

Cash flows used in investing activities for the year ended December 31, 2012 primarily related to $380.8 million used for acquisitions. Acquisitions for the period included our acquisitions of Securities Finance and EDM. Additionally, capital expenditures totaled $99.0 million during the period.

The $31.5 million increase in capital expenditures from the year ended December 31, 2012 to the year ended December 31, 2013 related to product development costs and the impact of acquisitions. The increase also reflects further expenditure on computer equipment.

Cash flows used in investing activities increased by $341.8 million to an outflow of $479.6 million for the year ended December 31, 2012, from an outflow of $137.8 million for the year ended December 31, 2011. Cash flows used in investing activities for the year ended December 31, 2011 primarily related to $66.7 million used for acquisitions and $75.0 million for capital expenditures. This was partially offset by $3.8 million of proceeds from the disposal of fixed assets.

The $24.0 million increase in capital expenditures from the year ended December 31, 2011 to the year ended December 31, 2012 was primarily a result of growth in the business, and in particular investment in a number of new offices in the second half of the year.

Net cash provided by (used in) financing activities

Net cash provided by financing activities decreased to an outflow of $203.9 million for the year ended December 31, 2013, from an inflow of $99.4 million for the year ended December 31, 2012.

Net cash used in financing activities for the year ended December 31, 2013 reflected $281.3 million related to transactions with shareholders and $157.0 million of borrowing repayments, partially offset by $177.0 million of proceeds from bank borrowings used to finance investing activities and $57.4 million of proceeds from the issuance of ordinary shares. The proceeds from issuance of shares predominantly reflect the exercise price associated with options exercised by employees in connection with the investment by Temasek.

Net cash provided by financing activities for the year ended December 31, 2012 reflected $240.5 million of proceeds from bank borrowings used to finance investing activities and $43.1 million of proceeds from the issuance of ordinary shares, primarily from the exercise of options, partially offset by $158.7 million used for the repurchase of ordinary shares and the payment of $25.5 million of dividends to non-controlling interests.

Net cash provided by financing activities increased to an inflow of $99.4 million for the year ended December 31, 2012, from an outflow of $163.3 million for the year ended December 31, 2011.

Net cash used in financing activities for the year ended December 31, 2011 was due to $120.0 million used for repayment of bank borrowings, $31.8 million used for the repurchase of ordinary shares and the payment of $30.7 million of dividends to non-controlling interests.

Contractual Obligations and Contingencies

Contractual obligations

The following table summarizes our estimated material contractual cash obligations and other commercial commitments at December 31, 2013, and the future periods in which such obligations are expected to be settled in cash:

		Cash payments due by period

($ in millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Bank borrowings(1)	282.2	4.0	8.0	270.2	–
Other indebtedness(2)	322.5	103.0	175.6	43.9	–
Operating leases	140.4	20.8	31.7	26.0	61.9
Earn out and contingent consideration	37.0	3.8	7.9	7.8	17.5
Total	782.1	131.6	223.2	347.9	79.4

(1)	Borrowings commitment includes estimates of future interest payable; the amount of interest payable will depend upon the timing of cash flows as well as fluctuations in the applicable interest rates. In respect of the interest presented in this table, we have assumed an interest rate of 1.49% as of December 31, 2013, which has been applied to the amount at that date. Of our estimated interest payments in respect of borrowings of $14.2 million, $4.0 million is payable in less than one year, $8.0 million is payable in one to three years and $2.2 million is payable in three to five years.

(2)	As of February 28, 2014 other indebtedness reduced to $296.8 million following a repayment of $25.7 million.

Off-balance sheet arrangements

We have no significant off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the risks inherent in our operations, we are exposed to a variety of financial risks, such as market risk (including foreign currency exchange, cash flow and fair value interest rate risk), credit risk and liquidity risk, and further information can be found in Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

Principal Accounting Policies, Critical Accounting Estimates and Key Judgments

The preparation of our financial information requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Our accounting policies which drive critical accounting estimates and involve key judgments include business combinations, valuation of contingent consideration, valuation of intangible assets on acquisition, goodwill impairment testing, internally developed intangibles, revenue recognition, valuation of the company’s shares and income taxes, and are discussed in further detail in Note 4 to the audited consolidated financial statements that appear elsewhere in this prospectus. For a summary of all of our significant accounting policies, see Note 2 to the audited consolidated financial statements included elsewhere in this prospectus. New standards and interpretations not yet adopted are also disclosed in Note 2.25 to the audited consolidated financial statements included elsewhere in this prospectus.

JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, our common shares held by non-affiliates have a market value in excess of $700 million, or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. Our decision to opt out of the extended transition period is irrevocable.

Business

Overview

Markit is a leading global diversified provider of financial information services. Our offerings enhance transparency, reduce risk and improve operational efficiency in the financial markets. Since we launched our business in 2003, we have become deeply embedded in the systems and workflows of many of our customers and continue to become increasingly important to our customers’ operations. We leverage leading technologies and our industry expertise to create innovative products and services across multiple asset classes. We provide pricing and reference data, indices, valuation and trading services, trade processing, enterprise software and managed services. Our end-users include front and back office professionals, such as traders, portfolio managers, risk managers, research professionals and other capital markets participants, as well as operations, compliance and enterprise data managers. We are highly responsive to evolving industry needs and work closely with market participants to develop new products and services.

We have over 3,000 institutional customers globally, including banks, hedge funds, asset managers, accounting firms, regulators, corporations, exchanges and central banks. As of December 31, 2013, we had 22 offices in 10 countries. For the year ended December 31, 2013, approximately 49.9% of our revenue came from customers in the United States, 40.3% from the European Union and 9.8% from other geographic areas, principally located in Asia Pacific. For the year ended December 31, 2013, we generated 50.6% of our revenue from recurring fixed fees and 45.3% from recurring variable fees.

For the years ended December 31, 2011, 2012 and 2013, we generated revenue of $762.5 million, $860.6 million and $947.9 million, respectively. We generated profit attributable to equity holders of $125.8 million, $125.0 million and $139.4 million, and Adjusted EBITDA of $305.0 million, $358.2 million and $421.3 million for the years ended December 31, 2011 and December 31, 2012 and 2013, respectively. Our Adjusted EBITDA margin for the year ended December 31, 2013 was 45.6%, reflecting the operating leverage inherent in our business model and our culture of cost management.

Our business is organized in three divisions: Information, Processing and Solutions.

Information: Our Information division, which represented approximately 48.5% of our revenue in 2013, provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers price instruments, comply with relevant regulatory reporting and risk management requirements, and analyze financial markets. We conduct more than 150,000 independent valuations and price more than two million corporate, municipal and securitized bonds on a daily basis.

Processing: Our Processing division, which represented approximately 28.0% of our revenue in 2013, offers trade processing solutions globally for over-the-counter (“OTC”) derivatives, foreign exchange (“FX”) and syndicated loans. Our trade processing services enable buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimizing post-trade workflow, reducing risk, complying with reporting regulations and improving connectivity. We believe we are the largest provider of end-to-end multi-asset OTC derivatives trade processing services. On average, we process over 80,000 OTC derivatives trades daily, and we settle substantially all leveraged syndicated loans in the Loan Syndications and Trading Association (“LSTA”) and also support and settle loans trading in the Loan Market Association (“LMA”) market.

Solutions: Our Solutions division, which represented approximately 23.5% of our revenue in 2013, provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings, which are targeted at a broad range of financial services industry participants, help our customers capture, organize, process, display and analyze information, manage risk and meet regulatory requirements. We manage documentation for over 60,000 unique entities, and our loans portfolio management platform is used to service over $850 billion of loans.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Demonstrated Ability to Innovate and Develop New Products. We work closely with our customers to develop and introduce new offerings that are designed to enhance transparency, reduce risk and improve operational efficiency. In recent years, we have launched new products addressing a wide array of customer needs, such as managing credit exposure, meeting regulatory reporting requirements, increasing efficiency in trade confirmation, enhancing industry communication and improving bond market transparency. We offer a distribution model that enables our customers to receive our data either through our own proprietary distribution channels or through third-party applications. This flexible model allows customers to use our products efficiently.

Trusted Partner for Diversified, Global Customer Base and Strong Brand Recognition. We believe that our customers trust and rely on us for our consultative approach to product development, dedication to customer support and proven ability to execute and deliver effective solutions. Our industry expertise allows us to understand our customers’ needs, provide effective solutions and grow our product and service offerings. Our global footprint allows us to serve our customers throughout the world and to introduce our products and services to customers in new markets. The Markit brand is well established and recognized throughout the financial services community — many of the major financial market participants use our products and services. We also own a number of well-known index brands, including the Purchasing Managers Index (“PMI”) series, iBoxx, iTraxx and CDX.

Proven Ability to Acquire and Grow Complementary Businesses. We have a history of making targeted acquisitions that facilitate our growth by complementing our existing products and services and addressing market opportunities. We seek to acquire companies that allow us to consolidate existing businesses, diversify into related markets, and access technologies, products or expertise that enhance our product and service offerings. We have a proven track record of successfully integrating acquisitions into our business, including our global sales network, technology infrastructure and operational delivery model. With this strategy, we have driven strong growth in our acquired products, generating attractive returns on capital.

Attractive Financial Model. We believe we have an attractive financial model due to high recurring revenue, strong organic growth and high cash generation.

–	High Recurring Revenue: We offer our products and services primarily through recurring fixed fee and variable fee agreements. This business model has historically delivered stable revenue and predictable cash flows. For the year ended December 31, 2013, we generated 50.6% of our revenue from recurring fixed fees and 45.3% from recurring variable fees. Many of the capabilities that we provide are core to our customers’ business operations, deeply embedded in their existing workflows and difficult to replace.

We calculate a renewal rate to assess how successful we have been in maintaining our existing business for products and services that fall due for renewal. This renewal rate compares the dollar value of renewals during the period to the total dollar value of all contracts that fall due for renewal during the period. This population of renewals is largely contracts that are recurring fixed fee in nature. The value of the contracts renewed includes situations where customers have renewed but downgraded the contract price, reduced the number of products and services they purchase from us and decided not to renew all products and services. It does not include the benefit of price increases on these existing products or services, or upgrades to existing contracted products or services. Using this definition, for the year ended December 31, 2013, our renewal rate of recurring fixed fee contracts was approximately 90%.

–	Strong Organic Growth: The breadth of our offerings in conjunction with our large, global customer base allows us to cross-sell our products and services. We have also developed new products and services and substantially expanded our customer base. We have a demonstrated ability to drive organic growth with average organic revenue growth of 5.4% over the past three years.

–	High Cash Generation: Our business has low capital requirements for product maintenance and development, allowing us to generate strong cash flow. Our infrastructure and technology platforms allow us to accommodate additional product and service volumes with limited incremental operating costs or capital expenditures, further increasing cash generation.

Experienced Management Team Incentivized by Ownership Culture. On average, our 35 most senior managers have worked in the financial industry for 22 years. This experience has provided our management team with a strong network of relationships and an extensive understanding of market participants within the financial services industry. We have attracted a highly-qualified and motivated employee base through significant employee ownership which creates a culture of innovation and an organization that quickly adapts to change. As of December 31, 2013, as adjusted for this offering, our management team and employees collectively held equity and options representing         % of the company. Our management team is further supported by a Board of Directors that also has significant experience in the financial services industry.

Our Market Opportunity

The financial services industry has experienced significant change from regulatory and market forces over the last several years. We believe we are well-positioned to embrace these changes, which include:

Focus on Efficiency in the Financial Services Industry. Financial institutions are focused on rationalizing costs and increasingly view third-party products and services as effective means of achieving cost efficiencies. In addition, as financial institutions look to optimize vendor management, they are exhibiting a preference for companies with scale that offer a broad array of products and services. We believe our scale and broad portfolio of solutions position us well as customers seek to consolidate vendors. We also work actively with our customers to find opportunities to reduce their costs and improve services through industry solutions, most notably in managed services.

Changing Regulatory Landscape. New global regulations are driving higher capital requirements, enhanced risk management, and increased electronic trading and reporting and compliance requirements. In addition, regulations are driving market participants to gather more timely, relevant and complete data to improve transparency. With these new regulations and as regulatory authorities globally continue to establish stricter standards, we believe our customers will continue to strengthen their compliance capabilities, manage greater volumes of data and improve their risk management functions.

Evolving Technology and Communication Networks. Technology and information services are migrating toward cloud-based solutions and open architecture platforms. This trend creates challenges for securities firms and institutional investors, which have typically employed technology that is designed, built and administered in-house, a model that has limited flexibility and results in increased costs. In addition, instant messaging and social networks challenge the current closed, point-to-point communication networks used in financial services. These trends present an opportunity to create new services based on flexible technologies in a secure and compliant manner by moving away from high-cost, single-provider platforms.

Growth Shifting to Emerging Markets and Developing Economies. Emerging markets and developing economies are experiencing more rapid economic and population growth relative to developed economies in Western Europe and the United States. Emerging markets and developing economies are expected to account for 40.8% of nominal global gross domestic product by 2017 (up from 37.7% in 2012), according to the International Monetary Fund. As financial markets in emerging markets and developing economies continue to mature, we expect increased demand in these countries for our products and services.

Shifting Investment Styles. Investors are allocating increasing amounts of capital to passive investment products and are seeking exposure beyond equities to a wider range of asset classes, including bonds, loans and commodities. Passive investment products have proliferated due to investor demand for transparency, lower costs and greater liquidity, as evidenced by the net assets held by ETFs increasing at a compound annual growth rate of 29% from 2002 to 2012, according to the Investment Company Institute. Furthermore, the share of ETF assets in fixed income and commodities has increased from 10% in 2007 to 27% in 2012, demonstrating investor appetite for a wider range of asset classes. We believe these trends will persist, generating significant growth opportunities for our multi-asset class offerings.

Our Growth Strategies

Our strong historical results reflect successful execution of our strategy of driving organic growth, through development of new products and services and increased customer penetration, and making targeted acquisitions. We believe we are well-positioned for future growth and have a multi-faceted growth strategy that builds on our strong customer relationships, diversified product and service offerings and investments in people and technology. The key components of our strategy include:

Deliver Products and Services to Drive Customer Cost-Efficiency. The financial services industry’s regulatory and operating environment is putting pressure on our customers’ profits, driving them to rationalize costs and operate more efficiently. We believe there is a significant opportunity to reshape the cost structure of the industry by replacing services that have historically been duplicated across institutions. Our experience, reputation as a trusted partner and strong relationships with major financial institutions have allowed us to respond to customer needs for centralized services such as reference data management, customer on-boarding, global corporate actions and document management, which we believe will generate substantial cost savings for our customers. We believe we are in a strong position to remain a provider of choice for these services to our customers. For example, in September 2013, Markit and Genpact announced a partnership, working alongside some of the world’s largest banks, to centralize non-proprietary processes for on-boarding new customers and to manage other know-your-customer (“KYC”) requirements for the financial services industry.

Capitalize on Evolving Regulatory and Compliance Environment. Changing regulations are creating the need for new compliance and reporting processes, risk management protocols, disclosure requirements and analytics. We will continue to address these needs by providing auditable and compliant sources of risk and pricing data, multi-asset class global solutions, and integrated market and credit risk reporting. Our solutions are expected to support customers’ regulatory submissions, including stress testing and scenario analysis. In addition, we are re-positioning our trade processing business from a transaction-based confirmation service to a connectivity and regulatory reporting service; building out our KYC managed services capabilities; and enhancing our counterparty risk management and risk analytics offerings to meet the growing requirements of regulation and compliance. We expect our index business to benefit from the increased regulatory scrutiny imposed on administrators of benchmarks, which larger, well established providers such as ourselves are best positioned to address.

Introduce Innovative Offerings and Enhancements. To maintain and enhance our leadership position, we continuously strive to introduce enhancements to our existing products and services as well as new products and services. We maintain an active dialogue with our customers and partners to allow us to understand their needs and anticipate market developments. For example, in October 2013, after extensive customer consultations, we launched an open messaging network that we believe will enable professionals in all parts of the global financial services industry to communicate and share information seamlessly in a secure and compliant manner.

Increase in Geographic, Product and Customer Penetration. We believe there are significant opportunities to increase the number of users of our products and services at existing institutional customers, increase the number of locations where our products and services are used with existing customers and increase our cross-selling of products and services. We plan to add new customers by responding to the changing demands of the financial services community and by leveraging our brand strength, broad portfolio of solutions, global footprint and strong industry knowledge. We have developed significant penetration into large sell-side and buy-side firms in North America and Western Europe and have established a presence in select emerging markets and developing economies, and there is potential for further penetration and growth in emerging markets and developing economies, particularly in Asia. Reflecting our commitment to these markets, in May 2013 Singapore’s state-owned investment company, Temasek, made a significant equity investment in our company, which has strengthened our links in Asia. We also recently relocated key management to Singapore to support our growing presence in the Asian markets.

Pursue Strategic Acquisitions. We selectively evaluate technologies and businesses that we believe have potential to enhance, complement or expand our product and service offerings and strengthen our value proposition to customers. We target acquisitions that can be efficiently integrated into our global sales network, technology infrastructure and operational delivery model to drive value. We believe we are an acquirer of choice among prospective acquisition targets due to our entrepreneurial culture, growth, global scale, strong brand and market position. We have acquired 25 businesses since our inception to December 31, 2013, with aggregate consideration of approximately $1.8 billion funded principally from operating cash flow.

Business Divisions

Information

Our Information division (2013 revenue of $459.6 million) provides enriched content comprising pricing and reference data, indices and valuation and trading services across multiple asset classes and geographies through both direct and third-party distribution channels. Our Information division products and services are used throughout the financial services industry for independent valuations, research, trading, and liquidity and risk assessments. These products and services help our customers to price instruments, comply with relevant regulatory reporting and risk management requirements, and analyze financial markets.

The Information division serves over 2,700 customers including buy-side firms (mutual funds, hedge funds, private equity funds, investment managers, insurance companies, pension funds, sovereign wealth funds and wealth managers), sell-side firms (investment banks, commercial banks, prime brokers, retail banks and custodian banks), exchanges, central banks, regulators, government agencies, rating agencies, research organizations, academics, accounting firms, consultancies, technology and service providers, and other corporations.

The Information division comprises three sub-divisions:

–	Pricing and Reference Data: Our pricing and reference data sub-division provides our customers with independent pricing across major geographies and key asset classes as well as instrument,

entity and reference data products. We price instruments spanning major asset classes, including fixed income, equities, credit and FX. Our offering comprises several products that support the pricing and reference data needs of the credit derivative, bond and syndicated loan markets, most notably Reference Entity Database (“RED”) and Bond Reference Data. Customers use our pricing data primarily for independent valuations, risk analytics and pre-trade analytics and our reference data products in a broad range of valuation, trading and risk applications in both cash and derivative markets.

–	Indices: We own and administer indices covering loans, bonds, credit default swaps, structured finance and economic indicators, including the PMI series, iBoxx, iTraxx and CDX. In addition to our Markit index families, we provide a range of index related services to enable our customers to meet their custom index requirements. Our indices are used for benchmarking, risk management, valuation and trading. They also form the basis of a wide range of financial products, including exchange traded funds, index funds, structured products and derivatives.

–	Valuation and Trading Services: We provide a broad range of valuation and trading services to both derivative and cash market participants focused on instrument and portfolio valuations, trading performance and analysis, research aggregation and investment process workflow. For example, Totem provides model validation and pricing verification of complex derivatives for sell-side firms. Our portfolio valuation service provides independent valuations for a wide range of derivatives and cash products across all asset classes to buy-side firms.

For the years ended December 31, 2012 and 2013, our Information division generated revenue of $431.3 million and $459.6 million, representing 50.1% and 48.5% of our total revenue, respectively, and Adjusted EBITDA of $214.5 million and $217.2 million, representing 52.8% and 50.2% of our total Adjusted EBITDA before the removal of non-controlling interest, respectively.

Processing

Our Processing division (2013 revenue of $265.3 million) offers trade processing solutions globally for OTC derivatives, FX and syndicated loans, including infrastructure and pre-trade and post-trade support. The division enables buy-side and sell-side firms to confirm transactions rapidly, which increases efficiency by optimizing post-trade workflow, reducing risk, complying with reporting regulations and improving connectivity. Our Processing division sells products and offers services directly rather than via third parties, and its most significant offerings are MarkitSERV, our derivatives processing platform, and Markit Clear, our loans processing platform.

We believe our derivatives processing platform is the industry standard for OTC derivatives post-trade processing across credit, interest rates, equity and FX asset classes. The platform supports electronic confirmation, regulatory reporting, clearing connectivity and trade delivery from trade counterparties and inter-dealer brokers, exchanges and electronic trading platforms and swap execution facilities. Our derivatives processing platform has an active network of over 1,500 customers, including sell-side firms, buy-side firms and execution venues, with connectivity to 15 central counterparties. As part of the derivatives processing offering we launched Credit Centre to allow customers to achieve pre-trade clearing certainty and manage credit lines across multiple venues in an electronically traded marketplace. On an average day, our derivatives processing platform processes over 80,000 OTC trades.

We believe our loans processing platform is the primary platform for the electronic confirmation, documentation and settlement of syndicated loans in the United States. It provides real time data on loan inventories as well as reconciliation and status reporting for new and historical trades. The platform connects sell-side and buy-side firms and loan agents in a single workflow. Functionality is currently being expanded to include loan custodians. We settle substantially all LSTA leveraged syndicated loans and also support and settle loans trading in the LMA market through our loans processing platform.

For the years ended December 31, 2012 and 2013, our Processing division generated revenue of $238.8 million and $265.3 million, representing 27.8% and 28.0% of our total revenue, respectively, and Adjusted EBITDA of $124.5 million and $138.1 million, representing 30.6% and 31.9% of our total Adjusted EBITDA before the removal of non-controlling interest, respectively.

Solutions

Our Solutions division (2013 revenue of $223.0 million) provides configurable enterprise software platforms, managed services and hosted custom web solutions. Our offerings help our customers capture, organize, process, display and analyze information, manage risk and meet regulatory requirements. As the financial services industry places a renewed emphasis on cost efficiency and operational risk reduction, institutions are likely to increase their use of outsourcing to industry experts, which should support demand for our Solutions offerings. Our products and services are designed to help our customers achieve material operational efficiency gains by using deep subject matter expertise, increasing automation and straight-through-processing rates, providing cost-effective hosting, institutionalizing regulatory compliance in our products and services and standardizing our customers’ business processes.

The division targets a broad customer base within the financial services industry including buy-side and sell-side firms, custodians, private equity firms, wealth management firms and retail brokerages. The division sells direct via in-house sales teams, cross-selling software and services when possible, with no third-party distribution agreements.

The Solutions division operates in two sub-divisions: enterprise software and managed services.

–	Enterprise Software: The primary products within the enterprise software sub-division include Enterprise Data Management (“EDM”), Analytics and Wall Street Office (“WSO”) – Software.

EDM software and services provide customers a central hub to manage the acquisition, validation, storage and distribution of data sets from multiple sources. EDM software, which is targeted at banks, regulators, data providers, asset managers, hedge funds and insurance companies, produces transparent and auditable views of positions, transactions, valuations, exposure and counterparties.

Analytics provides our customers with a range of enterprise risk management software solutions to enable customers to calculate risk measures while delivering exceptional computation speed and rapid time to market. We expect Analytics to benefit from regulations that introduce new risk measurement requirements and from the financial services industry’s greater adoption of risk management practices. The Analytics customer base focuses on leading banks and insurance companies globally.

WSO – Software provides loan portfolio management software to participants in the syndicated bank loan market, delivering a single platform for reporting, collateralized loan obligation compliance, integration, performance analysis and agent syndication across the complete trading lifecycle. WSO – Software targets buy-side loan investors, middle market lenders, fund administrators and underwriters of structured products (e.g., collateralized loan obligations).

–	Managed Services: Significant offerings within managed services include MOD, Counterparty Manager, WSO – Services, and Collaboration Services.

MOD designs, builds and hosts custom web solutions for customers in both the retail and institutional financial services markets. The introduction and rapid growth of new user interfaces (e.g., mobile) along with increased demand for online consumption is expected to support further demand for MOD’s services. MOD targets online retail brokerages, sell-side firms, information providers and media firms.

Counterparty Manager provides an online platform for buy-side firms to manage counterparty documentation as they open and maintain trading accounts with sell-side firms. The platform enables the collection and distribution of KYC documents and regulatory support for the Dodd–Frank Act, Foreign Account Tax Compliance Act and other needs. We believe this platform continues to be in high demand as regulators and tax authorities on a global basis increase their oversight of financial markets.

WSO – Services helps syndicated loan customers streamline their business by providing outsourced access to our portfolio of services for middle and back office loan operations.

Our recently launched Collaboration Services platform provides an open, cross-industry messaging network and directory for the global financial services industry. We believe this will enable professionals in all parts of the industry to communicate and share information seamlessly in a secure and compliant manner.

For the years ended December 31, 2012 and 2013, our Solutions division generated revenue of $190.5 million and $223.0 million, representing 22.1% and 23.5% of our total revenue, respectively, and Adjusted EBITDA of $67.6 million and $77.5 million, representing 16.6% and 17.9% of our total Adjusted EBITDA before the removal of non-controlling interest, respectively.

Our History

Markit was founded in 2003 by a group of entrepreneurs with deep experience in the financial services industry with the goal of increasing transparency in the credit derivatives market, initially with a daily credit default swaps pricing product. After the successful launch of its first product, the company attracted investments from global financial institutions, private equity and other investment funds. Since its founding, Markit has grown through organic product and service development and targeted acquisitions.

Customers

We have a diverse customer base across buy-side and sell-side firms, including banks, asset managers, hedge funds, private equity and venture capital funds, fund administration firms and other organizations. Our customers also include exchanges, central banks, regulators, government agencies, rating agencies, research organizations, academics, accounting firms, consultancies, technology and service providers, and other corporations. We have over 3,000 corporate customers, including many of the largest companies in the financial services industry. In 2013, only one customer or group of affiliated customers represented more than 5% of our revenue, at 5.1%, and fewer than 20 customers or groups of affiliated customers generated more than $10 million in revenue.

Sales and Marketing

We have a dedicated global sales force, which in turn is supported by a global account management team as well as by specialists in all major product and service families. We annually develop sales, distribution and marketing strategies on a product-by-product and service-by-service basis. We leverage customer data, business and market intelligence and competitive profiling to retain customers and cross-sell products and services, while also working to promote unified brand recognition across all of our products and services.

Sources of Data

The data supporting our Information division products and services is sourced principally through three different kinds of arrangements. First, we gather data from some of our customers under agreements that also permit these customers to use the products and services created based on their data contribution. Second, we purchase or license data from market data providers under contracts that reflect prevailing market pricing for the data elements purchased. Third, we source data either from public sources, such as corporate actions or bond issuances, or through direct means, such as conducting surveys for economic data. Because of the efficiency of our data gathering methods, our costs to source data are limited.

Information Technology

Our information technology systems are fundamental to our success. They are used for the storage, processing, access and delivery of the data that forms the foundation of our business and the development and delivery of the products and services we provide to our customers. Much of the technology we use and provide to our customers is developed, maintained and supported in-house by a team of over 1,100 employees. We generally own or have secured ongoing rights to use for the purposes of our business all the customer-facing applications that are material to our operations. We support and implement a mix of technologies, focused on implementing the most efficient technology for any given business requirement or task.

Data Centers

We provide most of our corporate and customer-facing services through 11 core data centers that provide a geographically separated and resilient structure. These data centers are located in London, Amsterdam, Boulder (Colorado), Littleton (Colorado), Dallas (Texas), Atlanta (Georgia) and Carlstadt (New Jersey), and are strategically located and operated as close as possible to the business needs in each geographic region.

Disaster Recovery

We ensure that key assets, such as premises, systems, documents and services are available, robust and can be recovered and resumed within acceptable timeframes following an incident that impacts operations. We have a committed business continuity infrastructure that is directed by a steering group, which includes our global head of business continuity and information security, global head of group technology services and other key business heads. Each product and service has a business continuity plan that is tied into an overarching crisis management plan and an office business continuity plan. Our goal is to ensure that production infrastructure and staffing do not create the potential for single points of failure. Thus, all product and service data is backed up regularly, with weekly and monthly backups stored securely at a third-party off-site storage facility.

Security

We place a high level of importance on our data protection and information security systems and have a dedicated team of security specialists. Markit’s information security team manages a wide range of security controls aimed at allowing our workforce to operate in a secure, policy-compliant manner. These controls are designed to alert us to possible weaknesses and breaches. Markit’s information security team also provides guidance at the product development stage to ensure best practice and engages in regular penetration testing of our products and services to assess security.

Competitors

We believe the principal competitive factors in our business include the depth, breadth, timeliness and cost-effectiveness of our products and services; quality and relevance of our offerings; ease of use; our people; and customer support. The breadth of the products and services we offer and the markets we serve expose us to a broad range of competitors that include large information service providers, market data vendors, exchanges, inter-dealer brokers and transaction processing providers.

Our principal competitors for our Information division products and services are Bloomberg L.P., FactSet, Interactive Data Corporation and Thomson Reuters Inc. The principal competitors for our Processing division products and services are Bloomberg L.P., IntercontinentalExchange, Inc. and Traiana. Our Solutions division products and services compete with firms such as Deloitte, GoldenSource, IBM Algorithmics and Intralinks Holdings, Inc.

Intellectual Property

We rely on a combination of trademark, trade secret, patent, misappropriation and copyright laws, as well as contractual and technical measures, to protect our proprietary rights and intellectual property. We seek to control access to and distribution of our confidential and proprietary information and enter into non-disclosure agreements with our employees, consultants, customers and suppliers that provide that any confidential or proprietary information owned or developed by us or on our behalf be kept confidential and limited to internal use. In the normal course of business, we provide our proprietary data, software and methodologies and business processes to third parties through licensing or restricted use agreements. We have proprietary information, rights and know-how in our data, indices, software processes, methodologies and business processes. We also pursue the registration of certain of our trademarks and service marks for our relevant fields of services in the United States and other key jurisdictions. As of December 31, 2013, we have registered 30 U.S. trademarks, including “MARKIT,” “IBOXX,” “ITRAXX” and “CDX,” and have filed one trademark application with the U.S. Patent and Trademark Office. As of December 31, 2013, we have also registered over 200 trademarks, including “MARKIT,” “PMI,” “IBOXX,” “ITRAXX” and “CDX,” in various other jurisdictions throughout the world. In addition, we have registered domain names covering many of our marks, including www.markit.com.

Employees

As of December 31, 2013, Markit had over 3,200 employees, with over 900 in Europe, including over 800 in the United Kingdom, over 1,400 in the United States and over 800 in other locations globally. None of our employees are represented by collective bargaining agreements.

Facilities

Markit is headquartered in London, United Kingdom and operates in over 20 offices around the globe. As of December 31, 2013, our principal offices consisted of the following properties:

Location	Square feet	Lease expiration date(1)	Use
London, United Kingdom	105,000	December 2025	Office Space
New Delhi, India	51,971	July 2021	Office Space
New York City, U.S.	41,743	August 2018	Office Space
Dallas, U.S.	47,413	September 2029	Office Space
Boulder, U.S. (Central Ave.)	59,620	December 2017	Office Space
Boulder, U.S. (Flatiron Pkwy)	30,196	December 2027	Office Space

(1)	Expiration dates include exclusive renewal options granted to Markit in existing leases.

We also lease offices in the following locations: Amsterdam; Calgary; Edinburgh; Frankfurt; Henley on Thames, U.K.; Hong Kong; Manchester; Naperville, Illinois; Singapore; Sydney; Tokyo; Toronto; Valley Cottage, New York; and Vancouver. Historically, we have sought to consolidate acquisitions into major locations, such as London and New York, whenever logistically and commercially reasonable; however, there have been instances where we have expanded our footprint into new locations post-acquisition.

We continue to invest in our current locations as necessary, and we believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that additional or alternative space will be available on commercially reasonable terms for future use and expansion.

Legal Proceedings

We are party to regulatory investigations and legal proceedings with respect to the credit default swaps markets, as described below. With respect to these ongoing matters, we are currently unable to determine the ultimate resolution of, or provide a reasonable estimate of the range of possible loss attributable to, these matters, and therefore we cannot predict the impact they may have on our results of operations, financial position or cash flow. Although we believe we have strong defenses and we are defending these matters vigorously, we could in the future incur judgments or fines or enter into settlements of claims that could have a material adverse effect on our results of operations, financial position and cash flows.

In addition to the matters described below, in the ordinary course of our business, we are or may be from time to time involved in various legal proceedings and we may receive routine requests for information from governmental agencies in connection with their regulatory or investigatory authority. We review such proceedings and requests for information and take appropriate action as necessary. We do not believe, however, based on currently available information, that the results of any of these proceedings or requests for information will have a material adverse effect on our business or results of operations.

European Commission Investigation

In April 2011, the Competition Directorate General of the European Commission (“EC”) opened an investigation of the credit default swap information market, with a primary focus on the activities of certain major international investment banks (the “Dealers”), the International Swaps and Derivatives Association (“ISDA”) and Markit. During the course of the EC’s investigation, Markit responded to the EC’s various requests for information and met in person with the EC.

On July 1, 2013, the EC issued a Statement of Objections to Markit, ISDA and the Dealers, alleging that between 2006 and 2009, the Dealers acted collectively to prevent potential competitors from offering exchange-traded credit default swaps to protect the Dealers’ business as intermediaries in OTC trading of credit default swaps. The EC further alleged that, at the direction of the Dealers, Markit and ISDA denied essential inputs to proposed exchange initiatives and that Markit and ISDA acted as Dealer-controlled associations of undertakings. If the EC ultimately finds that Markit has violated European Union competition laws on this basis and the EC imposes fines on the company, Markit’s liability could be capped at 10% of the sum of the total worldwide revenue of each of the relevant Dealers, rather than 10% of the aggregate worldwide revenue of Markit.

The Statement of Objections is a preliminary finding and does not determine the final outcome of the EC proceedings. Markit has the opportunity to respond to the EC’s preliminary findings both in writing and at an oral hearing, and Markit is defending itself vigorously. There can be no assurance as to the outcome of these proceedings, but the imposition by the EC of a fine against Markit could have a material adverse effect on Markit’s business, financial condition and results of operations.

Department of Justice Investigation

In May 2009, the Antitrust Division of the U.S. Department of Justice (the “DOJ”) commenced an investigation seeking information regarding actions in the credit default swaps markets by Markit and other participants, including, principally, the Dealers. From September 2009 through August 2012, the parties to the DOJ investigation, including the Dealers and Markit, produced documents in response to DOJ requests for information and participated in depositions conducted by the DOJ. The matter remains pending with the DOJ. Markit has been fully cooperative, and will continue to cooperate, with the DOJ in connection with its investigation.

Class Action Lawsuits

Since May 2013, Markit has been named as a defendant with the Dealers and other defendants in a number of putative class action lawsuits filed in U.S. courts and arising out of allegations of violations of federal and state antitrust laws in connection with credit default swaps markets activities. The lead plaintiffs in each case include pension funds, investment management funds and other buy-side firms in the credit default swaps markets. All cases were filed either in the U.S. District Courts for the Northern District of Illinois or the Southern District of New York. On October 16, 2013, the Judicial Panel on Multidistrict Litigation transferred all cases to the Southern District of New York and on December 13, 2013, the court consolidated all such cases for pre-trial purposes.

The primary allegations by plaintiffs are that the defendants conspired to prevent competitors from offering execution and clearing services for exchange-traded credit default swaps and that the defendants conspired to fix and maintain credit default swap bid/ask spreads in the OTC market above the spreads that would have been realized with the development of exchange trading of credit default swaps. The substance of plaintiffs’ request for relief seeks a permanent injunction foreclosing defendants from continuing their alleged anticompetitive actions and trebled damages in an unspecified amount, plus interest, attorneys’ fees and costs of suit.

Bermuda Exchange Control

Under Bermuda law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Under Bermuda law, “exempted” companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an exempted company, we may not, without a license or consent granted by the Minister of Finance, participate in certain business transactions, including transactions involving Bermuda landholding rights and the carrying on of business of any kind for which we are not licensed in Bermuda.

Corporate Information

Markit Group Holdings Limited was formed on May 9, 2007 pursuant to the laws of England and Wales, as a successor company to Markit Group Limited. Markit Ltd. was incorporated pursuant to the laws of Bermuda on January 16, 2014 to become a holding company for Markit Group Holdings Limited. Pursuant to the terms of a corporate reorganization that will be completed prior to the closing of this offering, all of the interests in Markit Group Holdings Limited will ultimately be exchanged for newly issued common shares of Markit Ltd. and, as a result, Markit Group Holdings Limited will become a wholly-owned subsidiary of Markit Ltd.

Our principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY. Our telephone number at this address is +44 20 7260 2000. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. We maintain a website at www.markit.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of our registered office is +1 441 295 5950.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Management

Executive Officers and Directors

The following table sets forth information about our executive officers and directors. Unless otherwise indicated, the current business address for our executive officers and directors is Markit Ltd., c/o Markit Group Limited, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY.

Name	Age	Position
Executive Officers
Lance Uggla	52	Chairman and Chief Executive Officer
Kevin Gould	51	President
Jeff Gooch	46	Chief Financial Officer
Adam Kansler	44	Chief Administrative Officer
Shane Akeroyd	49	Global Head of Sales
Stephen Wolff	46	Head of Corporate Strategy
Non-Executive Directors
Zar Amrolia	50	Director
Jill Denham	53	Director
Dinyar Devitre	66	Director
William E. Ford	52	Director
Timothy Frost	49	Director
Robert Kelly	59	Director
Robert-Jan Markwick	53	Director
James A. Rosenthal	60	Director
Thomas Timothy Ryan, Jr.	68	Director
Dr. Sung Cheng Chih	52	Director
Anne Walker	39	Director

Executive Officers

Lance Uggla is Chief Executive Officer and Chairman of the Board of Markit, responsible for leading the company’s strategic development and managing its day-to-day operations. Mr. Uggla is a founder of Markit and has been a director and chief executive of the business since its formation in 2003. Prior to this, Mr. Uggla was Global Head of Credit Trading and Head of Europe and Asia for TD Securities. Mr. Uggla started his career at Wood Gundy in Toronto and, following the acquisition by CIBC, was latterly Global Head of Fixed Income. Mr. Uggla holds a BBA from the Simon Fraser University and an MSc from the London School of Economics.

Kevin Gould is President of Markit and a co-founder of the company. Mr. Gould was appointed head of Markit Asia Pacific in July 2013 and leads strategy and operations across that region. Mr. Gould established Markit’s business in North America in 2005 and was a director of Markit from 2003 to January 2014. Prior to this, Mr. Gould was European and Asian Head of Credit Trading and Sales at TD Securities in London. Mr. Gould holds a BSc in Mechanical Engineering from Bristol University.

Jeff Gooch was appointed Chief Financial Officer of Markit in September 2013 and is Chairman of MarkitSERV. He was a board member of Markit from 2003 to 2005. Mr. Gooch joined Markit in 2007 to lead the company’s portfolio valuations and trade processing business. In 2009, Mr. Gooch was appointed Chief Executive Officer of MarkitSERV and held that role until September 2013. Prior to this,

Mr. Gooch had a 10 year career at Morgan Stanley, most recently as Head of Fixed Income Operations. Mr. Gooch started his career at Ernst & Young. Mr. Gooch is a chartered accountant and holds an MA in Mathematics from Cambridge University.

Adam Kansler is Chief Administrative Officer of Markit and leads the company’s strategic alliances, corporate communications, legal, human resources, regulatory and government affairs and enterprise risk functions. In 2013, Mr. Kansler was appointed head of Markit’s North American offices and is the General Counsel of Markit. Prior to joining Markit in 2009, Mr. Kansler was a partner in the corporate department of Proskauer LLP where he represented Markit as its outside counsel from the time of its formation. Mr. Kansler holds a BA in Economics from Hobart College and a JD from Columbia University School of Law.

Shane Akeroyd is Global Head of Sales and Marketing and leads Markit’s sales strategy and implementation across all products and geographies. Prior to joining Markit in 2008, Mr. Akeroyd held a number of sales roles most recently as Global Head of Sales for RBC Capital Markets. Mr. Akeroyd holds a BSc (Hons) in Economics from University College London.

Stephen Wolff is Head of Corporate Strategy. Mr. Wolff joined Markit in February 2014 from Deutsche Bank where he was Head of Strategic Investments, managing a portfolio of principal investments, primarily focused on financial market infrastructure. Previous roles at Deutsche Bank included Head of Fixed Income e-commerce and in a prior period, interest rate and FX derivatives trading in both G7 and emerging markets. Between 1999 and 2004, Mr. Wolff worked for Razorfish, and then as managing director of a venture capital start up, Pogo Technology. Mr. Wolff holds a BA in Economics from Manchester University.

Non-Executive Directors

Zar Amrolia has been a director of Markit since October 2013. Mr. Amrolia is Managing Director, Co-head of Fixed Income & Currencies Trading at Deutsche Bank; he was previously Global Head of Foreign Exchange & Markets Electronic Trading at Deutsche Bank. Prior to that, Mr. Amrolia was a partner and co-head of Global Foreign Exchange at Goldman Sachs. Mr. Amrolia also worked at Deutsche Bank from 1995 to 2000 in various roles. Mr. Amrolia holds a BSc in Physics from Imperial College, London, an MSc in Engineering from Oxford University and a DPhil in Mathematics from Oxford University.

Jill Denham has been a director of Markit since December 2013. Ms. Denham is a director of the National Bank of Canada, Morneau Shepell Inc. and Penn West Petroleum Ltd. and is a former director of the Ontario Teachers’ Pension Plan Board, the Foundation Board of the Hospital for Sick Children and the Prostate Cancer Research Foundation. From 2001 to 2005, Ms. Denham was Vice Chair of CIBC Retail Markets. Ms. Denham joined Wood Gundy (subsequently acquired by CIBC) in 1983 and held a number of positions including President Merchant Banking, CIBC Wood Gundy Capital, Managing Director and Executive Vice-President, CIBC, Europe, and head of Commercial Banking and CIBC World Markets e- commerce. Ms. Denham holds an HBA from the University of Western Ontario School of Business Administration and an MBA from Harvard Business School.

Dinyar Devitre has been a director of Markit since November 2012. Mr. Devitre is a special advisor to General Atlantic LLC and a member of the board of directors of Altria Group, Inc., SABMiller plc and The Western Union Company, where he is also the chairman of the nominating and governance committee. Mr. Devitre serves on the board of the Brooklyn Academy of Music and is chairman of the board of Pratham USA. He was formerly a director of The Lincoln Center for the Performing Arts, Inc. From 2002 to 2008 Mr. Devitre was Senior Vice President and Chief Financial Officer of Altria Group, Inc. Prior to 2002, Mr. Devitre held a number of senior management positions with Altria and Philip Morris and was a director of Kraft Foods Inc. and of Emdeon Inc. Mr. Devitre holds a BA (Hons) Degree from St. Joseph’s College, Darjeeling and an MBA from the Indian Institute of Management in Ahmedabad.

William E. Ford has been a director of Markit since January 2010. Mr. Ford is the Chief Executive Officer of General Atlantic LLC, which he joined in 1991, chair of the executive committee and a member of its investment and portfolio committees. Mr. Ford sits on the board of Tory Burch, Oak Hill Advisors and First Republic Bank, and is a trustee of The Rockefeller University, The Memorial Sloan Kettering Cancer Center and Lincoln Center. Mr. Ford sits on the advisory boards of the Stanford Graduate School of Business and Tsinghua University’s School of Economics and Management. Mr. Ford formerly served on the boards of a number of General Atlantic portfolio companies including NYSE Euronext, E*Trade, Priceline, NYMEX and Zagat Survey and was a trustee of Amherst College. Prior to General Atlantic, Mr. Ford worked at Morgan Stanley as an investment banker. Mr. Ford holds a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business.

Timothy Frost has been a director of Markit since January 2010. He previously served as a director from 2003 to 2004. Mr. Frost is a director of Cairn Capital, a Governor of the London School of Economics and a member of the Court of Directors of The Bank of England, where he is also a member of the Bank’s audit and risk committee. Prior to Cairn Capital Mr. Frost worked at J.P. Morgan in a variety of roles, including Head of Credit Trading, Sales and Research. Mr. Frost began his career as an officer in the British Army and served in Germany and the Falkland Islands. Mr. Frost holds a BSc in Economics from the London School of Economics.

Robert Kelly has been a director of Markit since November 2012 and is lead director of the Board. Mr. Kelly is chancellor of Saint Mary’s University in Canada, chairperson of Canada Mortgage and Housing Corporation and chairman of Santander Asset Management. Mr. Kelly was most recently chairman and Chief Executive Officer of Bank of New York Mellon Corporation and Mellon Financial Corporation. Prior to that, Mr. Kelly was Chief Financial Officer of Wachovia Corporation and Vice Chairman of Toronto-Dominion Bank. Mr. Kelly holds a BCom from Saint Mary’s University, a CA & FCA from the Canadian Institute of Chartered Accountants, an MBA from the Cass Business School as well as honorary doctorates from City University and Saint Mary’s University.

Robert-Jan Markwick has been a director of Markit since September 2013. Mr. Markwick is an advisory director to Goldman Sachs, where he has worked since 1994, and a trustee for MediCinema, a nonprofit organization. Mr. Markwick was previously head of Goldman Sachs’ Principal Strategic Investments Group in Europe. He was a member of its Firmwide Commitments Committee from 2005 to 2010 and rejoined the Committee in 2012. Prior to Goldman Sachs, Mr. Markwick worked at Oppenheimer & Company and Foreign & Colonial. Mr. Markwick holds an MA from Downing College, Cambridge University and an MBA from the Manchester Business School.

James A. Rosenthal has been a director of Markit since September 2013. Mr. Rosenthal is the Chief Operating Officer of Morgan Stanley, Head of Corporate Strategy and a member of Morgan Stanley’s management and operating committees. Mr. Rosenthal currently serves as chair of SIFMA, as a trustee of Lincoln Center and as a member of the board of Student Achievement Partners. Prior to this, Mr. Rosenthal was Chief Operating Officer of Morgan Stanley Smith Barney and Head of Firmwide Technology and Operations for Morgan Stanley, which he joined in March 2008. Mr. Rosenthal served as Chief Financial Officer of Tishman Speyer from 2006 to 2008. Prior to that, Mr. Rosenthal was Head of Corporate Strategy and Corporate Development at Lehman Brothers and a member of its management committee. Mr. Rosenthal joined McKinsey & Company in 1986 and left in 1999 as a senior partner specializing in financial institutions. Mr. Rosenthal holds a BA from Yale and a JD from Harvard Law School.

Thomas Timothy Ryan, Jr. has been a director of Markit since September 2013. Mr. Ryan is the Global Head of Regulatory Strategy and Policy at JPMorgan Chase and was Vice Chairman, Financial Institutions and Governments from 1993 to 2008. Mr. Ryan was President and Chief Executive Officer of the Securities and Financial Markets Association from 2008 to 2013. Prior to JPMorgan, Mr. Ryan was the Director of the Office of Thrift Supervision, U.S. Department of the Treasury. Mr. Ryan is a former director of the Resolution Trust Corporation, the Federal Deposit Insurance Corporation, Lloyds

Banking Group, Power Corporation of Canada, Power Financial Corporation, and Great-West Lifeco Inc. From 1983 to 1990, Mr. Ryan was a partner of Reed, Smith, Shaw & McClay. Mr. Ryan served as a board member and chairman of the audit committee at Koram Bank in Seoul, Korea from 2000 to 2004. He served as an officer in the U.S. Army from 1967 to 1970. Mr. Ryan holds an AB from Villanova University and a JD from American University Law School.

Dr. Sung Cheng Chih has been a director of Markit since December 2013. Dr. Sung is an investment advisor to the finance ministries in Singapore and Norway, the Monetary Authority of Singapore and the Government of Singapore Investment Corporation (GIC). Dr. Sung serves on the boards and investment and risk committees of a number of financial and academic institutions including the Massachusetts Institute of Technology, the Singapore University of Technology and Design, the Risk Management Institute of the National University of Singapore, the NTUC Income Insurance Co-Operative and the Wealth Management Institute in Singapore. Prior to 2011, Dr. Sung was Managing Director and Chief Risk Officer for the GIC, which he joined in 1993, as well as chairman of the group risk committee and a member of the group executive committee. Dr. Sung holds a BSc and MSc in Applied Mathematics from the University of Waterloo and a PhD in Pure Mathematics from the University of Minnesota.

Anne Walker has been a director of Markit since February 2013. Ms. Walker is head of Global Corporate Strategy and Investor Relations for Bank of America and is responsible for strategic planning and investments in addition to managing relationships with investors, industry analysts and members of the investment community. Prior to this, Ms. Walker was head of the U.S. Equity Syndicate desk at Bank of America Merrill Lynch. Ms. Walker started her career with Merrill Lynch in 1996 in investment banking and joined Equity Capital Markets in 2001. Ms. Walker holds a BA from Harvard University and an MBA from Columbia Business School.

Board Composition and Election of Directors after this Offering

Our Board of Directors is composed of twelve members,              of whom qualify as “independent” under the listing standards of             . Prior to the consummation of this offering, our Shareholders’ Agreement provided certain of our shareholders the right to each designate one individual to serve on our Board of Directors. See “Related Party Transactions – Shareholders’ Agreement and Current Articles of Association.” Upon consummation of this offering and our corporate reorganization, however, our Shareholders’ Agreement will be terminated and new bye-laws of Markit Ltd. will be put in place. Therefore our existing shareholders will no longer have a right to designate any individuals to serve on our Board of Directors. Our directors were elected as follows:

–	Ms. Walker and Mssrs. Markwick, Rosenthal, Ryan and Amrolia were elected as the designees nominated by a Bank Investor (defined below in “Related Party Transactions – Shareholders’ Agreement and Current Articles of Association”) pursuant to the Shareholders’ Agreement;

–	Mr. Uggla was elected as the designee nominated by the Management Investors (defined below in “Related Party Transactions – Shareholders’ Agreement and Current Articles of Association”) pursuant to the Shareholders’ Agreement;

–	Mr. Ford was elected as the designee nominated by General Atlantic pursuant to the Shareholders’ Agreement;

–	Dr. Sung Cheng Chih was elected as the designee nominated by Temasek pursuant to the Shareholders’ Agreement; and

–	Ms. Denham and Mssrs. Devitre, Frost and Kelly were elected by the Board of Directors.

The Board of Directors has determined that the following directors qualify as “independent” under the listing standards of                 :                 ,                 ,                 and                 . Each of our directors will continue to serve as director until the election and qualification of his successor, or until the earlier of his death, resignation or removal. Our directors do not have a mandatory retirement age requirement under our bye-laws.

Upon the consummation of this offering, our Board of Directors will be divided into three classes as described below. Pursuant to our bye-laws, our directors are appointed at the annual general meeting of shareholders for a period of three years, with each director serving until the third annual general meeting of shareholders following their election (except that the initial Class I and Class II directors will serve until the first annual general meeting and second annual general meeting of shareholders, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual general meeting of shareholders in the year of such expiration.

Messrs.                 ,                 ,                  and                  will initially serve as Class I directors for a term expiring in 2015. Messrs.                 ,                 ,                  and                  will initially serve as Class II directors for a term expiring in 2016. Messrs.                 ,                 ,                  and                  will initially serve as Class III directors for a term expiring in 2017. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Mr. Uggla serves as the Chairman of our Board of Directors. For additional information regarding our Board of Directors, see “Description of Share Capital—Election and Removal of Directors.”

Committees of the Board of Directors

Audit and risk committee

Our audit and risk committee, which consists of                 ,                  and                 , assists the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Board of Directors has determined that each of                 ,                  and                  satisfies the “independence” requirement of Rule 10A-3 under the Exchange Act and meets the financial literacy and sophistication requirements of the listing standards of                 . The Board of Directors has also determined that                  qualifies as an “audit committee financial expert” as such term is defined in the rules of the SEC.

HR and compensation committee

Our human resources and compensation committee (the “Compensation Committee”) consists of                 ,                  and                 . The Compensation Committee’s duties include determining the compensation to our Chief Executive Officer and reviewing recommendations to our Board of Directors with respect to the compensation of our other executive officers and other key management personnel. The Compensation Committee is also responsible for approving, allocating and administering our share incentive plans, executive level contract provisions, executive level succession plans, CEO performance appraisal criteria and benchmarking compensation recommendations against generally accepted market total compensation levels for annual recommendation to our Board of Directors.

Nominating and governance committee

Our nominating and governance committee consists of                 ,                 and                 . Our nominating and governance committee identifies, evaluates and selects, or makes recommendations to our Board of Directors regarding, nominees for election to our Board of Directors and its committees.

Compensation of Executive Officers and Directors

The aggregate compensation, including benefits in kind, accrued or paid to our executive officers and directors with respect to the year ended December 31, 2013 for services in all capacities was $                . As of December 31, 2013, the amount we have set aside or accrued to provide pension, retirement or similar benefits to our executive directors and directors was $                . In the year ended December 31, 2013, we granted 930,000 options to purchase common shares in the aggregate to our executive officers and directors, as set forth in the following table.

No. of share options	Exercise price per share	Expiration date
100,000	$267.00	December 31, 2020
830,000	$267.00	July 24, 2020

Employment Agreements

Certain of our executive officers have entered into employment agreements with the company, certain of which provide for benefits upon a termination of employment. None of our directors have entered into service agreements with the company.

Equity Incentive Plans

Prior to the completion of our corporate reorganization, all of our equity incentive plans are administered by our wholly owned subsidiary, Markit Group Holdings Limited. Following the completion of our corporate reorganization, all of our equity incentive plans will be administered by Markit Ltd. For purposes of this section, prior to the completion of our corporate reorganization, references to the “Board of Directors” refer to the board of directors of Markit Group Holdings Limited. Prior to the completion of our corporate reorganization, shares that are issued pursuant to an equity award granted under such plans are the ordinary shares of Markit Group Holdings Limited. Following the completion of our corporate reorganization, shares that are issued pursuant to an equity award granted under such plans will be the common shares of Markit Ltd.

Share Option Plans

Since 2004, as part of our equity compensation program, we have historically adopted a new share option plan each year under which the Board of Directors may grant options to purchase ordinary non-voting shares in the company to eligible participants. Our share option plans are intended to enable us to motivate eligible participants who are important to our success and growth and to create a long-term mutuality of interest between such participants and our shareholders through grants of options to purchase shares in the company. Although the specific terms of our share option plans may differ from year to year, the material terms of our share option plans are set forth below.

Any employee, director and consultant of the company or its affiliates is eligible to participate in our share option plans. The Board of Directors administers our share option plans and has absolute discretion to determine the award recipients under each plan, as well as the terms of each individual award, including the vesting schedule and exercise price of such award (which must be determined no later than the grant date). The Board of Directors may also at any time delete, amend or add to the provisions of our share option plans, provided that no deletion, amendment or addition may adversely affect existing rights of participants without prior approval. Under our share option plans, the Board of Directors also has the authority to designate an award of share options to employees as incentive stock options. The exercise price of an incentive stock option will be no less than 100% of the grant date fair market value of a share (or 110% in the case of an incentive stock option granted to a 10% shareholder), as set by the Board of Directors in good faith based on reasonable methods. Currently, there are 4,536,261 shares underlying outstanding share options, including incentive stock options, granted pursuant to our share option plans, at exercise prices ranging from $9.00 to $267.00.

Subject to the Board of Directors determining otherwise, on or before the grant of a share option, share options generally have a seven-year term from the commencement of vesting, with certain share options having a ten-year term. They vest in accordance with the vesting terms as provided in the applicable share option plan or share option grant, and vest over a three- or five-year vesting period. For example, if a share option has a five-year vesting period, upon each anniversary of the grant date, the share option would vest as to one-fifth of the shares underlying such option over a total period of five years. The Board of Directors may at any time in its absolute discretion determine to treat an otherwise unvested share option as having vested in full or in part and may extend the exercise period or lapse date of a share option, provided that such lapse date may not be extended past the seventh anniversary of the commencement of vesting.

Upon a termination of employment or provision of services to the company, unvested share options will generally lapse immediately and vested share options will generally lapse after the expiry of a specified exercise period. In certain circumstances, vested share options may also lapse immediately upon termination. In connection with certain corporate transactions, share options may become fully vested and exercisable for a specified exercise period and may lapse thereafter.

Each of our share option plans may be terminated at any time by the Board of Directors or the company and will in any event terminate on the tenth anniversary of its commencement date. Termination will not affect the outstanding rights of participants.

Restricted Share Plan

Since 2006, under our restricted share plan, the Board of Directors may grant awards of restricted ordinary non-voting shares in the company to eligible participants. The material terms of our restricted share plan are set forth below.

Any senior employee (including a director) of the company or an affiliate of the company is eligible to participate in the restricted share plan. Currently, there are 138,124 outstanding restricted shares issued under our restricted share plan.

Under our restricted share plan, shares are issued to participants and registered in their name. Each restricted share has a nominal value of $0.01 per share, which the participant must pay. Restricted shares held by participants are subject to a vesting period set out in the participant’s allotment letter. For example, if an award of restricted shares has a three-year vesting period, upon each anniversary of the grant date, one-third of the restricted shares would vest over a total period of three years. Upon a termination of employment, certain forfeiture provisions may apply to a participant’s vested and/or unvested restricted shares.

Key Employee Incentive Program

The Markit Key Employee Incentive Program (the “KEIP”) was approved by the Board of Directors and adopted by the company on July 25, 2013. Under the KEIP, the Board of Directors may grant options to purchase ordinary non-voting shares in the company (“KEIP options”) to any employee (including an executive director) of the company or its subsidiaries who is required to devote substantially the whole of his or her working time to his or her employment or office. Currently, there are 2,588,500 shares underlying outstanding KEIP options, at an exercise price of $267.00 per share.

The Board of Directors administers the KEIP and has absolute discretion to determine the award recipients and terms of each individual award of KEIP options, including the vesting schedule and exercise price of such award (which must be determined no later than the grant date). The Board of Directors may also at any time delete, amend or add to the provisions of the KEIP, provided that no deletion, amendment or addition may adversely affect existing rights of participants without prior requisite approval.

To be eligible to receive a KEIP option, a participant must agree to an extension of the vesting period for a portion of his or her outstanding share options, which portion is equal to a specified percentage (ranging from 20% to 30%) of their KEIP option grant. Instead of becoming fully vested and exercisable for a specified exercise period upon the occurrence of a listing event, such portion of a participant’s outstanding share options would instead become fully vested and exercisable on the second anniversary of the listing date.

KEIP options vest and become exercisable in three equal tranches on the third, fourth and fifth anniversaries of certain listing events, including, but not limited to, a listing on the NASDAQ or NYSE. KEIP options have a seven-year term from the grant date. The Board of Directors may at any time in its sole discretion decide to accelerate the vesting of unvested KEIP options.

Upon a termination of employment, unvested KEIP options will generally lapse immediately and vested KEIP options will generally lapse after the expiry of a specified exercise period. In certain circumstances, vested KEIP options may also lapse immediately upon termination of employment. In connection with certain corporate transactions, KEIP options may become fully vested and exercisable for a specified exercise period.

The KEIP may be terminated at any time by the Board of Directors or the company and will in any event terminate on the tenth anniversary of its commencement date. Termination will not affect the outstanding rights of participants.

Omnibus Plan

Following the completion of this offering, we do not intend to continue our historical practice of adopting a new share option plan each year. Instead, we intend to terminate the existing equity incentive plans as to new grants and adopt a new omnibus equity incentive plan under which we would have the discretion to grant a broad range of equity-based awards to eligible participants.

Employee Benefit Trust

The Markit Group Holdings Limited Employee Benefit Trust (the “EBT”) was established by a deed dated January 27, 2010 between Markit Group Holdings Limited and Ogier Employee Benefit Trustee Limited (the “Trustee”). The Trustee is an independent provider of fiduciary services, based in Jersey, Channel Islands. The EBT will terminate on January 27, 2090, unless terminated earlier by the Trustee.

The EBT is a discretionary trust through which Markit wishes to provide benefits to its existing and former employees. No such employee has the right to receive any benefit from the EBT unless and until the Trustee exercises its discretion to confer a benefit. Neither Markit nor any of its subsidiaries is permitted to be a beneficiary of the EBT.

Markit may make non-binding recommendations to the Trustee regarding the EBT. The Trustee may amend the EBT, subject to Markit’s consent, but not in any manner that would confer on Markit any benefit or possibility of benefit.

The principal activity of the EBT has been to acquire shares in Markit from its existing and former employees and to hold such shares for their benefit. Subject to the exercise of the Trustee’s discretion, such shares may be delivered to such employees in satisfaction of their rights under any share incentive arrangements established by Markit. The Trustee may not vote any of the shares held by the EBT unless Markit directs otherwise. The Trustee is also generally obliged to forgo dividends in respect of each share held by the EBT unless Markit directs otherwise.

Markit has funded the EBT’s acquisition of shares through interest-free loans that are repayable on demand, but without recourse to any assets other than those held by the Trustee in its capacity as trustee of the EBT.

Principal and Selling Shareholders

The following table and accompanying footnotes sets forth information relating to the beneficial ownership of our common shares, as of                     , 2014, and after giving effect to our corporate reorganization, by:

–	each person, or group of affiliated persons, known by us to beneficially own 5% or more of our issued and outstanding common shares;

–	each of our directors;

–	each of our executive officers;

–	all directors and executive officers as a group; and

–	all selling shareholders.

The number of common shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of                     , 2014 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all common shares held by that person.

The percentage of common shares beneficially owned is computed on the basis of              common shares issued and outstanding as of                     , 2014, after giving effect to our corporate reorganization. Common shares that a person has the right to acquire within 60 days of                     , 2014 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is Markit Ltd., c/o Markit Group Limited, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, England EC2Y 9LY.

Name and address of beneficial owner	Shares beneficially owned before this offering		Number of shares being offered	Shares beneficially owned after this offering		Percent of shares beneficially owned assuming exercise of over- allotment option
	Number	Percentage		Number	Percentage
5% Shareholders
Bank of America Corp.
Deutsche Bank AG
Esta Investments Pte Ltd
General Atlantic Partners Tango, L.P.
The Goldman Sachs Group, Inc.
JPMorgan Chase & Co.

Name and address of beneficial owner	Shares beneficially owned before this offering		Number of shares being offered	Shares beneficially owned after this offering		Percent of shares beneficially owned assuming exercise of over- allotment option
	Number	Percentage		Number	Percentage
Executive Officers and Directors
Lance Uggla
Kevin Gould
Jeff Gooch
Adam Kansler
Shane Akeroyd
Stephen Wolff
Zar Amrolia
Jill Denham
Dinyar S. Devitre
William E. Ford
Timothy Frost
Robert Kelly
Robert-Jan Markwick
James A. Rosenthal
Thomas Timothy Ryan, Jr.
Dr. Sung Cheng Chih
Anne Walker
All executive officers and directors as a group (17 persons)

Other Selling Shareholders

*	Indicates beneficial ownership of less than 1% of the total issued and outstanding common shares.

As of                     , 2014, after giving effect to our corporate reorganization,              common shares, representing     % of our issued and outstanding common shares, were held by      U.S. record holders.

Related Party Transactions

Related Party Customer Relationships

Certain of our shareholders were, immediately prior to this offering, the beneficial owners of more than 10% of our common shares or had the right to designate one individual to serve on our Board of Directors, or both, and certain affiliates of these shareholders are also our customers. Our shareholder customers include the following entities or their affiliates: Bank of America Merrill Lynch, Barclays, BNP Paribas, Citigroup, Deutsche Bank, Goldman Sachs, HSBC, J.P. Morgan, Morgan Stanley, Royal Bank of Scotland, UBS, Temasek, Credit Suisse and General Atlantic (collectively, the “Related Party Customers”). For ownership interests of certain of these related parties in our company immediately prior to this offering, see “Principal and Selling Shareholders.”

We receive fees from the Related Party Customers from the sale of our products and services. In some cases, we may receive data or other information from the Related Party Customers, as well as from non-affiliated customers, that we use in providing our products and services. In exchange for that data and information, we may from time to time offer a range of consideration including discounts, rebates or other incentives. Although we believe the terms of these various arrangements with our Related Party Customers are comparable to terms we could have obtained in arm’s length dealings with unrelated third parties, they are often bespoke arrangements and there may not always be a clear objective measure. We cannot assure you, therefore, that in all cases these arrangements are on terms comparable to those that could be obtained in dealings with unrelated third parties. Revenue (net of rebates) from the Related Party Customers totaled $323.0 million, $372.0 million and $390.0 million for the years ended December 31, 2011, 2012 and 2013, respectively.

Affiliates of certain of our shareholders are also lenders under our revolving credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Shareholders’ Agreement and Current Articles of Association

Markit Group Holdings Limited entered into a Shareholders’ Agreement, amended as of May 21, 2013, among us, certain members of our management team including, among others, our Chief Executive Officer and President (the “Management Investors”), the Related Party Customers and Eton Park. We refer to the Related Party Customers, other than Credit Suisse, General Atlantic and Temasek, herein as the “Bank Investors.” Following the effective time of the Scheme and prior to the closing of this offering, Markit Ltd. will be made party to the Shareholders’ Agreement as the new holding company of Markit Group Holdings Limited. However, effective upon the completion of this offering and our corporate reorganization, pursuant to the terms of the Shareholders’ Agreement and, subject to Investor Consent, the amendment of Markit Group Holdings Limited’s current Articles of Association and the adoption of Markit Ltd.’s new bye-laws, all of the rights and obligations of the Shareholders’ Agreement will terminate. The Shareholders’ Agreement, together with Markit Group Holdings Limited’s current Articles of Association, among other things:

–	limit our shareholders’ ability to transfer their shares, except for certain permitted transfers;

–	provide for drag along and tag along rights with respect to certain qualifying proposed sales of ordinary shares by shareholders, subject to certain conditions;

–	provide for compulsory transfer or redemption of ordinary shares under certain circumstances;

–	provide our shareholders with preemptive rights if we propose to issue any new securities, subject to certain exceptions including the shares to be sold in connection with this offering; and

–	require the written approval by or on behalf of the Bank Investors, General Atlantic and Temasek holding at least 75% of the ordinary voting shares held by those shareholders (“Investor Consent”) before we can take certain actions, including, among other things, changing our authorized or issued share capital, altering our Articles of Association, appointing or removing anyone as a director, disposing of all or substantially all of our assets, and determining whether we should engage in a listing of ordinary shares for trading on the New York Stock Exchange or NASDAQ.

Under the terms of the Shareholders’ Agreement, each of the Bank Investors, General Atlantic and Temasek is entitled to designate one individual to serve on our Board of Directors. In addition, the Management Shareholders are entitled to designate one individual to serve on our Board of Directors, and, if there are at any time seven or more Bank Investors, the Management Shareholders are entitled to designate one additional individual to serve on our Board of Directors. The Shareholders’ Agreement provides that the Board of Directors may at any time appoint up to three individuals to serve as independent directors. Any shareholder or group of shareholders who has the right to appoint a director is also entitled to appoint an alternate director, which alternate is permitted to attend meetings of the Board of Directors and speak on matters presented at such meetings. However, an alternate director is only entitled to vote on matters presented if the director in respect of whom he or she is the alternate is not present at the meeting.

Under the terms of the Shareholders’ Agreement, we have granted each of Eton Park and Credit Suisse the right to designate an individual as its observer on our Board of Directors. Such observer has the right to attend each meeting of the Board of Directors and to speak on matters presented by others at such board meetings. However, no observer has the right to vote on any matter presented to the Board of Directors. We also provide each such observer with all communications and materials that are provided to the Board of Directors generally, at the same time and in the same manner that such communications and materials are provided to our board members.

Underwriters

Each of                     ,                     , and                     who are underwriters of this offering, is an affiliate of one of our shareholders. There may be a conflict of interest between their interests as shareholders (i.e., to maximize the value of their investment) and their respective interests as underwriters (i.e., in negotiating the initial public offering price) as well as your interest as a purchaser.

In addition, certain of our directors are employees of                     ,                     , and                     , who are underwriters of this offering, or their affiliates, and as described above under “—Related Party Customer Relationships,” certain underwriters or their affiliates are our customers. The underwriters or their affiliates have also performed commercial banking, investment banking, financing and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. In particular, affiliates of certain of the underwriters are lenders under our revolving credit facility. The underwriters or their affiliates may in the future engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

Other Related Party Transactions

Pursuant to liquidity events carried out by the Company (which were open to other shareholders of the Company):

–	In February 2011, Markit Group Holdings Limited repurchased 2,464 ordinary non-voting shares for consideration of approximately $0.5 million from an executive officer.

–	In February 2012, Markit Group Holdings Limited repurchased 5,336 ordinary non-voting shares for consideration of approximately $1.2 million from three executive officers.

In June 2012, Markit Group Holdings Limited issued an aggregate of 1,229,511 ordinary shares to three Related Party Customers as payment in full for the $210.0 million aggregate principal amount of unsecured convertible notes, carrying a 5% coupon rate, issued to such parties in 2010 pursuant to the terms of a convertible note agreement.

In August 2012, Markit Group Holdings Limited repurchased 2,193,948 shares for consideration of $495.1 million, of which 1,205,884 shares were repurchased from certain of our Related Party Customers for consideration of approximately $272.1 million.

Common Shares Eligible for Future Sale

Prior to this offering, there has been no market for our common shares, and a liquid trading market for our common shares may not develop or be sustained after this offering. Future sales of substantial amounts of our common shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of common shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common shares in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common shares and our ability to raise equity capital in the future. We intend to apply to list our common shares on the                     under the symbol “         .”

Upon completion of this offering, after giving effect to our corporate reorganization, we will have issued and outstanding                 common shares, assuming either no exercise or full exercise of the underwriters’ over-allotment option. Of the common shares to be issued and outstanding immediately after the closing of this offering, the                 common shares to be sold in this offering (                 common shares assuming full exercise of the over-allotment option) will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining common shares are “restricted securities” under Rule 144. A substantial portion of these restricted securities will be subject to the provisions of the lock-up agreements referred to below.

After the expiration of any lock-up period, these restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which exemptions are summarized below.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned our common shares to be sold for at least six months, would be entitled to sell an unlimited number of our common shares, provided current public information about us is available. In addition, under Rule 144, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned our common shares to be sold for at least one year, would be entitled to sell an unlimited number of common shares beginning one year after this offering without regard to whether current public information about us is available. Our affiliates who have beneficially owned our common shares for at least six months are entitled to sell within any three month period a number of common shares that does not exceed the greater of:

–	1% of the number of our common shares then issued and outstanding, which will equal approximately common shares immediately after this offering, and

–	the average weekly trading volume in our common shares on the during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell our common shares that are not restricted common shares must nonetheless comply with the same restrictions applicable to restricted common shares, other than the holding period requirement.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, consultants or advisors who purchase common shares from us in connection with a qualified compensatory share or option plan or other written agreement in a transaction before the effective date of this offering is eligible to resell such shares, subject to the provisions of the lock-up agreements referred to below, 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

Lock-up Agreements

We, the selling shareholders, our executive officers and directors, and most of our other existing shareholders have agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for or repayable with common shares, for 180 days after the date of this prospectus without first obtaining the written consent of                     . Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

–	offer, pledge, sell or contract to sell any common shares;

–	sell any option or contract to purchase any common shares;

–	purchase any option or contract to sell any common shares;

–	grant any option, right or warrant for the sale of any common shares;

–	lend or otherwise dispose of or transfer any common shares;

–	request or demand that we file a registration statement relating to the common shares; or

–	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Description of Share Capital

The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective as of the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 48610. We were incorporated on January 16, 2014 under the name Markit Ltd. Our registered office is located at 2 Church Street, Hamilton HM 11, Bermuda.

The objects of our business are unrestricted, and the company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Following our corporate reorganization and prior to the closing of this offering, our shareholders will approve certain amendments to our bye-laws which will become effective upon closing of this offering. The following description assumes that such amendments have become effective.

Since our incorporation, other than an increase in our authorized share capital to              on                 , there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered and no name changes. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company which have occurred during the last or current financial years.

We have applied to list our common shares on                     under the symbol “         .”

Initial settlement of our common shares will take place on the closing date of this offering through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Share Capital

Immediately following the completion of this offering, our authorized share capital of $             will consist of issued common shares, par value $0.01 per share, and undesignated shares, par value $0.01 per share that our Board of Directors is authorized to designate from time to time as common shares or as preference shares. Upon completion of this offering, there will be                 common shares issued and outstanding, excluding                 common shares issuable upon exercise of options granted and              outstanding restricted shares as of December 31, 2013, and no preference shares issued and outstanding. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid.

Pursuant to our bye-laws, subject to the requirements of any stock exchange on which our shares are listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Any cash dividends payable to holders of our common shares listed on the                     will be paid to Computershare Inc., our paying agent in the United States for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Where our shares are listed or admitted to trading on any appointed stock exchange, such as                     , they will be transferred in accordance with the rules and regulations of such exchange.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting and the chairman or a majority of our directors then in office may convene a special general meeting. Under our bye-laws, at least                     days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Subject to the rules of                 , the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of         % of all issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981 (the “Companies Act”), establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our bye-laws provide that our Board of Directors shall consist of                     directors or such greater number as the Board of Directors may determine. Our Board of Directors will initially consist of twelve directors. Our Board of Directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2015, 2016 and 2017, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our Board of Directors must give notice of the intention to propose the person for election. Where a Director is to be elected at an annual general meeting, that notice must be given not less than         days nor more than         days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than         days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a Director is to be elected at a special general meeting, that notice must be given not later than         days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, only with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by the Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law is not entitled to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of the Board of Directors determines that such director is not disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Our bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders including the affirmative vote of a majority of all votes entitled to be cast on the resolution. In the case of certain bye-laws, such as the bye-laws relating to election and removal of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least     % of our directors then in office and the affirmative vote of at least     % of all votes entitled to be cast on the resolution.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations, Mergers and Business Combinations

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly-owned subsidiary) that has been approved by the Board of Directors must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common shares. Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our Board of Directors must be approved by the holders of not less than     % of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Our bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to our bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our Board of Directors and authorized at an annual or special general meeting by the affirmative vote of at least     % of the votes attaching to our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned shares of the company representing at least     % of the votes attaching to our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is a person that beneficially owns shares representing     % or more of the votes attaching to our issued and outstanding voting shares and any person affiliated or associated with us that owned shares representing     % or more of the votes attaching to our issued and outstanding voting shares at any time three years prior to the relevant time.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our bye-laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

A register of holders of the common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by Computershare Trust Company, N.A., which will serve as branch registrar and transfer agent.

Untraced Shareholders

Our bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the                     . Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Bermuda Company Considerations

Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders.

Bermuda	Delaware

Shareholder meetings

–    May be called by the Board of Directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

– May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

– May be held in or outside Bermuda.	– May be held in or outside of Delaware.

– Notice:	– Notice:

– Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	– Written notice shall be given not less than 10 nor more than 60 days before the meeting.

– Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

–    Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights

– Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	– With limited exceptions, stockholders may act by written consent to elect directors.

–    Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

– Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

– The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The	– For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no

Bermuda	Delaware

bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

– Our bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	– When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

– The bye-laws may provide for cumulative voting, although our bye-laws do not.	– The certificate of incorporation may provide for cumulative voting.

–    The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

–    Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

–    Every company may at any meeting of its Board of Directors sell, lease or exchange all or substantially all of its property and assets as its Board of Directors deems expedient and in the best interests of the company to do so when authorized by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

–    Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

–    Any company which is the wholly-owned subsidiary of a holding company, or one or more companies which are wholly-owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of the Board of Directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

–    Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

Bermuda	Delaware
– Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

–    Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

– The Board of Directors must consist of at least one director.	– The board of directors must consist of at least one member.

– The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the Board of Directors and/or the shareholders in accordance with the company’s bye-laws.

–    Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

– Removal:	– Removal:

–    Under our bye-laws, any or all directors may be removed, with cause, by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.

–    Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

–    In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Duties of directors

–    The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a Board of Directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

–    a duty to act in good faith in the best interests of the company;

–    a duty not to make a personal profit from opportunities that arise from the office of director;

–    Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the

Bermuda	Delaware
– a duty to avoid conflicts of interest; and – a duty to exercise powers for the purpose for which such powers were intended.	corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

–    The Companies Act imposes a duty on directors and officers of a Bermuda company:

–    to act honestly and in good faith with a view to the best interests of the company; and

–    to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

–    The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.

–    In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Takeovers

–    An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

–    By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

–    Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

–    Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Bermuda	Delaware

–    By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

–    Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenter’s rights of appraisal

–    A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

–    With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

–    The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate

Bermuda	Delaware
of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution

–    Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

–    Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Shareholder’s derivative actions

–    Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

–    In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Taxation

The following sets forth material Bermuda, U.K. and U.S. federal income tax consequences of an investment in our common shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our common shares, such as the tax consequences under U.S. state, local and other tax laws.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United Kingdom Taxation

General

The following is a description of the material U.K. tax consequences of an investment in our common shares. It is intended only as a general guide to the position under current United Kingdom tax law and what is understood to be the current published practice of HMRC and may not apply to certain classes of investors, such as dealers in securities, persons who acquire (or are deemed to acquire) their securities by reason of an office or employment, insurance companies and collective investment schemes. Any person who is in doubt as to his tax position is strongly recommended to consult his own professional tax adviser. To the extent this description applies to U.K. resident and, if individuals, domiciled shareholders, it applies only to those shareholders who beneficially hold their shares as an investment (unless expressly stated otherwise).

The Company

It is the intention of the directors to conduct the affairs of Markit Ltd. so that the central management and control of Markit Ltd. is exercised in the U.K. such that Markit Ltd. is treated as resident in the U.K. for U.K. tax purposes.

Taxation of Dividends

Withholding Tax

We will not be required to withhold tax at source on any dividends paid to shareholders in respect of our common shares.

U.K. resident shareholders

Individuals resident in the U.K. for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received and a tax credit equal to one-ninth of the dividend received (the “gross dividend”). For example, on a dividend received of £90, the tax credit would be £10, and an individual would be liable to income tax on £100. The gross dividend will be part of the individual’s total income for U.K. income tax purposes and will be regarded as the top slice of that income. However, in calculating the individual’s liability to income tax in respect of the gross dividend, the tax credit (which equates to 10 percent of the gross dividend) is set off against the tax chargeable on the gross dividend.

U.K. resident individuals who are subject to income tax at the basic rate (currently 20 percent for taxable income up to £32,010), will be subject to tax on the gross dividend at the rate of 10 percent. The tax credit will, in consequence, satisfy in full their liability to income tax on the gross dividend.

U.K. resident individuals who are subject to income tax at the higher rate (currently 40 percent) are subject to tax on the gross dividend at the rate of 32.5 percent, to the extent that the gross dividend falls above the threshold (currently £32,010) for the higher rate of income tax but below the threshold (currently £150,000) for the additional rate of income tax (currently 45 percent), but are entitled to offset the 10 percent tax credit against such liability. For example, on a dividend received of £90 such a taxpayer would have to pay additional tax of £22.50 (representing 32.5 percent of the gross dividend less the 10 percent credit). This represents an effective tax rate of 25 percent of the cash dividend received.

U.K. resident individuals who are subject to income tax at the additional rate (currently 45 percent) are subject to tax on the gross dividend at the rate of 37.5 percent to the extent that the gross dividend falls above the threshold (currently £150,000) for the additional rate of income tax, but are entitled to offset the 10 percent tax credit against such liability. For example, on a dividend received of £90 such a taxpayer would be required to account for income tax of £27.50 (being 37.5 percent of the gross dividend less the 10 percent tax credit). This represents an effective tax rate of 30.6 percent of the cash dividend received.

A U.K. resident shareholder who holds common shares in an individual savings account or personal equity plan will be exempt from income tax on dividends in respect of such shares but will not be able to claim payment from HMRC of the tax credit associated with the dividend.

No repayment of the tax credit in respect of dividends paid by us can be claimed by a United Kingdom resident shareholder who is not liable to U.K. tax on dividends (such as pension funds and charities).

Subject to certain exceptions, including for traders in securities and insurance companies, dividends paid by us and received by a corporate shareholder resident in the United Kingdom for tax purposes should be able to rely on the provisions set out in Part 9A of the Corporation Tax Act which exempt certain classes of dividend from corporation tax. Each shareholder’s position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by us would fall into an exempt class and will not be subject to corporation tax. Such shareholders will not be able to reclaim repayment of tax credits attaching to dividends.

Non U.K. resident shareholders

Non-U.K. resident shareholders are not subject to tax (including withholding tax) in the United Kingdom on dividends received on our common shares and are therefore not generally entitled to payment of any part of the income tax credit, subject to the existence and terms of any applicable double tax convention between the U.K. and the jurisdiction in which such shareholder is resident.

Taxation of Capital Gains

U.K. Resident Shareholders

A disposal of common shares by an individual shareholder who is (at any time in the relevant United Kingdom tax year) resident in the United Kingdom for tax purposes, may give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom taxation of chargeable gains, depending on the shareholder’s circumstances and subject to any allowable deductions and any available exemption or relief including the annual exempt amount (currently £10,900). Capital gains tax is charged on chargeable gains at a rate of either 18 percent or 28 percent depending on whether the individual is a basic rate taxpayer or a higher or additional rate taxpayer.

For shareholders within the charge to U.K. corporation tax on chargeable gains that do not qualify for the substantial shareholding exemption in respect of the common shares, indexation allowance should be available to reduce the amount of any chargeable gain realized on a disposal of common shares (but not to create or increase any loss).

Non-resident Shareholders

A shareholder who is not resident in the United Kingdom for tax purposes will not be subject to U.K. taxation of capital gains on the disposal or deemed disposal of common shares unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a non-U.K. resident corporate shareholder, a permanent establishment) to which the common shares are attributable, in which case they will be subject to the same rules which apply to United Kingdom resident shareholders.

A shareholder who is an individual and who is temporarily resident for tax purposes outside the United Kingdom at the date of disposal of common shares may also be liable, on his return, to United Kingdom taxation of chargeable gains (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements below summarize the current law and are intended as a general guide only to stamp duty and SDRT. Special rules apply to agreements made by broker dealers and market makers in the ordinary course of their business and to transfers, agreements to transfer or issues to certain categories of person (such as depositaries and clearance services) which may be liable to stamp duty or SDRT at a higher rate.

No stamp duty or stamp duty reserve tax will be payable on the transfer of the common shares, provided that the common shares are not registered in a register kept in the U.K. It is not intended that such a register will be kept in the U.K. Further, no stamp duty will be payable on transfer of the common shares provided that (i) any instrument of transfer is not executed in the U.K.; and (ii) such instrument of transfer does not relate to any property situated, or any matter or thing done or to be done, in the U.K.

Inheritance Tax

U.K. inheritance tax may be chargeable on the death of, or on a gift of common shares by, a U.K. domiciled shareholder. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to the trustees of settlements who hold common shares. Potential investors should consult an appropriate professional adviser if they make a gift or transfer at less than full market value or they intend to hold common shares through trust arrangements.

ISA

The common shares are eligible for inclusion in the stocks and shares component of an ISA, subject, where applicable, to the annual subscription limits for new investments into an ISA (for the tax year 2013/2014 this is £11,520). Sums received by a shareholder on a disposal of common shares will not count towards the shareholder’s annual limit, but a disposal of common shares held in an ISA will not serve to make available again any part of the annual subscription limit that has already been used by the shareholder in that tax year.

U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of common shares. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire the common shares.

This discussion applies only to a U.S. Holder that holds common shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

–	certain financial institutions;

–	dealers or traders in securities who use a mark-to-market method of tax accounting;

–	persons holding common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the common shares;

–	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

–	entities classified as partnerships for U.S. federal income tax purposes;

–	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

–	persons that own or are deemed to own ten percent or more of our voting shares; or

–	persons holding common shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the common shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares and is:

–	a citizen or individual resident of the United States;

–	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

–	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in their particular circumstances.

This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

Distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. For so long as our common shares are listed on the                      or we are eligible for benefits under the U.S.-U.K. income tax treaty, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Sale or Other Disposition of Common Shares

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

We believe that we are not currently a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes and do not expect to become one in the foreseeable future. In general, a non-U.S. corporation is a PFIC for any taxable year if: (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder held common shares (assuming such U.S. Holder has not made a timely mark-to-market election, as described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the common shares would be allocated ratably over the U.S. Holder’s holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are “marketable.” Common shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of common shares in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

In addition, in order to avoid the application of the foregoing rules, a United States person that owns stock in a PFIC for U.S. federal income tax purposes may make a “qualified electing fund” election (a “QEF Election”) with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

                    and                      are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders, the number of common shares set forth opposite its name below.

Underwriter	Number of shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
UBS Securities LLC
BNP Paribas Securities Corp.
Jefferies LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Total

The underwriting agreement provides that the underwriters’ obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

–	the obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional shares as described below), if any of the common shares are purchased;

–	that the representations and warranties made by us and the selling shareholders to the underwriters are true;

–	that there is no material change in our business or the financial markets; and

–	that we deliver customary closing documents to the underwriters.

We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

There is no established trading market for our common shares and a liquid trading market may not develop. It is also possible that the shares will not trade at or above the initial offering price following the offering.

Commissions and Discounts

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that the selling shareholders will pay to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional shares.

	Without over-allotment option		With over-allotment option
	Per share	Total	Per share	Total
Price to public	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $         million and are payable by                     .                      has agreed to reimburse the underwriters for expenses relating to the clearance of the offering with the Financial Industry Regulatory Authority in an amount of up to $        .

The Option to Purchase Additional Shares

The selling shareholders have granted an option to the underwriters to purchase up to             additional shares to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-up Agreements

We, the selling shareholders, our executive officers and directors, and most of our other existing shareholders have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 180 days after the date of this prospectus without first obtaining the written consent of                     . Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

—	offer, pledge, sell or contract to sell any common shares;

—	sell any option or contract to purchase any common shares;

—	purchase any option or contract to sell any common shares;

—	grant any option, right or warrant for the sale of any common shares;

—	lend or otherwise dispose of or transfer any common shares;

—	request or demand that we file a registration statement relating to the common shares; or

—	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

We intend to apply to list our common shares on             under the symbol “             .” To meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common shares. The initial public offering price will be determined through negotiations among us, the selling shareholders and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

–	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

–	our financial information;

–	the history of, and the prospects for, our company and the industry in which we compete;

–	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

–	the present state of our development; and

–	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may conduct these transactions on                     , in the over-the-counter market or otherwise.

Neither we, the selling shareholders nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we, the selling shareholders nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, market making and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments. See also “Related Party Transactions—Underwriters.”

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of common shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us, the selling shareholders or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for any of the underwriters, the selling shareholders or us to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company, the selling shareholders nor the underwriters have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the company, the selling shareholders or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

Our common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us, the selling shareholders or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares which are the subject of the offering contemplated by this prospectus may be illiquid or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Japan

Where the common shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors”(within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Bermuda

The securities being offered may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing the securities being offered in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

Legal Matters

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, our special Bermuda counsel. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The financial statements as of the years ended December 31, 2011, 2012 and 2013 and for each of the three years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales. The current address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, England WC2N 6RH.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Upon completion of this offering, in accordance with SEC rules, we will file our annual report on Form 20-F with the SEC within 120 days from the end of each fiscal year. You may inspect and copy reports and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Expenses of the Offering

We estimate that our expenses in connection with this offering will be as follows:

Expenses	Amount
SEC registration fee	$
listing fee
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous costs
Total

All amounts in the table are estimates except the SEC registration fee, the                      listing fee and the FINRA filing fee.

Enforcement of Judgments

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Markit Group Holdings Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Markit Group Holdings Limited and its subsidiaries at December 31, 2013 , 2012 and 2011, and the statements of income, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

March 13, 2014

MARKIT GROUP HOLDINGS LIMITED

CONSOLIDATED INCOME STATEMENT

		Year to 31 December 2011	Year to 31 December 2012	Year to 31 December 2013
	Note	$’m	$’m	$’m

Revenue	5	762.5	860.6	947.9

Operating expenses	8	(403.0)	(454.0)	(515.1)
Exceptional items	6	(11.6)	(40.3)	(60.6)
Acquisition related items	7	(4.8)	(0.9)	1.4
Amortization – acquisition related	14	(34.4)	(46.2)	(50.1)
Depreciation and Amortization – other	13 / 14	(62.7)	(66.7)	(86.0)
Share-based compensation	21	(11.7)	(16.2)	(8.1)
Other (losses) / gains – net	9	(4.6)	(11.6)	0.7

Operating profit		229.7	224.7	230.1

Finance costs – net	10	(22.9)	(28.9)	(19.4)

Profit before income tax		206.8	195.8	210.7

Income tax expense	11	(50.6)	(42.7)	(63.7)

Profit for the year from continuing operations		156.2	153.1	147.0

Profit attributable to:
Equity holders		125.8	125.0	139.4
Non-controlling interests		30.4	28.1	7.6

		156.2	153.1	147.0

		$	$	$
Earnings per share – basic	12	7.03	7.03	8.02
Earnings per share – diluted	12	6.92	6.94	7.94

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Year to 31 December 2011	Year to 31 December 2012	Year to 31 December 2013
	Note	$’m	$’m	$’m

Profit for the year		156.2	153.1	147.0
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Available for sale financial assets:
- gains arising during the year	16	-	1.8	2.4
- reclassification adjustment for sale of available for sale financial asset	6	-	-	(4.2)
Cash flow hedges		-	-	(7.8)
Currency translation differences	23	2.8	24.8	11.5

Other comprehensive income for the year, net of tax		2.8	26.6	1.9

Total comprehensive income for the year		159.0	179.7	148.9

Attributable to:
Equity holders		128.6	151.6	140.8
Non-controlling interests		30.4	28.1	8.1

Total comprehensive income for the year		159.0	179.7	148.9

Items in the statement above are disclosed net of a tax credit of $2.0m (2012: charge of $1.4m, 2011: charge of $0.1m).

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT GROUP HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEET

		31 December	31 December	31 December
		2011	2012	2013
Assets	Note	$’m	$’m	$’m
Non-current assets
Property, plant and equipment	13	40.9	49.8	62.3
Intangible assets	14	2,285.5	2,760.5	2,717.8
Deferred income tax assets	26	35.0	35.4	108.5
Derivative financial instruments	17	-	-	0.3

Total non-current assets		2,361.4	2,845.7	2,888.9

Current assets
Available for sale financial assets	16	1.0	2.8	-
Trade and other receivables	18	133.9	190.6	231.2
Derivative financial instruments	17	0.4	0.1	0.9
Current income tax receivables		3.3	1.9	3.6
Cash and cash equivalents	19	148.3	110.2	75.3

Total current assets		286.9	305.6	311.0

Total assets		2,648.3	3,151.3	3,199.9

Equity
Capital and reserves
Share capital	20	0.2	0.2	0.2
Share premium	20	16.4	297.0	372.9
Other reserves	23	(13.4)	16.3	19.5
Retained earnings	22	1,837.6	1,423.0	1,663.3

Equity attributable to owners of the parent		1,840.8	1,736.5	2,055.9
Non-controlling interests	30	190.6	193.2	-

Total equity		2,031.4	1,929.7	2,055.9

Liabilities
Non-current liabilities
Borrowings	25	13.3	536.6	472.7
Trade and other payables	24	74.8	36.1	29.6
Derivative financial instruments	17	-	0.2	0.3
Deferred income tax liabilities	26	97.2	144.5	140.6

Total non-current liabilities		185.3	717.4	643.2

Current liabilities
Borrowings	25	208.9	117.1	101.9
Trade and other payables	24	127.8	205.3	198.6
Deferred income		88.4	167.3	177.9
Current income tax liabilities		6.3	13.3	14.3
Derivative financial instruments	17	0.2	1.2	8.1

Total current liabilities		431.6	504.2	500.8

Total liabilities		616.9	1,221.6	1,144.0

Total equity and liabilities		2,648.3	3,151.3	3,199.9

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Year ended 31 December 2013
	Note	Share capital $’m	Share premium $’m	Other reserves $’m	Retained earnings $’m	Equity attributable to equity holders of the Company $’m	Non- controlling interest $’m	Total equity $’m

Balance at 1 January 2013		0.2	297.0	16.3	1,423.0	1,736.5	193.2	1,929.7
Profit for the year		-	-	-	139.4	139.4	7.6	147.0
Other comprehensive income for the year		-	-	3.2	(1.8)	1.4	0.5	1.9

Total comprehensive income for the year		-	-	3.2	137.6	140.8	8.1	148.9

Share-based compensation	22	-	-	-	8.1	8.1	-	8.1
Current tax in relation to share options	11	-	-	-	2.7	2.7	-	2.7
Deferred tax in relation to share options	26	-	-	-	(0.4)	(0.4)	-	(0.4)
Shares issued	20	-	75.9	-	-	75.9	-	75.9

Total contributions by and distributions to owners of the parent		-	75.9	-	10.4	86.3	-	86.3

Tax arising on transactions with non-controlling interests	11	-	-	-	69.4	69.4	-	69.4
Elimination of non-controlling interests	30	-	-	-	22.9	22.9	(201.3)	(178.4)

Total Changes in ownership interests in subsidiaries that do not result in a loss of control		-	-	-	92.3	92.3	(201.3)	(109.0)

Total transactions with owners		-	75.9	-	102.7	178.6	(201.3)	(22.7)

Balance at 31 December 2013		0.2	372.9	19.5	1,663.3	2,055.9	-	2,055.9

MARKIT GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Year ended 31 December 2012
	Note	Share capital	Share premium	Other reserves	Retained earnings	Equity attributable to equity holders of the Company	Non- controlling interest	Total equity

		$’m	$’m	$’m	$’m	$’m	$’m	$’m

Balance at 1 January 2012		0.2	16.4	(13.4)	1,837.6	1,840.8	190.6	2,031.4
Profit for the year		-	-	-	125.0	125.0	28.1	153.1

Other comprehensive income for the year		-	-	24.8	1.8	26.6	-	26.6

Total comprehensive income for the year		-	-	24.8	126.8	151.6	28.1	179.7
Share-based compensation	22	-	-	-	16.2	16.2	-	16.2

Dividends to non-controlling interests		-	-	-	-	-	(25.5)	(25.5)

Deferred tax in relation to share options	22	-	-	-	(8.7)	(8.7)	-	(8.7)
Other reserve movements	22	-	-	-	(3.7)	(3.7)	-	(3.7)
Shares held in escrow		-	-	13.0	-	13.0	-	13.0
Transfer between reserves	22	-	-	(8.1)	8.1	-	-	-
Shares issued	20	-	280.6	-	-	280.6	-	280.6
Repurchase of shares	20	-	-	-	(553.3)	(553.3)	-	(553.3)

Total contributions by and distributions to owners		-	280.6	4.9	(541.4)	(255.9)	(25.5)	(281.4)

Balance at 31 December 2012		0.2	297.0	16.3	1,423.0	1,736.5	193.2	1,929.7

Year ended 31 December 2011
	Note	Share capital	Share premium	Other reserves	Retained earnings	Equity attributable to equity holders of the Company	Non- controlling interest	Total equity

		$’m	$’m	$’m	$’m	$’m	$’m	$’m

Balance at 1 January 2011		0.2	3.9	(16.2)	1,728.5	1,716.4	190.9	1,907.3
Profit for the year		-	-	-	125.8	125.8	30.4	156.2

Other comprehensive income for the year		-	-	2.8	-	2.8	-	2.8

Total comprehensive income for the year		-	-	2.8	125.8	128.6	30.4	159.0
Share-based compensation	22	-	-	-	11.7	11.7	-	11.7

Dividends to non-controlling interests		-	-	-	-	-	(30.7)	(30.7)

Current tax in relation to share options		-	-	-	2.7	2.7	-	2.7

Deferred tax in relation to share options	22	-	-	-	0.7	0.7	-	0.7

Shares issued	20	-	12.5	-	-	12.5	-	12.5
Repurchase of shares / options	20/21	-	-	-	(31.8)	(31.8)	-	(31.8)

Total contributions by and distributions to owners		-	12.5	-	(16.7)	(4.2)	(30.7)	(34.9)

Balance at 31 December 2011		0.2	16.4	(13.4)	1,837.6	1,840.8	190.6	2,031.4

MARKIT GROUP HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December

		Year ended 31 December
		2011	2012	2013
	Note	$’m	$’m	$’m
Cash generated from operations
Profit before income tax		206.8	195.8	210.7
Adjustment for:
Amortization – acquisition related	14	34.4	46.2	50.1
Depreciation and amortization – other	13 /14	62.7	66.7	86.0
Impairment of intangible assets	14	-	8.9	53.5
(Profit) / loss on disposal of non-current assets		(2.3)	0.4	-
Fair value (gains) / losses on derivative financial instruments	9	(1.0)	1.5	(3.9)
Fair value adjustments on contingent consideration	7	2.2	(2.7)	(1.8)
Profit on sale of available for sale financial assets	16	-	-	(4.2)
Share-based compensation		11.7	16.2	8.1
Finance costs – net	10	22.9	28.9	19.4
Foreign exchange losses and other non-cash charges in operating activities		4.4	5.2	3.2
Changes in working capital:
Decrease / (increase) in trade and other receivables		1.0	(37.8)	(36.0)
Increase in trade and other payables		11.4	72.8	28.7

Cash generated from operations		354.2	402.1	413.8

Cash flows from operating activities
Cash generated from operations		354.2	402.1	413.8
Interest paid		(12.6)	(21.4)	(7.3)
Income tax paid		(19.4)	(40.1)	(66.7)

Net cash generated from operating activities		322.2	340.6	339.8

Cash flows from investing activities
Acquisition of subsidiaries, net of cash acquired	29	(66.7)	(380.8)	(12.5)
Settlement of contingent consideration		-	-	(33.1)
Purchases of property, plant and equipment		(13.9)	(28.8)	(35.0)
Proceeds from sale of property, plant and equipment		3.8	-	-
Proceeds from sale of available for sale financial asset	16	-	-	5.2
Purchases of intangible assets		(61.1)	(70.2)	(95.5)
Interest received		0.1	0.2	0.3

Net cash used in investing activities		(137.8)	(479.6)	(170.6)

Cash flows from financing activities
Proceeds from issuance of ordinary shares	20	10.2	43.1	57.4
Share buy back		-	(69.8)	(102.9)
Other purchase of shares		(31.8)	(88.9)	-
Transactions with non-controlling interest in subsidiaries		-	-	(178.4)
Proceeds from borrowings		15.0	240.5	177.0
Repayments of finance leases		(6.0)	-	-
Repayments of borrowings		(120.0)	-	(157.0)
Dividends paid to non-controlling interests		(30.7)	(25.5)	-

Net cash (used in) / generated from financing activities		(163.3)	99.4	(203.9)

Net increase / (decrease) in cash and cash equivalents		21.1	(39.6)	(34.7)

Cash and cash equivalents at beginning of year	19	127.6	148.3	110.2
Net increase / (decrease) in cash and cash equivalents		21.1	(39.6)	(34.7)
Exchange (losses) / gains on cash and cash equivalents		(0.4)	1.5	(0.2)

Cash and cash equivalents at end of year	19	148.3	110.2	75.3

The accompanying notes are an integral part of these consolidated financial statements.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	General information

Markit Group Holdings Limited (‘the Company’) and its subsidiaries (together, ‘the Group’) sell financial information services to provide price transparency and to reduce risk and improve operational efficiency. The Group has operations around the world and sells mainly within the United Kingdom, the United States of America and Europe. The Group acquired a number of businesses in the three years ended 31 December 2013 as disclosed in note 29.

The principal activities of the Group consist of:

—	Collection, processing and redistribution of market prices for credit derivatives, cash credit instruments, loans to and from financial institutions, as well as providing other credit data;
—

Provision of valuations for OTC (over the counter) derivative instruments including equity derivatives, foreign exchange derivatives, interest rate derivatives, credit derivatives and commodities derivatives to financial institutions;

—	Provision of dividend forecasting as well as index constituents information services to financial institutions;
—	Provision of a trade processing platform for OTC derivatives focusing on capture, ISDA (International Swaps and Derivatives Association) confirmations and life cycle events for financial institutions;
—	Provision of portfolio risk management software and services to syndicated loan market participants;
—	Provision of design, development and hosting of customer websites, reports and tools for the financial services industry;
—	Provision of risk management solutions for the financial markets, specializing in the provision of software to calculate market and credit risk exposures;
—	Provision of post-trade connectivity, workflow and straight through processing for the foreign exchange market;
—	Provision of data, analysis and insight into short-selling and institutional fund flow across the global markets; and
—	Provision of enterprise data management software.

Markit Group Holdings Limited is a limited company incorporated and domiciled in England & Wales. The address of its registered office is 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, EC2Y 9LY.

The financial statements were authorized for issue by the Board of Directors on 13 March 2014.

2.	Summary of significant accounting policies

The accounting policies set out below have been applied in preparing the financial statements as of 31 December 2011, 2012 and 2013 and for the three years ended 31 December 2013, unless otherwise stated.

2.1	Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and the International Financial Reporting Standards Interpretations

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Committee (“IFRIC”) interpretations, collectively ‘IFRSs’. The consolidated financial statements have also been prepared under the historical cost convention, as modified to include the fair value of certain financial instruments in accordance with IFRS.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4.

2.2 Consolidation

(a) Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the fair value of any equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis.

Acquisition-related costs are expensed as incurred (see note 7).

If the business combination is achieved in stages, at the acquisition date for which control is obtained, the fair value of the Group’s previously held equity interest in the acquiree is remeasured to fair value with any resulting gain or loss recorded in the consolidated income statement.

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration are recognized in the consolidated income statement.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed.

Inter-company transactions, balances, income and expenses on transactions between Group companies are eliminated. Gains and losses resulting from inter-company transactions that are recognized in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(b) Changes in ownership interests in subsidiaries without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

2.3 Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in US Dollars ($), which is the Group’s presentation currency. The exchange rates used for the translation of the income statement and the balance sheet are as follows:

	2011	2012	2013
STERLING
Income statement	1.6034	1.5852	1.5642
Balance sheet	1.5541	1.6255	1.6563
EURO
Income statement	1.3918	1.2860	1.3283
Balance sheet	1.2981	1.3184	1.3280

(b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the consolidated income statement within ‘finance costs – net’. All other foreign exchange gains and losses are presented in the consolidated income statement within ‘other losses – net’.

Changes in the fair value of monetary securities denominated in foreign currency classified as available for sale are analyzed between translation differences resulting from changes in the amortized cost of the security and other changes in the carrying amount of the security. Translation differences related to changes in amortized cost are recognized in the consolidated income statement, and other changes in carrying amount are recognized in other comprehensive income.

Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognized in the consolidated income statement as part of the fair value gain or loss. Translation differences on non-monetary financial assets, such as equities classified as available for sale, are included in other comprehensive income.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c) Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii) income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

(iii) all resulting exchange differences are recognized in other comprehensive income.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate. Exchange differences arising are recognized in equity.

2.4 Property, plant and equipment

All property, plant and equipment are stated at historical cost less depreciation.

Historical cost includes expenditure that is directly attributable to bring the asset to its working condition for its intended use.

Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Leasehold improvements	-	Over the period of the lease or 5 years

Computer equipment	-	3 years

Fixtures, fittings and equipment	-	4 years

Other	-	4 years

Assets under construction	-	Not depreciated

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within ‘other losses – net’ in the consolidated income statement.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.5 Intangible assets

(a) Goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the Group’s interest in the net fair value of the net identifiable assets, liabilities and contingent liabilities of the acquiree and the fair value of the non-controlling interest in the acquiree.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to cash generating units (‘CGUs’), or groups of CGUs, that are expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. Goodwill is monitored at the level of individual CGUs or groups of CGUs.

Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of the CGU is compared to the recoverable amount, which is the higher of the value in use and the fair value less costs to sell. Any impairment is first allocated to goodwill. All goodwill impairment is recognized immediately as expense and not reversed subsequently.

(b) Technology, licenses, customer relationships and trademarks

Technology, licenses, customer relationships and trademarks comprise intellectual property, and software licenses and customer relationships acquired separately or in business combinations.

Separately acquired trademarks, technology and licenses are shown at historical cost.

Technology, licenses, customer relationships and trademarks acquired in a business combination are recognized at fair value at the acquisition date. Technology, licenses, customer relationships and trademarks have a finite useful life and are carried at cost less accumulated amortization. Customer relationships acquired through business combinations are evaluated on a case by case basis, evaluating the terms of contracts such as fixed fee arrangements or flexible contracts with revenues based on transactions and volume, to determine the useful lives of each relevant asset. Amortization is calculated using the straight-line method to allocate the cost of licenses over their estimated useful lives as follows:

Customer relationships	-	10 – 18 years

Software licenses and technology	-	2 – 12 years

Trademarks	-	10 – 20 years

Other intangible assets	-	3 – 20 years

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(c) Development costs

Development costs that are directly attributable to the design and testing of software products used internally and for providing services to customers are recognized as intangible assets once the project has progressed beyond the research phase and to that of application development. Intangible assets are recognized when the following criteria are met:

—	it is technically feasible to complete the software product so that it will be available for use;
—	management intends to complete the software product and use or sell it;
—	there is an ability to use or sell the software product;
—	it can be demonstrated how the software product will generate probable future economic benefits;
—	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and
—	the expenditure attributable to the software product during its development can be reliably measured.

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Directly attributable costs that are capitalized as part of a software product include the software development employee costs, and an appropriate portion of relevant overheads and the costs of external subcontractors.

Software development costs recognized as assets are amortized over their estimated useful lives, which is three years.

2.6 Impairment of non-financial assets

Assets that have an indefinite useful life – for example, goodwill or intangible assets not ready to use – are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.7 Financial assets

2.7.1 Classification

The Group classifies its financial assets in the following categories: at fair value through profit or loss (which includes derivatives held for trading), loans and receivables, and available for sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include all derivatives that are not designated as hedging instruments. The Group has no other financial assets held for trading.

Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as non-current.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Group’s loans and receivables comprise ‘trade and other receivables’ and ‘cash and cash equivalents’ in the balance sheet (see notes 2.11 and 2.12).

(c) Available for sale financial assets

Available for sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the investment matures or the Group intends to dispose of it within 12 months of the end of the reporting period.

2.7.2 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade date – the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available for sale financial assets and derivatives held for trading are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

Changes in the fair value of monetary and non-monetary securities classified as available for sale are recognized in other comprehensive income.

When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the consolidated income statement.

Dividends on available for sale equity instruments are recognized in the consolidated income statement as part of other income when the Group’s right to receive payments is established.

2.8 Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.9 Impairment of financial assets

a) Loans and receivables

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated income statement. If a loan or held-to-maturity investment has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Group may measure impairment on the basis of an instrument’s fair value using an observable market price.

a) Loans and receivables (continued)

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated income statement.

b) Assets classified as available for sale

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets classified as available for sale is impaired. In the case of equity investments classified as available for sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available for sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in the consolidated income statement – is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement.

2.10 Derivative financial instruments

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Derivatives are classified as a current or non-current asset or liability. The accounting policy for derivatives designated as hedging instruments is set out in note 2.24. The gain or loss on the revaluation of other derivatives is recognized immediately in the consolidated income statement within ‘other losses - net’. The fair values of derivative instruments are disclosed in note 17.

2.11 Trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business and are classified within current assets as collection is expected in one year or less.

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

2.12 Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less and bank overdrafts. In the consolidated balance sheet, bank overdrafts are shown within borrowings in current liabilities.

2.13 Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any Group company issues share capital which is held in escrow to settle future potential contingent consideration on past acquisitions the nominal value is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued.

Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.14 Compound financial instruments

Compound financial instruments issued by the Company comprise convertible loan notes that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value.

The liability component of a compound financial instrument is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognized initially at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

2.15 Trade payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.16 Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

The share buy-back liability arising on the repurchase of shares during the year is carried at amortized cost and the redemption value is recognized in the consolidated income statement over the period of the borrowings using the effective interest method (see note 25).

2.17 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the consolidated income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. The Group periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

of goodwill; deferred income tax is not accounted for if it arises from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liabilities where the timing of the reversal of temporary differences is controlled by the Group and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.18 Employee benefits

The Group recognizes a liability and an expense for bonuses, based on a formula that takes into consideration the profit attributable to the Company’s shareholders after certain adjustments. The Group recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

2.19 Share-based payments

The Group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options and restricted shares) of the Group. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense over the vesting period. The total amount to be expensed is determined by reference to the fair value of the options granted.

The fair value of the options or restricted shares granted is determined using trinomial option pricing models, which take into account the exercise price of the option, the current share price, the dividend expected on the shares, the risk free interest rate, the expected volatility of the share price over the life of the option and other relevant factors.

Non-market vesting conditions are taken into account by adjusting the number of shares or share options included in the measurement of the cost of employee services so that ultimately, the amount recognized in the consolidated income statement reflects the number of vested shares or share options.

At each balance sheet date, the entity revises its estimate of the number of options that are expected to vest. It recognizes the impact of the revision to original estimates, if any, in the consolidated income statement, with a corresponding adjustment to equity.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.20 Revenue recognition

The Group’s revenue is mainly derived from selling financial data and providing pre and post-trade processing technology services. The Group also provides financial data web solutions development and maintenance services and sells software licenses and related services for risk management, enterprise data management, and pricing and financial analytics. Revenue is measured at the fair value of the consideration received or receivable and when the following general revenue recognition principles are met: the amount of revenue can be reliably measured, the receipt of economic benefits are probable, costs incurred or to be incurred can be measured reliably and where relevant, the risks and rewards of ownership have been transferred to the buyer.

In addition to the general principles outlined above, the following specific policies are applied:

a) Financial data, pre and post-trade processing services and development and maintenance of web solutions services

Customers are invoiced on either a subscription or volume usage basis.

For subscription invoiced arrangements, revenue is recognized over the period of the subscription on a straight line basis and once the general revenue recognition principles have been met. Subscription revenues are invoiced in advance, often on an annual or quarterly basis. Where payments are received from customers in advance, the amounts are recorded as deferred income and released when the services are rendered.

For volume usage arrangements, revenue is recognized in line with the usage in the period and when the general revenue recognition principles are met. Customers are invoiced on a monthly basis to reflect actual usage. Where amounts are invoiced in arrears, revenue is accrued accordingly.

Revenue generated from the sale of third party financial data products or services is recorded net of costs when the Company is acting as an agent between the customer and the vendor and recorded gross when the Group is considered the principal in the transaction.

b) Software

The Group licenses its software on term licenses in multiple element transactions with related support services and at times, professional services. The elements of the transactions are considered to be separately identifiable if the product or service has standalone value to the customer. The amount allocated to each component is based on their relative fair value to the arrangement as a whole or based on the difference between the total arrangement value and the fair value of the undelivered component. Fair values are determined based on prices regularly charged for a component when sold separately, or, when a component is not sold separately, based on internal estimates supported by internal costing and pricing information.

The Company determines that delivery of software licenses occurs upon electronic shipment of the license key to the end user and when all the other general principles have been met.

Support services consist of software maintenance support. The Group renders software maintenance support services over the contract period, which typically ranges from 3 to 7 years.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Professional services constitute installation and do not generally involve significant production, modification or customization of the related software. Revenue is recognized as the services are performed. Occasionally, when customization is requested by a customer, revenue is recognized for software and customization services together using the percentage-of-completion method based on contract costs incurred to date as a percentage of total estimated contract costs required to complete the development work. The Company assess the recoverability of these contracts on an ongoing basis.

Support services are recognized upon customer acceptance and when all the other general principles have been met.

2.21 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated income statement on a straight-line basis over the period of the lease.

The Group leases certain property, plant and equipment and certain intangible assets. Leases where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased asset and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges. The corresponding rental obligations, net of finance costs, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment and certain intangible assets acquired under finance leases are depreciated or amortized over the shorter of the useful life of the asset and the lease term.

2.22 Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Company’s shareholders.

2.23 Exceptional items

Exceptional items are disclosed separately in the consolidated financial statements where it is necessary to do so to provide further understanding of the financial performance of the Group. They are items of income or expense that have been shown separately due to the significance of their nature, size or incidence of occurrence.

In determining whether an event or transaction is exceptional, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the Board and assists in providing a meaningful analysis of the trading results of the group.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.24 Hedge Accounting

During the period the Group commenced hedge accounting for its Euro and Sterling forward foreign exchange contracts under the provisions of IAS 39, ‘Financial instruments: Recognition and measurement’. Derivative financial instruments are initially recognized at fair value on the contract date and are subsequently measured at their fair value at each balance sheet date. The method of recognizing the resulting fair value gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the item being hedged.

At the inception of a hedging transaction, the Group documents the relationship between the hedging instrument and hedged item together with its risk management objective and the strategy underlying the proposed transaction. The Group also documents its assessment, both at the inception of the hedging relationship and subsequently on an ongoing basis, of the effectiveness of the hedge in offsetting movements in the cash flows of the hedged items.

Where the hedging relationship is classified as a cash flow hedge, to the extent the hedge is effective, changes in the fair value of the hedging instrument arising from the hedged risk are recognized directly in equity rather than in the income statement. When the hedged item is recognized in the financial statements, the accumulated gains and losses recognized in other comprehensive income are either recycled to the income statement, or if the hedged item results in a non-financial asset, are recognized as adjustments to its initial carrying amount.

During the period, all of the Group’s cash flow hedges were highly effective and there is therefore no ineffective portion recognized in profit or loss.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement within Other (losses)/gains – net.

The full fair value of hedging derivatives is classified as current when the remaining maturity of the hedged item is less than 12 months.

2.25 Changes in accounting policy and disclosures

New and amended standards adopted by the group

The following standards have been adopted by the group for the first time for the financial years beginning on or after 1 January 2013 and have a material impact on the Group:

•

Amendment to IFRS 7 - ‘Financial instruments: Disclosures’, on asset and liability offsetting. This amendment includes new disclosures to facilitate comparison between those entities that prepare IFRS financial statements to those that prepare financial statements in accordance with US GAAP.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•

IFRS 10 - ‘Consolidated financial statements’ builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess.

•

IFRS 13 - ‘Fair value measurement’, aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements, which are largely aligned between IFRSs and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs.

•

Amendments to IAS 36 - ‘Impairment of assets’, on the recoverable amount disclosures for non-financial assets. This amendment removed certain disclosures of the recoverable amount of CGUs which had been included in IAS 36 by the issue of IFRS 13. The amendment is not mandatory for the group until 1 January 2014, however the Group has decided to early adopt the amendment as of 1 January 2013.

New standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2013, and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group, except the following set out below:

•

IFRS 9 - ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2009 and October 2010. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured as at fair value and those measured at amortized cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. IFRS 9 was amended in November 2013 for hedge accounting - the classification and measurement requirements remain unchanged. The Group is yet to assess IFRS 9’s full impact. The Group will also consider the impact of the remaining phases of IFRS 9 when completed by the Board.

•

IFRIC 21 - ‘Levies’, sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to pay a levy and when should a liability be recognized. The Group is not currently subjected to significant levies so the impact on the Group is not material.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Financial risk management

3.1 Financial risk factors

The Group’s operations expose it to a variety of financial risks: market risks (including foreign exchange risk, market price risk and cash flow and fair value interest rate risk), credit risk and liquidity risk.

The Group has procedures in place that seek to limit the adverse effects on the financial performance and stability of the Group by monitoring relevant indicators.

The Group uses derivative financial instruments to hedge the economic impact of certain risk exposures.

Risk management is carried out by a central treasury department (‘Group Treasury’) under policies approved by the directors and governed by the Chief Executive Officer. Group Treasury identifies, evaluates and with the approval of the Chief Executive Officer hedges the identified financial risks in close co-operation with the Group’s operating units.

Group Treasury provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments and investment of excess liquidity which are presented to the Chief Executive Officer for approval before their implementation.

(a) Market risk

(i) Foreign exchange risk

The Group’s principal currency risk is translation risk. Translation risk or exposure arises from the fact that the financial records of certain Group subsidiaries are maintained in local currency. The Group’s US Dollar-denominated consolidated financial statements can be affected by changes in the relative value of those local currencies against the US Dollar.

In addition, the Group is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US Dollar, Sterling, Euro, Indian Rupee, Singapore Dollar and Canadian Dollar. These exposures arise from transactions in currencies other than the functional currency of the entities. Foreign exchange risk arises from the future settlement of recognized assets and liabilities denominated in a currency that is not the entities’ functional currency.

The approved foreign exchange risk policy is to hedge Sterling, Euro, Indian Rupee, Singapore Dollar and Canadian Dollar exchange rate risk at a Group level using a mixture of forward foreign exchange contracts and plain vanilla derivative contracts.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For Sterling and Euro foreign exchange risk management, the policy is to hedge a proportion of exposure to forecast consolidated Sterling and Euro revenue (2012: 90% of EBITDA) on a rolling 15 month basis. For Canadian Dollar, Indian Rupee and Singapore Dollar foreign exchange risk management the policy is to hedge 100% of consolidated operating expenditure exposure for 15 months starting from 1 January following the annual budget process.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is not hedged as the Group has no current intentions to reduce its investments in any overseas entities.

At 31 December 2013, if the Euro had weakened/strengthened by 10% against the US Dollar with all other variables held constant, operating profit for the year would have been $1.6m higher/lower (2012: $10.5m, 2011: $7.7m). The impact on equity would have been $5.5m higher/lower (2012: $5.6m, 2011: $4.2m) due to the translation of net assets of overseas entities.

At 31 December 2013, if Sterling had weakened/strengthened by 10% against the US Dollar with all other variables held constant, operating profit for the year would have been $8.2m higher/lower (2012: $7.4m, 2011: $5.7m). The impact on equity would have been $1.6m higher/lower (2012: $0.7m, 2011: $1.7m) due to the translation of net assets of overseas entities.

Changes to exchange rate fluctuations in respect of other currencies would not significantly impact the Group’s results.

(ii) Market price risk

The Group is not exposed to significant market price risk as it holds no listed investments, and has no investment trading activity.

(iii) Cash flow and fair value interest rate risk

The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk (see note 25).

As at 31 December 2013 the Group held borrowings with a floating rate of interest totaling $268.0m (2012: $240.5m, 2011:$nil). If interest rates on floating rate borrowings had been 100 basis points higher/lower with all other variables held constant, post-tax profit for the year would have been $3.2m lower/higher (2012: $2.8m, 2011: $0.7m).

As at 31 December 2013 the Group held no borrowings (2012: $nil, 2011: $210m of convertible loan notes) with a fixed rate of interest.

Any future potential interest rate risk exposure as a result of new long-term borrowings will be assessed for the impact of a shift in interest rates over the expected term of the borrowings and if considered material a potential exposure to interest rate movement will be hedged using the appropriate financial instruments approved by the Chief Executive Officer.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(b) Credit risk

The Group’s credit risk is primarily attributable to trade and other receivables and cash and cash equivalents. The directors believe that such risk is limited, as the Group’s customer base primarily consists of large financial institutions. The amount of exposure to any individual counterparty is actively monitored and assessed by management.

Credit risk is managed on a Group basis. Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. For banks and financial institutions, only government backed institutions or independently rated parties with a minimum long term investment grade rating of single ‘A’ are accepted. At 31 December 2013 cash and cash equivalents were held with three (2012: two, 2011: two) independent financial institutions. For customers, the Group assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal ratings in accordance with limits approved by the Management Committee.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings (if available) or to historical information about counterparty default rates. As at 31 December 2013 52% (2012: 53%, 2011: 53%) of the Group’s counterparty risk is with larger institutions which have an external credit rating of investment grade or better. The remaining counterparties are closely monitored and have strict trading limits. Of these counterparties 78% (2012: 80%, 2011: 90%) are with customers with whom the Group has a trading relationship for more than 12 months and with no significant history of default. The credit quality of financial assets in the comparative periods was not significantly different from the current period.

(c) Liquidity risk

The Group’s management reviews liquidity issues on an ongoing basis and the Group actively maintains a mixture of long term and short term debt finance at competitive interest rates that is designed to ensure the Group has sufficient available funds for operations. On-going business is cash flow generative and excess liquidity when not being used to reduce debt is invested short term at competitive yields with approved investment grade institutions.

Cash flow forecasting is performed monthly by the operating entities of the Group and aggregated by Group Treasury on a rolling 12 month basis. Group Treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets and, if applicable, external regulatory or legal requirements.

Surplus cash held by the operating entities over and above the balance required for working capital management are transferred to Group Treasury. Group Treasury invests surplus cash in interest bearing current accounts, time deposits, money market deposits choosing appropriate maturities or

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

sufficient liquidity to provide sufficient headroom as determined by the above-mentioned forecasts. At the reporting date, the Group held short term deposits and cash of $75.3m (2012: $110.2m, 2011: $148.3m) that are expected to readily generate cash for managing liquidity risk.

The table below analyzes the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows, except for derivatives for which fair values are disclosed:

As at 31 December 2013	Less than 6 months	Between 6 months and 1 year	Between 1 and 5 years
	$’m	$’m	$’m

Borrowings (excluding finance lease liabilities)	51.5	51.5	487.5
Finance lease liabilities	-	-	-
Derivative financial instruments	3.9	4.2	0.3
Trade and other payables	194.6	4.0	29.6

As at 31 December 2012	Less than 6 months $’m	Between 6 months and 1 year $’m	Between 1 and 5 years $’m

Borrowings (excluding finance lease liabilities)	66.5	51.5	563.0
Finance lease liabilities	-	-	-
Derivative financial instruments	0.8	0.4	0.2
Trade and other payables	167.1	38.2	36.1

As at 31 December 2011	Less than 6 months $’m	Between 6 months and 1 year $’m	Between 1 and 5 years $’m

Borrowings (excluding finance lease liabilities)	210.0	-	15.0
Finance lease liabilities	0.4	0.4	-
Derivative financial instruments	0.1	0.1	-
Trade and other payables	122.1	5.7	74.8

The Group does not anticipate any significant liquidity risks to arise from the repayments scheduled above.

3.2 Capital management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and non-current borrowings’ as shown in the consolidated balance sheet) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the consolidated balance sheet plus net debt.

The gearing ratio as at 31 December 2013 was 20% (2012: 22%, 2011: 4%).

The Group considered that the gearing ratio is appropriate to the current requirements of the Group.

3.3 Fair value estimation

Except for foreign currency derivatives, available for sale financial assets and contingent consideration in respect of past acquisitions the Group holds no financial instruments carried at fair value. Foreign currency derivatives are valued using quoted prices in an active market for identical assets or liabilities (Level 1). The fair value of available for sale financial assets and contingent consideration is based on the Group’s estimates (Level 3), the inputs for which are not based on observable market data (that is, unobservable inputs). There have been no reclassifications between Level 1, Level 2 or Level 3 during the current or prior years.

The table below presents the Group’s assets and liabilities that are measured at fair value at 31 December 2013:

	Level 1	Level 2	Level 3	Total
Assets	$’m	$’m	$’m	$’m
Available for sale financial assets	-	-	-	-
Derivatives used for hedging	1.2	-	-	1.2

	1.2	-	-	1.2

Liabilities
Contingent consideration	-	-	33.6	33.6
Derivatives used for hedging	8.4	-	-	8.4

	8.4	-	33.6	42.0

3.4 Fair value measurements using significant unobservable inputs (level 3)

2013
$’m
Balance at 1 January	72.1
Fair value gains on contingent consideration - recognized within acquisition related items	(1.8)
Unwind of discount – recognized within finance costs
Settlement	(37.7)

Balance at 31 December	33.6

The Group had contingent consideration as at 31 December 2013 of $33.6m (2012: $72.1m) arising following the acquisitions of:

—	Storm, ClearPar and LoanSERV – Contingent consideration is $12.5m (2012: $48.1m) which is payable based on future revenue, of which a 5% change in forecast revenue would cause an

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

increase of $0.7m in contingent consideration. As a result, there is not expected to be any significant change in estimate based on a change in key assumptions.

—

Securities Hub – Contingent consideration relating to the 2009 acquisition of $21.1m (2012: $22.4m) reflects future discounts against an annual subscription to the Securities Hub service together with a capped revenue share agreement payable as new customers are signed up to the service.

—	Logicscope Limited – Contingent consideration at 31 December 2013 is based on 2013 revenue. Based on actual 2013 revenue, no contingent consideration is expected to be paid (2012: $1.6m).

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Business combinations

The Group is highly acquisitive and accordingly there are a number specific areas in which the Group relies on estimates and is required to exercise judgment. Specifically these include:

(i) Valuation of contingent consideration

Contingent consideration is based on performance metrics of the acquired businesses, including revenue and EBITDA. The best estimate of the amount payable is assessed at the time of acquisition. The fair value of the liability is then reassessed at each reporting date to reflect current forecasts and estimates. Determining the fair value requires estimates of the future performance metrics of the businesses acquired. See note 3.4 for further detail.

(ii) Valuation of intangible assets on acquisition

The identification and valuation of separable intangible assets acquired as part of the business combination requires judgment and the use of estimates to determine the expected future cash flows from the separately identified intangible assets (see note 2.5b).

(iii) Goodwill impairment testing

The Group tests annually whether goodwill has suffered any impairment. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates as described in note 14. The impact of changes in assumptions used in testing for impairment of goodwill is disclosed in note 14.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(b) Internally developed intangibles

The Group has applied its judgment in determining which development projects meet the criteria for capitalization in IAS 38 ‘Intangible Assets’ (see note 2.5c) and the point at which capitalization should commence on those development projects. The carrying value of development costs capitalized is disclosed in note 14, as ‘Internally developed intangibles’.

The Group has applied its judgment in determining and reviewing the useful economic lives of these assets on a regular basis. The basis of these estimates includes the timing of technological obsolescence, competitive pressures, historical experience and internal business plans for the software. Future results could be affected if management’s current assessment of its software projects differs from actual performance.

(c) Revenue recognition

As described in note 2.20, the Company exercises judgment in determining whether the components of multiple element transactions are identifiable products or services that have standalone value to the customer. In this determination, management considers the transaction from the customer’s perspective and among other factors; management assesses whether the service or good is sold separately by the Company in the normal course of business or whether the customer could purchase the service or good separately.

The Company also uses estimates and exercises judgment in its determination of the fair value of each component in a multiple element transaction in order to allocate the arrangement value to the components. As evidence of the component’s fair value, management looks to the price regularly charged for the component when sold separately, or when a component is not sold separately, management looks to internal estimates supported by internal costing and pricing information.

(d) Valuation of Company’s shares

The Company’s estimate of the fair value of its shares have historically been performed on a quarterly basis with the assistance of an external valuation firm based on information provided to them by the Company. The Company’s shares are valued using a combination of capitalized earnings approach, more commonly known as price-earnings, based on peer company multiples, a discounted cash flow valuation based on the Group’s expectations of future performance and the price at which the Company’s shares have most recently been transacted in an arms’ length transaction.

The Company considers numerous objective and subjective factors to determine the fair values of the Company’s shares including, but not limited to, recent business performance and, where relevant, revisions to future business performance, the market performance of comparable companies based on equivalent size and industry and their relative price-earnings multiples. The Company also considers the relative illiquidity of the Company’s shares given they are not publicly traded and accordingly applies a discount to the valuation to take into consideration this illiquidity.

The valuation of the Company’s shares is relevant to the calculation of the Group’s share-based compensation (see note 21).

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(e) Income taxes

The Company calculates an income tax provision in each of the jurisdictions in which it operates. However, actual amounts of income tax expense only become final upon filing and acceptance of the tax return by the relevant authorities, which occurs subsequent to the issuance of the financial statements. Additionally, estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the ability to use the underlying future tax deductions before they expire against future taxable income. The assessment is based upon existing tax laws and estimates of future taxable income. To the extent estimates differ from the final tax return, earnings would be affected in a subsequent period.

The Company’s 2013 effective income tax rate on earnings from continuing operations was 30.2% (2012: 21.8%, 2011: 24.5%). A 1% increase in the effective income tax rate would have increased 2013 income tax expense by approximately $2.1m (2012: $2.0m, 2011: $2.1m).

5.	Operating segmental information

The Chief Executive Officer (CEO) is the Group’s chief operating decision-maker. Management has determined the operating segments based on the information received by the CEO for the purposes of allocating resources and assessing performance.

The CEO considers the performance of the business primarily from the perspective of groups of similar products.

The CEO assesses the performance of the operating segments based on a measure of earnings before interest, income taxes, depreciation, amortization, exceptional and acquisition related items, other losses - net and stock compensation charge (Adjusted EBITDA).

This measure excludes the effects of charges or income from the operating segments such as restructuring costs, legal expenses and goodwill impairments when those items result from an isolated event. The measure also excludes the effects of equity-settled share-based payments and foreign exchange gains / losses.

Finance costs are not allocated to segments as this type of activity is driven by the Group treasury function which manages the financing position of the Group.

Central costs are allocated to segments based on various metrics, including revenue and headcount, reflecting the nature of the costs incurred.

Our operating segments are as follows:

Information: Our Information division provides global financial information comprising indices, pricing, reference data and analytics across asset classes and markets. Our information products and services are used for independent valuations, trading, liquidity, and risk assessments allowing our customers to comply with relevant regulatory, reporting, and risk management requirements. Revenues are generated from a combination of license fees and fees for services provided including consultancy.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Processing: Our Processing division, offers a global trade processing solution for over-the-counter (“OTC”) derivatives across multiple asset classes and syndicated loans. Our processing services enable buy-side and sell-side financial institutions to optimize workflow efficiency and comply with regulations. Revenue is principally generated via transaction based fees.

Solutions: Our Solutions division provides customized front-to-back technology platforms and managed services, delivering complex functions with simplicity and dependability. Our offerings, which are targeted at a broad range of financial services participants, help capture and analyze information, manage risk and meet regulatory requirements. Revenue is largely generated via term based subscription or license fees.

Segmental

	Note	Year ended 31 December 2011	Year ended 31 December 2012	Year ended 31 December 2013

		$’m	$m	$’m
Revenue
- Information		373.4	431.3	459.6
- Processing		227.3	238.8	265.3
- Solutions		161.8	190.5	223.0

Total		762.5	860.6	947.9

Adjusted EBITDA[1]
- Information		174.5	214.5	217.2
- Processing		128.8	124.5	138.1
- Solutions		56.2	67.6	77.5
- Non-controlling interests		(54.5)	(48.4)	(11.5)

Total Adjusted EBITDA[1]		305.0	358.2	421.3

Reconciliation to the consolidated income statement:
- Exceptional items	6	(11.6)	(40.3)	(60.6)
- Acquisition related items	7	(4.8)	(0.9)	1.4
- Depreciation and amortization	13/14	(62.7)	(66.7)	(86.0)
- Amortization – acquisition related	14	(34.4)	(46.2)	(50.1)
- Share-based compensation		(11.7)	(16.2)	(8.1)
- Other gains/(losses) – net	9	(4.6)	(11.6)	0.7
- Finance Costs	10	(22.9)	(28.9)	(19.4)
- Non-controlling interests		54.5	48.4	11.5

Profit before income tax		206.8	195.8	210.7

1 Represents segment earnings before interest, income taxes, depreciation, amortization, exceptional and acquisition related items, other losses – net, share-based compensation and less Adjusted EBITDA attributable to non-controlling interests.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Geographical

	Year ended 31 December 2011	Year ended 31 December 2012	Year ended 31 December 2013
	$’m	$’m	$’m
Revenue – by geography
- United States of America	360.8	414.2	473.4
- European Union	341.8	371.5	382.1
- Other	59.9	74.9	92.4

	762.5	860.6	947.9

Non-current assets – by geography
- United States of America	1,062.2	1,028.3	996.4
- European Union	1,201.0	1,715.9	1,714.9
- Other	63.2	66.1	69.1

	2,326.4	2,810.3	2,780.4

No individual customer accounts for more than 10% of group revenue.

6.	Exceptional items

	Year ended 31 December	Year ended 31 December	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m

Impairment of intangible assets	-	8.9	53.5
Legal advisory costs	6.1	6.4	6.3
Indirect taxes	-	-	5.0
Profit on disposal of available for sale financial asset	-	-	(4.2)
Platform migration	-	21.4	-
IFRS conversion costs	-	1.8	-
Restructuring costs	7.8	1.8	-
Fair value gains on disposal	(2.3)	-	-

	11.6	40.3	60.6

Exceptional items are considered by management to constitute items that are significant either because of their size, nature or incidence of occurrence and are presented on the face of the income statement. The separate reporting of exceptional items is set out below to provide an understanding of the Group’s underlying performance.

Impairment of intangible assets includes the goodwill and acquired intangible asset impairment charges in 2013 which arose in the BOAT, Markit Hub and MOD CGU’s (see note 14). A goodwill impairment charge of $8.9m in 2012 arose in the Data Analytics & Research CGU. Impairments are considered exceptional on the basis of size and their infrequent occurrence.

Legal advisory costs are associated with ongoing anti-trust investigations by both the US Department of Justice, European Commission and the associated class action lawsuits relating to the credit derivatives and related markets. These costs have been classified as exceptional due to the complexity

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

and individual nature of these related cases along with the size of the costs being incurred. These cases represent an industry wide issue and consequently are not considered part of the Group’s normal course of business.

Indirect taxes represent the anticipated cost in connection with the settlement of a one time indirect tax exposure.

The profit on disposal of available for sale financial assets relates to the gain realized on the sale of an investment (see note 16), which due to its size and one off occurrence has been classified as exceptional.

Platform migration relates to significant one off costs incurred in migrating customers of ClearPar, Storm and LoanServ to an integrated platform enabling loan settlement and transaction processing.

The IFRS conversion costs relates to audit, advisory and tax fees associated with the conversion of the Group’s 2011 financial statements as the Group transitioned from UK GAAP as of 1 January 2009.

Restructuring costs comprise costs associated with a review of the Group’s global cost structure including an employee reduction program completed in 2011, together with premises exit costs following a global property review. The breadth and size of these specific reviews mean they have been classified as exceptional.

Fair value gains on disposal represents the profit on disposal of certain assets made in June 2011, which due to its size and one time occurrence has been classified as exceptional.

7.	Acquisition related items

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m
Acquisition costs	2.6	3.6	0.4
Fair value gains on contingent consideration	2.2	(2.7)	(1.8)

	4.8	0.9	(1.4)

Acquisition costs primarily relate to legal and tax advisory costs attributable to completed acquisitions.

Fair value adjustments to contingent consideration relates to the re-assessment of the fair value of contingent consideration on historic acquisitions (see note 3.4).

8.	Operating expenses

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m

Personnel costs	242.1	272.1	307.3
Operating lease payments	12.8	14.4	15.5
Technology costs	66.7	79.6	86.2
Subcontractors and professional fees	38.3	39.6	40.1
Other expenses	43.1	48.3	66.0

	403.0	454.0	515.1

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The operating expenses above exclude exceptional items (see note 6), acquisition related items (see note 7), other losses – net (see note 9), share-based compensation, depreciation on property, plant and equipment (see note 13) and amortization of intangible assets (see note 14).

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m
Services provided by the Company’s auditor:

Fees payable to the Company’s auditor for the audit of the Company’s annual financial statements	0.1	0.2	0.3
Fees payable to the Company’s auditor for other services to the Group
- The audit of the Company’s subsidiaries	1.1	1.2	1.2

Total audit fees	1.2	1.4	1.5

Audit related assurance services	-	-	0.1

Other services	0.1	1.3	0.8

	1.3	2.7	2.4

9.	Other (losses)/gains - net

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m
Foreign exchange forward contracts:
- Held for trading (see note 17)	1.0	(1.5)	3.9
Net foreign exchange losses	(5.6)	(10.1)	(3.2)

Other (losses)/gains - net	(4.6)	(11.6)	0.7

The Group holds forward exchange contracts to economically hedge the foreign exchange risk of certain future payables and receivables.

10.	Finance costs - net

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m
Finance costs:
- Interest on bank borrowings	3.1	5.1	6.5
- Interest on convertible loan notes	10.5	5.2	-
- Unwind of discount	8.9	9.3	12.4
- Interest on finance lease liabilities	0.2	-	-
- Other	0.3	9.5	0.8

	23.0	29.1	19.7

Finance income:
- Interest income on short-term bank deposits	(0.1)	(0.2)	(0.3)

	(0.1)	(0.2)	(0.3)

Finance costs	22.9	28.9	19.4

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other finance costs in 2012 include an $8.2m issue cost associated with the Group’s new $800m four-year multi-revolving club facility and includes arrangement and legal fees.

11.	Income tax expense

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m

Current tax:
Current tax on profits for the year	35.3	50.8	78.1
Adjustments in respect of prior years	(6.0)	(2.0)	(2.7)

Total current tax	29.3	48.8	75.4

Deferred tax:
Origination and reversal of temporary differences	18.1	(4.6)	(1.1)
Impact of change in tax rate	1.1	(1.6)	(5.0)
Adjustments in respect of prior years	2.1	0.1	(5.6)

Total deferred tax	21.3	(6.1)	(11.7)

Income tax expense	50.6	42.7	63.7

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the standard tax rate applicable to profits of the Company as follows:

Reconciliation of effective tax rate

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m

Profit before income tax	206.8	195.8	210.7

Tax using the corporate rate of 23.25% (2012: 24.5%, 2011: 26.5%)	54.8	48.0	49.0
Tax effect of non-deductible items and exempt income	(4.6)	(13.2)	9.0
Effect of tax rates in foreign jurisdictions	3.2	8.9	19.0
Adjustments in respect of prior years	(3.9)	(1.9)	(8.3)
Deferred tax not recognized	-	2.5	-
Effect of change in tax rates on deferred tax balances	1.1	(1.6)	(5.0)

Total	50.6	42.7	63.7

The UK corporation tax rate changed from 24% to 23% from 1 April 2013. Accordingly the Group’s profits for 2013 are taxed at an effective rate of 23.25%. The reductions in the UK corporation tax rate to 21% from 1 April 2014 and to 20% from 1 April 2015 were substantively enacted on 2 July 2013 and have been reflected in the calculation of deferred tax at the year end.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The income tax charged/(credited) directly to equity during the year is as follows:

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m

Current tax recognized directly in equity on share-based compensation	(2.7)	-	(2.7)
Deferred tax recognized directly in equity on share-based compensation	(0.7)	8.7	0.4
Current tax recognized directly in equity on acquisition of non-controlling interests	-	-	(4.5)
Deferred tax recognized directly in equity on acquisition of non-controlling interests	-	-	(64.9)
Deferred tax recognized directly in equity on derivative financial instruments	-	-	(2.0)

Total tax recognized directly in equity	(3.4)	8.7	(73.7)

The tax credit recognized directly in equity on acquisition of non-controlling interests of $64.9m relates to the initial recognition of a deferred tax asset on goodwill arising on the acquisition of the remaining 50% membership interest in MarkitSERV LLC (see note 30).

12.	Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year.

	Year ended 31 December
	2011	2012	2013
	$’m	$’m	$’m

Profit attributable to equity holders	125.8	125.0	139.4
Weighted average number of ordinary shares outstanding - basic	17,892,921	17,771,624	17,387,598

Basic earnings per share	7.03	7.03	8.02

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. The Company has one category of dilutive potential ordinary shares, namely share-based compensation. A calculation is done to determine the number of shares that could have been acquired at fair value (determined as the appraised value of the Company’s outstanding shares for the period) based on the monetary value of the subscription rights attached to the stock options. The number of shares calculated above is compared with the number of shares that would have been issued assuming the exercise of the stock options.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year ended 31 December
	2011	2012	2013

Profit attributable to equity holders	125.8	125.0	139.4
Weighted average number of ordinary shares outstanding - basic	17,892,921	17,771,624	17,387,598

Adjustments for:
Share-based compensation
- Dilutive share options	155,073	131,577	103,209
- Dilutive restricted shares	125,089	98,811	64,269

Weighted number of ordinary shares outstanding - diluted	18,173,083	18,002,012	17,555,076

Diluted earnings per share	$6.92	6.94	7.94

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Property, plant and equipment

	Leasehold improvements	Computer equipment	Fixtures, fittings and equipment	Assets under construction	Total
	$’m	$’m	$’m	$’m	$’m
COST
Balance at 1 January 2011	6.6	46.6	6.3	14.9	74.4
Acquisitions	0.3	0.5	0.2	-	1.0
Additions	0.4	11.7	0.2	5.6	17.9
Transfer	15.1	0.6	3.9	(19.6)	-
Disposals	-	-	(0.3)	-	(0.3)
Effect of movements in exchange rates	-	(0.6)	-	(0.1)	(0.7)

Balance at 31 December 2011	22.4	58.8	10.3	0.8	92.3

Balance at 1 January 2012	22.4	58.8	10.3	0.8	92.3
Acquisitions	0.2	0.2	-	-	0.4
Additions	1.5	14.6	0.9	10.9	27.9
Transfer	7.2	0.9	0.9	(9.0)	-
Disposals	(0.3)	(0.1)	-	-	(0.4)
Effect of movements in exchange rates	0.1	0.8	-	(0.1)	0.8

Balance at 31 December 2012	31.1	75.2	12.1	2.6	121.0

Balance at 1 January 2013	31.1	75.2	12.1	2.6	121.0
Additions	1.2	23.5	0.9	9.4	35.0
Transfer	7.1	0.5	2.2	(9.8)	-
Disposals	(2.6)	(0.9)	(0.2)	-	(3.7)
Effect of movements in exchange rates	(0.3)	0.9	-	-	0.6
Balance at 31 December 2013	36.5	99.2	15.0	2.2	152.9

ACCUMULATED DEPRECIATION
Balance at 1 January 2011	2.5	27.3	3.8	-	33.6
Depreciation for the year	2.4	14.3	2.0	-	18.7
Disposals	-	-	(0.3)	-	(0.3)
Effect of movements in exchange rates	-	(0.6)	-	-	(0.6)

Balance at 31 December 2011	4.9	41.0	5.5	-	51.4

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Leasehold improvements	Computer equipment	Fixtures, fittings and equipment	Assets under construction	Total
	$’m	$’m	$’m	$’m	$’m

Balance at 1 January 2012	4.9	41.0	5.5	-	51.4
Depreciation for the year	3.0	14.1	2.2	-	19.3
Disposals	(0.1)	-	-	-	(0.1)
Effect of movements in exchange rates	-	0.6	-	-	0.6

Balance at 31 December 2012	7.8	55.7	7.7	-	71.2

Balance at 1 January 2013	7.8	55.7	7.7	-	71.2
Depreciation for the year	4.0	15.6	2.6	-	22.2
Disposals	(2.6)	(0.9)	(0.2)	-	(3.7)
Effect of movements in exchange rates	0.1	0.7	0.1	-	0.9

Balance at 31 December 2013	9.3	71.1	10.2	-	90.6

NET BOOK VALUE
At 31 December 2011	17.5	17.8	4.8	0.8	40.9
At 31 December 2012	23.3	19.5	4.4	2.6	49.8

At 31 December 2013	27.2	28.1	4.8	2.2	62.3

Assets under construction mainly represent leasehold improvements.

Computer equipment, fixtures, fittings and equipment and other includes $nil (2012: $nil, 2011: $0.4m) where the Group is a lessee under a finance lease. Previously the Group leased certain equipment under non-cancellable finance lease agreements. The lease terms are between one and four years, and ownership of the assets lie within the Group.

The depreciation charge to the consolidated income statement in the year in respect of such assets amounted to $nil (2012: $0.4m, 2011: $2.4m).

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14.	Intangible assets

	Goodwill	Acquired intangibles - Customer relationships	Acquired intangibles - Other	Internally developed intangibles	Other intangible assets	Total
COST	$’m	$’m	$’m	$’m	$’m	$’m
Balance at 1 January 2011	1,835.3	276.6	75.4	60.5	97.0	2,344.8
Additions	-	-	-	56.2	8.2	64.4
Acquisitions	63.5	33.8	15.0	-	-	112.3
Disposals	-	-	-	-	(4.9)	(4.9)
Effects of movements in exchange rates	(0.6)	-	(1.3)	(0.4)	0.5	(1.8)

Balance at 31 December 2011	1,898.2	310.4	89.1	116.3	100.8	2,514.8

Balance at 1 January 2012	1,898.2	310.4	89.1	116.3	100.8	2,514.8
Additions	-	-	-	58.2	9.3	67.5
Acquisitions	302.8	137.1	54.0	-	-	493.9
Effects of movements in exchange rates	9.6	4.7	1.7	1.0	1.7	18.7

Balance at 31 December 2012	2,210.6	452.2	144.8	175.5	111.8	3,094.9

Balance at 1 January 2013	2,210.6	452.2	144.8	175.5	111.8	3,094.9
Additions	-	-	-	80.3	20.2	100.5
Acquisitions	3.2	9.1	1.7	-	-	14.0
Disposals	-	-	-	(0.8)	(0.1)	(0.9)
Effects of movements in exchange rates	6.2	2.7	2.3	2.3	0.5	14.0

Balance at 31 December 2013	2,220.0	464.0	148.8	257.3	132.4	3,222.5

ACCUMULATED AMORTIZATION AND IMPAIRMENT

Balance at 1 January 2011	28.7	21.8	13.8	25.5	65.6	155.4
Amortization	-	20.9	12.2	23.1	22.2	78.4
Impairment	-	-	-	-	(3.3)	(3.3)
Effect of movements in exchange rates	-	-	-	(0.3)	(0.9)	(1.2)

Balance at 31 December 2011	28.7	42.7	26.0	48.3	83.6	229.3

Balance at 1 January 2012	28.7	42.7	26.0	48.3	83.6	229.3
Amortization	-	30.9	15.3	37.4	10.0	93.6
Impairment	8.9	-	-	-	-	8.9
Effect of movements in exchange rates	0.1	-	-	0.1	2.4	2.6

Balance at 31 December 2012	37.7	73.6	41.3	85.8	96.0	334.4

Balance at 1 January 2013	37.7	73.6	41.3	85.8	96.0	334.4
Amortization	-	35.1	15.0	53.8	10.0	113.9
Impairment	51.1	1.8	-	0.4	0.2	53.5
Disposals	-	-	-	(0.8)	(0.1)	(0.9)
Effect of movements in exchange rates	(0.1)	0.9	0.3	1.5	1.2	3.8

Balance at 31 December 2013	88.7	111.4	56.6	140.7	107.3	504.7

NET BOOK VALUE
At 31 December 2011	1,869.5	267.7	63.1	68.0	17.2	2,285.5
At 31 December 2012	2,172.9	378.6	103.5	89.7	15.8	2,760.5

At 31 December 2013	2,131.3	352.6	92.2	116.6	25.1	2,717.8

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Finance lease agreements

Included within intangible assets is $nil (2012: $nil, 2011: $2.7m) relating to assets held under finance lease agreements. The amortization charged to the financial statements in the year in respect of such assets amounted to $nil (2012: $2.7m, 2011: $2.3m).

Impairment tests for goodwill

The Group reviews the business performance based on cash generating units (‘CGUs’) or groups of CGUs which are based on product types. Goodwill is monitored by the Group at the level of individual CGUs or groups of CGUs.

Goodwill considered significant in comparison to the Group’s total carrying amount of such assets has been allocated to CGUs or groups of CGUs as follows:

CGU group	Segment	31 December 2012	Additions	Impairment	Foreign Exchange	31 December 2013
		$’m	$’m	$’m	$’m	$’m

Core Information	Information	950.1	-	-	-	950.1
Indices	Information	113.2	-	-	-	113.2
EDM	Solutions	145.1	-	-	2.8	147.9
MarkitClear	Processing	82.4	-	-	-	82.4
MarkitSERV	Processing	140.4	-	-	0.2	140.6
MOD	Solutions	104.3	-	(20.0)	-	84.3
Risk Analytics	Solutions	31.9	-	-	-	31.9
Core Solutions	Solutions	91.7	-	-	-	91.7
WSO Solutions	Solutions	215.0	-	-	-	215.0
Securities Finance	Information	168.3	-	-	3.3	171.6
Other	Various	130.5	3.2	(31.1)	-	102.6

Total		2,172.9	3.2	(51.1)	6.3	2,131.3

CGU group	Segment	31 December 2011	Additions	Impairment	Foreign Exchange	31 December 2012
		$’m	$’m	$’m	$’m	$’m

Core Information	Information	950.1	-	-	-	950.1
Indices	Information	113.2	-	-	-	113.2
EDM	Solutions	-	137.4	-	7.7	145.1
MarkitClear	Processing	82.4	-	-	-	82.4
MarkitSERV	Processing	140.4	-	-	-	140.4
MOD	Solutions	104.3	-	-	-	104.3
Risk Analytics	Solutions	31.9	-	-	-	31.9
Core Solutions	Solutions	91.7	-	-	-	91.7
WSO Solutions	Solutions	215.0	-	-	-	215.0
Securities Finance	Information	-	165.4	-	2.9	168.3
Other	Various	140.5	-	(8.9)	(1.1)	130.5

Total		1,869.5	302.8	(8.9)	9.5	2,172.9

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CGU group	Segment	31 December 2010	Additions	Impairment	Foreign Exchange	31 December 2011
		$’m	$’m	$’m	$’m	$’m

Core Information	Information	950.1	-	-	-	950.1
Indices	Information	113.2	-	-	-	113.2
MarkitClear	Processing	72.3	10.1	-	-	82.4
MarkitSERV	Processing	127.8	12.6	-	-	140.4
MOD	Solutions	104.3	-	-	-	104.3
Risk Analytics	Solutions	-	31.9	-	-	31.9
Core Solutions	Solutions	91.7	-	-	-	91.7
WSO Solutions	Solutions	215.0	-	-	-	215.0
Other	Various	132.2	8.9	-	(0.6)	140.5

Total		1,806.6	63.5	-	(0.6)	1,869.5

The recoverable amount of all CGUs has been determined based on value-in-use calculations.

These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates stated below. As required by IAS 36, the growth rate does not exceed the long-term average growth rate for similar business in which the CGU operates.

Management determined budgeted margin based on past performance and its expectations of market development.

The key assumptions used for value-in-use calculations are as follows:

		2011		2012		2013
CGU group	Segment	Discount rate	Perpetual growth rate	Discount rate	Perpetual growth rate	Discount rate	Perpetual growth rate
Core information	Information	13%	1.2%	12%	1.3%	11%	1.2%
Indices	Information	15%	2.5%	13%	2.5%	12%	2.5%
EDM	Information	-	-	14%	2.5%	13%	2.5%
MarkitClear	Processing	16%	2.5%	15%	2.5%	14%	2.5%
MarkitSERV	Processing	14%	2.5%	13%	2.5%	12%	2.5%
MOD	Solutions	17%	2.5%	15%	2.5%	13%	2.5%
Risk Analytics	Solutions	17%	2.5%	15%	2.5%	12%	2.5%
Core solutions	Solutions	14%	2.5%	13%	2.5%	11%	2.5%
WSO solutions	Solutions	15%	2.5%	14%	2.5%	12%	2.5%
Securities Finance	Solutions	-	-	12%	2.5%	11%	2.5%
Other	Various	15%	2.5%	14%	2.3%	13%	2.5%

The perpetual growth rates used are consistent with economic reports. The discount rates used are pre-tax and reflect specific risks relating to the relevant CGU.

Certain goodwill balances have been apportioned across multiple CGU’s, specifically the acquisitions of Markit Group Limited in 2007 (Core) and WSO in 2008. This reflects the allocation of identified CGU’s acquired in these transactions to different segments. The allocation of goodwill has been made based upon forecast cash flows at the date of acquisition. The goodwill recognized upon the acquisition of Markit Group Limited was $1,046.6m, which has been allocated across the following

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CGUs: Core Information ($950.1m), Core Solutions ($91.7m) and Other ($4.8m). The goodwill recognized upon the acquisition of WSO was $267.5m, which has been allocated to the following CGUs: WSO Solutions ($215.0m) and Other ($52.5m).

Impairment charge arising in 2013

An impairment charge was recognized in the BOAT CGU disclosed above in “Other” (included in the Information operating segment and servicing a MiFID compliant trade reporting platform). Following the decision to close the business, management have concluded that the carrying value of goodwill of $12.7m is fully impaired.

An impairment charge of $20.2m was recognized in the Markit Hub CGU disclosed above in “Other” (included in the Information operating segment and providing a centralized interface for managing research content). Taking account of a reduced commercial outlook for this product, management have concluded that the carrying value of goodwill of $18.4m and of other intangibles assets of $1.8m is fully impaired.

An impairment charge of $20.0m was recognized in the MOD CGU group to write down carrying value to its value in use. This reflects higher costs being incurred in developing and delivering solutions to clients due to local cost pressures associated with operating at this asset’s location, which has reduced expectations for improvements in profit margins. A 1% increase in the discount rate would have the effect of increasing the impairment recorded by $12.6m. MOD provides web design, development and hosting services in the Solutions operating segment.

Impairment review

The value in use for all other CGU or CGU groups was in excess of its carrying value. The excess ranged from 30% to 1,800% of the carrying value of the applicable CGU or CGU group.

The principal assumption underlying the value in use calculations is considered to be pre-tax cash flows, given this, sensitivity analysis has been performed to calculate the reduction in pre-tax cash flows which would eliminate the headroom. This analysis identified:

•	In MarkitSERV, the recoverable amount calculated based on value in use exceeded carrying value by 32%. A reduction in forecast pre-tax cash flows of 24% would eliminate the remaining headroom.
•	In Risk Analytics, the recoverable amount calculated based on value in use exceeded carrying value by 51%. A reduction in forecast pre-tax cash flows of 34% would eliminate the remaining headroom.
•	In Securities Finance, the recoverable amount calculated based on value in use exceeded carrying value by 30%. A reduction in forecast pre-tax cash flows of 23% would eliminate the remaining headroom.

Based on sensitivity analysis of the other assumptions of the value in use calculations for these CGUs no other reasonably possible assumption would cause the carrying value of the CGU to exceed its recoverable amount. Across the remaining CGUs there is no factor which is considered reasonably possible that would lead to an excess of carrying value over recoverable amount.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Financial instruments by category

Balance at 31 December 2013
	Loans and receivables	Assets at fair value through the profit and loss	Available for sale	Total
	$’m	$’m	$’m	$’m
Assets as per balance sheet
Derivative financial instruments	-	1.2	-	1.2
Trade and other receivables excluding prepayments	156.7	-	-	156.7
Cash and cash equivalents	75.3	-	-	75.3

	232.0	1.2	-	233.2

		Liabilities at fair value through the profit and loss	Other financial liabilities at amortized cost	Total
		$’m	$’m	$’m
Liabilities as per balance sheet
Borrowings (excluding finance lease liabilities)		-	574.6	574.6
Derivative financial instruments		8.4	-	8.4
Trade and other payables excluding non-financial liabilities		33.6	194.6	228.2

		42.0	769.2	811.2

Balance at 31 December 2012
	Loans and receivables	Assets at fair value through the profit and loss	Available for sale	Total
	$’m	$’m	$’m	$’m
Assets as per balance sheet
Available for sale financial assets	-	-	2.8	2.8
Derivative financial instruments	-	0.1	-	0.1
Trade and other receivables excluding prepayments	134.6	-	-	134.6
Cash and cash equivalents	110.2	-	-	110.2

	244.8	0.1	2.8	247.7

		Liabilities at fair value through the profit and loss	Other financial liabilities at amortized cost	Total
		$’m	$’m	$’m
Liabilities as per balance sheet
Borrowings (excluding finance lease liabilities)		-	653.7	653.7
Derivative financial instruments		1.4	-	1.4
Trade and other payables excluding non-financial liabilities		72.1	169.3	241.4

		73.5	823.0	896.5

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Balance at 31 December 2011

	Loans and receivables	Assets at fair value through the profit and loss	Available for sale	Total
	$’m	$’m	$’m	$’m
Assets as per balance sheet
Available for sale financial assets	-	-	1.0	1.0
Derivative financial instruments	-	0.4	-	0.4
Trade and other receivables excluding prepayments	122.6	3.9	-	126.5
Cash and cash equivalents	148.3	-	-	148.3

	270.9	4.3	1.0	276.2

		Liabilities at fair value through the profit and loss	Other financial liabilities at amortized cost	Total
		$’m	$’m	$’m
Liabilities as per balance sheet
Borrowings (excluding finance lease liabilities)		-	221.4	221.4
Finance lease liabilities		-	0.8	0.8
Derivative financial instruments		0.2	-	0.2
Trade and other payables excluding non-financial liabilities		78.6	124.0	202.6

		78.8	346.2	425.0

The following financial assets are subject to offsetting:

	Gross amounts of recognized financial assets	Gross amounts of recognized financial assets set-off in the balance sheet	Net amounts of financial assets presented in the balance sheet	Related amounts not set off in the balance sheet
				Financial instruments	Cash collateral received	Net amount
	$’m	$’m	$’m	$’m	$’m	$’m
Trade receivables
At 31 December 2013	153.0	(3.6)	149.4	-	-	149.4
At 31 December 2012	140.0	(3.3)	136.7	-	-	136.7
At 31 December 2011	82.9	(2.0)	80.9	-	-	80.9

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following financial liabilities are subject to offsetting:

	Gross amounts of recognized financial liabilities	Gross amounts of recognized financial liabilities set-off in the balance sheet	Net amounts of financial liabilities presented in the balance sheet	Related amounts not set off in the balance sheet
				Financial instruments	Cash collateral received	Net amount
	$’m	$’m	$’m	$’m	$’m	$’m
Trade payables
At 31 December 2013	(13.0)	3.6	(9.4)	-	-	(9.4)
At 31 December 2012	(11.9)	3.3	(8.6)	-	-	(8.6)
At 31 December 2011	(3.4)	2.0	(1.4)	-	-	(1.4)

16.	Available for sale financial assets

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m
Balance at 1 January	1.0	1.0	2.8
Fair value gain	-	1.8	2.4
Disposal	-	-	(5.2)

Balance at 31 December	1.0	2.8	-

Available for sale financial assets comprised unlisted securities and were all denominated in US Dollars.

17.	Derivative financial instruments

	Balance at 31 December
Assets	2011	2012	2013
	$’m	$’m	$’m

Forward foreign exchange contracts	0.4	0.1	1.2

Total	0.4	0.1	1.2

Less: non-current portion	-	-	0.3

Current portion	0.4	0.1	0.9

	2011	2012	2013
Liabilities	$’m	$’m	$’m

Forward foreign exchange contracts	0.2	1.4	8.4

Total	0.2	1.4	8.4

Less: non-current portion	-	0.2	0.3

Current portion	0.2	1.2	8.1

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Trading derivatives are classified as an asset or liability. The movement in fair value which is recognized in the consolidated income statement amounts to a gain of $3.9m (2012: loss of $1.5m, 2011: gain of $1.0m) (see note 9).

The notional principal amounts of the outstanding forward foreign exchange contracts were:

	Balance at 31 December
	2011	2012	2013
Currency	$’m	$’m	$’m

Sterling (sold forward)	(63.5)	(82.5)	(130.5)
Euro (sold forward)	(13.3)	(20.5)	(27.1)
Indian Rupee bought forward	8.1	13.3	18.7
Singapore Dollar bought forward	8.0	11.7	16.3
Canadian Dollar bought forward	11.8	13.5	12.1

18.	Trade and other receivables

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

Trade receivables	80.9	136.7	149.4
Less: provision for impairment of trade receivables	(2.8)	(2.1)	(4.0)

Trade receivables - net	78.1	134.6	145.4
Prepayments and accrued income	45.4	51.4	74.5
Other receivables	10.4	4.6	11.3

Total	133.9	190.6	231.2
Less: non-current portion	-	-	-

Current portion	133.9	190.6	231.2

As at 31 December 2013 the fair value of trade and other receivables is not materially different from their book values.

As of 31 December 2013, trade receivables of $57.8m (2012: $52.1m, 2011: $33.5m) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

0 - 30 days	21.4	26.2	30.1
31 - 60 days	9.1	11.1	11.0
61 - 90 days	2.7	7.8	7.1
Greater than 90 days	0.3	7.0	9.6

	33.5	52.1	57.8
Receivables not past due	44.6	82.5	87.6

Total trade receivables - net	78.1	134.6	145.4

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of 31 December 2013, trade receivables of $4.0m (2012: $2.1m, 2011: $2.8m) were impaired and fully provided. The individually impaired receivables mainly relate to individual small counterparties.

The carrying amounts of the Group’s trade and other receivables are denominated in the following currencies:

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

US Dollar	91.9	110.8	154.2
Euro	8.2	16.3	15.1
Sterling	32.3	61.2	58.8
Other	1.5	2.3	3.1

Total	133.9	190.6	231.2

Movements on the Group provision for impairment of trade receivables are as follows:

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

At 1 January	2.4	2.8	2.1
Amounts provided	1.0	0.8	2.3
Utilized	(0.6)	(1.1)	(0.2)
Released unutilized	-	(0.4)	(0.2)

At 31 December	2.8	2.1	4.0

The creation and release of provision for impaired receivables have been included in ‘operating expenses’ in the consolidated income statement.

Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The other classes within trade and other receivables do not contain impaired assets. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

The maximum credit exposure to trade and other receivables is the carrying value.

19.	Cash and cash equivalents

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

Cash at bank and on hand	98.3	77.7	43.5
Short term bank deposits	50.0	32.5	31.8

Cash and cash equivalents (excluding bank overdrafts)	148.3	110.2	75.3

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents include the following for the purposes of the statement of cash flows:

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

Cash and cash equivalents	148.3	110.2	75.3

Total	148.3	110.2	75.3

20.	Share capital and premium

Issued and fully paid	Number of $0.01 shares	Share capital	Share premium	Total
		$’m	$’m	$’m

Balance at 1 January 2011	18,052,638	0.2	3.9	4.1
Shares issued	184,873	-	12.5	12.5
Shares purchased	(62,601)	-	-	-

Balance at 31 December 2011	18,174,910	0.2	16.4	16.6

Balance at 1 January 2012	18,174,910	0.2	16.4	16.6
Shares issued	1,695,307	-	280.6	280.6
Shares purchased	(2,758,717)	-	-	-

Balance at 31 December 2012	17,111,500	0.2	297.0	297.2

Balance at 1 January 2013	17,111,500	0.2	297.0	297.2
Shares issued	572,102	-	75.9	75.9
Shares purchased	-	-	-	-

Balance at 31 December 2013	17,683,602	0.2	372.9	373.1

Issued and fully paid	2011	2012	2013

Number of shares
Ordinary voting shares of $0.01 each	13,777,659	13,409,868	13,458,551
Ordinary non-voting shares of $0.01 each	4,397,251	3,701,632	4,225,051

Total	18,174,910	17,111,500	17,683,602

Nominal value of shares	$	$	$
Ordinary voting shares of $0.01 each	137,777	134,099	134,586
Ordinary non-voting shares of $0.01 each	43,973	37,016	42,250

Total	181,750	171,115	176,836

During the year 554,083 shares were issued for cash and the settlement of interest free promissory notes (2012 for cash and the conversion of convertible loan notes: 1,573,259, 2011: 172,371) (see note 25). The nominal value of these shares was $5,541 (2012: $15,733, 2011: $1,724) and the consideration received was $71.5m (2012: $253.1m, 2011: $10.3m).

During the year 18,019 (2012: 122,048, 2011: 12,502) ordinary shares were issued in respect of historic acquisitions of subsidiaries (see note 29). The nominal value of these shares was $180 (2012:

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

$1,220, 2011: $125). The fair value of the shares issued was $4.4m (2012: $27.5m, 2011: $2.2m). The fair value of shares is determined by the Board, with the assistance of an external valuation firm.

During the year no (2012: 2,758,717, 2011: 62,601) ordinary shares were repurchased and cancelled for a total consideration including costs of $nil (2012: $553.3m, 2011: $13.5m). Transaction costs incurred, and charged to equity, were $nil (2012: $0.9m, 2011: $0.7m) which related only to the purchase of ordinary shares.

The $553.3m of consideration in 2012 includes $463.6m relating to the share buyback (see note 25e) completed in August 2012 with the balance of $89.7m attributable to the purchase of shares from other employees and institutional investors. The $463.6m reflects the present value of the initial liability as at 31 August 2012. At 31 December 2013 the present value is $306.6m reflecting cash payments of $172.7m offset by the unwinding of discount of $15.7m. The $89.7m of other share purchases was fully paid in 2012.

The rights relating to each class of shares in issue at 31 December 2013, 2012 and 2011 were as follows:

a)

The ordinary voting shares carry one vote per share. They entitle the holder to share equally in a distribution of the profits or assets of the Company by dividend with all other holders of ordinary shares, (which for the purposes of this note includes the ordinary voting shares and ordinary non-voting shares) in proportion to the holder’s aggregate holding of all ordinary shares.

b)

The ordinary non-voting shares carry no entitlement to vote. They entitle the holder to share equally in all distribution of the profits or assets of the Company by dividend with all other holders of ordinary shares in proportion to the holder’s aggregate holding of all ordinary shares.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.	Share-based compensation

The Group operates share schemes for employees throughout the Group. The current schemes are:

Description	Year of grant	Exercise price ($)	Exercise period	2011 No. of options	2012 No. of options	2013 No. of options

2004 Markit Loans option plan	2004	2.50	2005 to 2013	6,539	-	-
2004 Additional option plan	2004	11.57	2006 to 2015	20,000	18,742	-
2004 Additional option plan	2004	15.42	2006 to 2015	12,733	9,833	6,250
2004 Additional option plan	2004	35.62	2006 to 2015	4,164	4,164	4,164
2006 Share option plan	2006	51.83	2007 to 2016	11,758	8,550	7,000
2006 Share option plan	2006	58.74	2007 to 2016	2,500	2,500	-
2006 Share option plan – Communicator	2006	9.00	2007 to 2016	13,493	11,662	9,012
2006 Share option plan – Communicator	2006	14.11	2007 to 2016	4,530	2,307	562
2006 Share option plan – Communicator	2006	30.34	2007 to 2016	56	-	-
2006 Share option plan – Communicator	2006	49.82	2007 to 2016	220	-	-
2006 MarketXS Share option plan	2006	74.25	2007 to 2016	15,528	12,667	700
2007 Markit Share option plan	2007	74.25	2008 to 2016	3,000	-	-
2007 Markit Share option plan	2007	75.14	2008 to 2016	3,500	3,500	3,200
2007 Markit Share option plan	2007	81.97	2008 to 2016	50,067	37,191	9,308
2008 Markit Share option plan	2008	81.97	2009 to 2017	89,538	57,091	5,938
2008 Markit Share option plan	2008	128.31	2009 to 2017	411,816	380,597	285,676
2008 Additional Share option plan (Swapswire)	2008	128.31	2009 to 2018	75,433	51,750	50,601
2008 Additional Share option plan (FCS)	2008	148.96	2009 to 2015	135,070	106,770	64,125
2009 Markit Share option plan (mid-year allocations for 2008)	2008	148.96	2009 to 2015	153,358	137,240	122,240
2009 Markit Share option plan	2009	158.91	2010 to 2015	537,303	456,007	373,825
2009 Option plan MarkitSERV	2009	158.91	2010 to 2016	54,705	42,770	35,985
2010 Markit Share option plan	2010	165.35	2010 to 2017	286,420	237,676	206,875
2010 Option plan MarkitSERV	2010	165.35	2010 to 2017	30,219	27,348	23,178
2010 Option plan WSOD	2010	165.35	2010 to 2017	156,061	150,886	83,189
2011 Option plan QUIC	2011	203.06	2011 to 2017	72,200	68,870	67,780
2011 Markit option plan	2011	203.06	2011 to 2017	949,528	893,227	782,022
2011 Option plan MarkitSERV	2011	203.06	2011 to 2017	53,242	49,212	43,219
2012 Markit option plan 3 year vesting	2012	225.65	2012 to 2015	-	79,556	81,649
2012 Markit option plan 5 year vesting	2012	225.65	2012 to 2017	-	883,900	823,324
2013 Markit option plan 3 year vesting	2013	244.59	2014 to 2017	-	-	142,699
2013 Markit option plan 5 year vesting	2013	244.59	2014 to 2020	-	-	476,362
2013 Markit mid-year option plan 5 year vesting	2013	267.00	2014 to 2020	-	-	255,400
Key Employee Incentive Programs	2013	267.00	2016 to 2020	-	-	2,591,000

Total share option plans				3,152,981	3,734,016	6,555,283

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Description	Year of grant	Vesting period	2011 No. of Shares	2012 No. of Shares	2013 No. of Shares

2009 restricted share plan	2009	2010 to 2012	9,770	-	-
2010 restricted share plan – 3 year plan	2010	2010 to 2013	114,639	57,238	-
2010 restricted share plan – 5 year plan	2010	2010 to 2014	27,775	19,934	12,698
2011 restricted share plan – 3 year plan	2011	2012 to 2014	36,396	24,267	12,138
2011 restricted share plan – 5 year plan	2011	2012 to 2016	3,327	2,663	1,999
2012 restricted share plan – 3 year plan	2012	2013 to 2015	-	33,412	22,275
2013 restricted share plan – 3 year plan	2013	2014 to 2016	-	-	28,380

Total restricted share plans			191,907	137,514	77,490

2004 Markit Loans option plan

This plan was approved on 21 January 2004 and the options are granted to certain employees. As a result of the Group restructuring in 2007, the options are granted over Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant was $2.50 and the options are exercisable in three equal tranches annually. The options will lapse on 22 April 2014.

2004 Markit additional option plan

This plan was approved on 22 November 2004 and the options are granted to certain employees. As a result of the Group restructuring in 2007, the options are granted over Markit Group Holdings Limited ordinary non-voting shares. The 2004 Additional Plan issued various grants over Markit Group Holdings Limited non-voting shares. These grants have various exercise prices and are exercisable in 36 equal tranches. The options will lapse 10 years after the date of grant.

2006 Markit share option plan

This plan was approved on 25 January 2006 and the options are granted to certain employees. As a result of the Group restructuring in 2007, the options are granted over Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three equal parts. Initially the options were to lapse on 31 December 2009 but the exercise period has been extended to 31 December 2016.

2006 Markit share option plan – Communicator

Following the acquisition of Communicator, this plan was approved on 26 April 2006 and the options are granted to certain Communicator employees only. As a result of the Markit group restructuring in 2007, the options were granted over Markit Group Holdings Limited ordinary non-voting shares. The options were granted on 11 May 2006 with various exercise prices. The majority of the options were exercisable immediately on the date of grant and lapse at various dates.

2006 MarketXS share option plan

Following the acquisition of MarketXS, this plan was approved on 1 August 2006 and the options are granted to certain MarketXS employees only. As a result of the Markit group restructuring in 2007, the

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

options are granted over Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant was $74.25 and the options are exercisable in three equal tranches annually. Initially the options are to lapse on 31 December 2009 but the exercise period has been extended to 31 December 2016.

2007 Markit share option plan

This plan was approved on 5 December 2006 and the options are granted to certain employees. As a result of the Group restructuring in 2007, the options are granted over Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three equal tranches and lapse in 31 December 2016.

2008 Markit share option plan

This plan was approved on 28 November 2007. The options are granted over Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three equal tranches. The options will lapse on 31 December 2017.

2008 Markit additional share option plan (Swapswire)

Following the acquisition of Swapswire, this plan was approved by the Board on 20 February 2008. The options are granted over Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $128.31. The options are exercisable annually in three equal tranches. The options will lapse on the 10th anniversary of the date of grant. The date of grant is 1 May 2008.

2008 Markit additional share option plan (FCS)

Following the acquisition of FCS, this plan was approved on 25 June 2008. The options are granted over Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $148.96. The options are exercisable annually in five equal tranches. The options will lapse on the seventh anniversary of the date of grant. The date of grant is 1st September 2008.

2009 Markit share option plan (mid-year allocations for 2008)

This plan was approved on 8 December 2008. The options are granted over Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $148.96. The options are exercisable annually in three or five equal tranches. The vesting periods are three years and five years depending on grant. The options will lapse on the seventh anniversary from the date of grant. The dates of grant of the options are varied due to new joiners in mid-2008.

2009 Markit share option plan

This plan was approved on 8 December 2008. The options are granted over Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and with various exercise prices. The options are exercisable annually in three or five equal tranches. The vesting periods are three years and five years depending on grant. The options will lapse on the seventh anniversary from the date of grant.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2009 Markit share option plan (MarkitSERV)

This plan was approved in 2009. The options are granted over Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $158.91. The options are exercisable annually in five equal tranches and vesting period is five years. The options will lapse on the seventh anniversary from the date of grant. The date of grant of the options is 1st October 2009. For employees of MarkitSERV, in the event they leave MarkitSERV for DTCC Deriv/SERV LLC or its subsidiaries their vested options will continue subject to the terms of the plan and rules.

2010 Markit share option plan

This plan was approved in 2010. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and the exercise price at the date of grant is $165.35. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on grant. The options will lapse on the seventh anniversary from the date of grant.

2010 Markit share option plan (MarkitSERV)

The allocation was approved in 2010 and the plan rules are part of the 2010 Share Option Plan. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $165.35. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on grant. The options will lapse on the seventh anniversary from the date of grant. For employees of MarkitSERV, in the event they leave MarkitSERV for DTCC Deriv/SERV LLC or its subsidiaries their vested options will continue subject to the terms of the plan and rules.

2010 Markit share option plan (WSOD)

Following the acquisition of WSOD, the allocation was approved in 2010 and granted in July 2010. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $165.35. The options are exercisable annually in five equal tranches and the vesting period is five years. The options will lapse on the seventh anniversary from the date of grant.

2011 Markit share option plan (QUIC)

The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $203.06. The options are exercisable annually in five equal tranches. The vesting period is five years. The options will lapse on the seventh anniversary from the date of grant.

2011 Markit share option plan

This plan was approved in 2011. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and the exercise price at the date of grant is $203.06. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on the terms of the grant. The options will lapse on the seventh anniversary from the date of grant.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2011 Markit share option plan (MarkitSERV)

The allocation was approved in 2011 and the plan rules are part of the 2011 Share Option Plan. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The exercise price at the date of grant is $203.06. The options are exercisable annually in five equal tranches. The vesting period is five years. The options will lapse on the seventh anniversary from the date of grant. For employees of MarkitSERV, in the event they leave MarkitSERV for DTCC Deriv/SERV LLC or its subsidiaries their vested options will continue subject to the terms of the plan and rules.

2012 Markit share option plan

This plan was approved in 2012. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and the exercise price at the date of grant is $225.65. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on the terms of the grant. The options will lapse on the seventh anniversary from the date of grant.

2013 Markit share option plan

This plan was approved in 2013. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and the exercise price at the date of grant is $244.59. The options are exercisable annually in three or five equal tranches. The vesting periods are three years or five years depending on the terms of the grant. The options will lapse on the seventh anniversary from the date of grant.

Although the various share option plans described above typically have a vesting period of one to five years, to the extent there is a qualifying event, including an initial public offering or change of control, all options will vest and be immediately exercisable.

2013 Markit mid-year option plan

This plan was approved in 2013. The options are granted in respect of Markit Group Holdings Limited ordinary non-voting shares. The options were granted at various dates and the exercise price at the date of grant is $267.00. The options become exercisable annually in five equal tranches. This vesting period lasts five years from the effective date of the option. The options will lapse on the seventh anniversary of the effective date of the option.

Key Employee Incentive Program

The program was approved in 2013. Options in respect of Markit Group Holdings Limited ordinary non-voting shares were granted on 19 August 2013 with an exercise price of $267.00. The options have a seven year life and vest in three equal tranches on the third, fourth and fifth anniversaries of an Initial Public Offering (IPO) of the Company’s shares. If an IPO does not occur within 24 months of the date of grant the option will lapse.

2009 Restricted shares plan

The restricted shares plan was approved on 8 December 2008 and is granted to certain employees. The restricted shares are restricted for a period of 3 years. The restricted shares will become

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

unrestricted ordinary non-voting shares in three equal tranches annually from 7 May 2009. The restricted shares are issued in respect of Markit Group Holdings Limited ordinary non-voting shares.

2010 Restricted ordinary non-voting shares

The restricted shares plan was approved in 2010 and granted to designated employees on 25 March 2010. The restricted shares are subject to vesting periods of three years or five years depending on grant. The restricted shares will become unrestricted ordinary non-voting shares in three or five equal tranches annually on 1 January.

2011 Restricted ordinary non-voting shares

The restricted shares plan was approved in 2010 and granted to designated employees on 13 June 2011. The restricted shares are subject to vesting periods of three years or five years depending on grant. The restricted shares will become unrestricted ordinary non-voting shares in three or five equal tranches annually on 1 January.

2012 Restricted ordinary non-voting shares

The restricted shares plan was approved in 2012 and granted to designated employees on 15 May 2012. The restricted shares are subject to vesting periods of three years. The restricted shares will become unrestricted ordinary non-voting shares in three tranches annually on 1 January.

2013 Restricted ordinary non-voting shares

The restricted shares plan was approved in 2013. Shares were granted to designated employees on 21 March 2013 and on 10 June 2013. The restricted shares are subject to vesting periods of three years. The restricted shares will become unrestricted ordinary non-voting shares in three tranches annually on each anniversary of the date of grant.

Calculation of the fair value of share-based payments

The number and weighted average exercise prices of share options are as follows:

	2011		2012		2013

	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	$		$		$
Outstanding at the beginning of the year	136.44	2,551,275	161.95	3,152,981	180.09	3,734,016
Granted during the year	202.29	1,240,010	225.65	1,101,140	262.91	3,556,491
Forfeited during the year	153.90	(505,656)	209.32	(209,115)	223.85	(240,107)
Exercised during the year	78.96	(132,648)	138.74	(310,990)	135.12	(495,117)

Outstanding at the end of the year	161.95	3,152,981	180.09	3,734,016	226.84	6,555,283

Exercisable at the end of the year		1,831,627		1,384,082		1,669,717

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the year no options (2012: nil, 2011: 191,742) were purchased for a total consideration including costs of $nil (2012: $nil, 2011: $18.3m). In 2011 the Company purchased vested options from employees as a constituent part of the Company’s share buyback in 2011. The options were repurchased at their intrinsic value and therefore resulted in the issue of no additional shares. No options (2012: nil, 2011: nil) expired during the year.

The weighted average share price at the date of exercise of share options was $195.77 (2012: $206.34, 2011: $127.31).

The options outstanding at the year-end have an exercise price in the range of $9.00 to $267.00 and a weighted average contractual life of 4.4 years (2012: 4.2 years, 2011: 5.2 years).

The number of restricted shares is as follows:

	2011	2012	2013

	Number of shares	Number of shares	Number of shares

Outstanding at the beginning of the year	193,527	191,907	137,514
Granted during the year	39,723	33,412	29,198
Vested during the year	(41,343)	(87,805)	(89,222)

Outstanding at the end of the year	191,907	137,514	77,490

The restricted shares outstanding at the year-end have a weighted average contractual life of 1.39 years (2012: 1.62 years, 2011: 1.65 years).

On 19 August 2013, 2,656,000 options were granted under the Key Employee Incentive Program subject to a non-market vesting condition. These options will lapse if there is no IPO within 24 months of the date of grant of the options. As at 31 December 2013, Management did not consider it probable that there will be an IPO in this timeframe and consequently none are expected to vest.

The other options were valued using the Monte Carlo option pricing model. There are no market or non-market performance conditions attached to any of the option schemes other than the Key Employee Incentive Program, and as such, no performance conditions were included in the fair value calculations. The fair value of the ordinary shares has been determined by an independent valuation consultant. Consistent assumptions have been used for annual share price volatility at 25% (2012: 25%, 2011: 25%), dividends expected on shares at 0% (2012: 0%, 2011: 0%) and employee exercise multiple at two times (2012: two times, 2011: two times) across all schemes. Employee exit rate has been assumed at 15% on options and 0% on restricted shares (2012: 15% on options and 0% on restricted shares, 2011: 15% on options and 15% on restricted shares).

The Company’s shares are not quoted, therefore the expected volatility parameter was assessed based on the volatilities of certain quoted companies that were considered to offer some degree of comparability to the Company. These volatilities were assessed based on a measurement period of the past 10 years. The fair value of the Company’s shares were valued using a combination of price-earnings multiple based on comparable company multiples, a discounted cash flow valuation reflecting anticipated group performance and with reference to recent equity transactions (see note 4(d)).

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The remaining assumptions used in the calculations are as follows:

Options
Grant date	Appraisal value at date of grant	Risk free rate[1]	Exercise price of option
	$	%	$
16/10/2012	118.44	1.14	225.65
01/01/2013 (3 year vesting)	110.38	0.72	244.59
01/01/2013 (5 year vesting)	110.38	1.18	244.59

Restricted shares

Grant date	Appraisal value at date of grant	Risk free rate[1]
	$	%
21/03/2013 (1 year vesting)	110.38	0.13
21/03/2013 (2 year vesting)	110.38	0.25
21/03/2013 (3 year vesting)	110.38	0.37
10/06/2013 (1 year vesting)	117.70	0.12
10/06/2013 (2 year vesting)	117.70	0.31
10/06/2013 (3 year vesting)	117.70	0.53

1 Risk free rate is based on the yield of US Government bonds for a period consistent with the life of the equity instrument.

22.	Retained earnings

		Balance at 31 December
	Note	2011	2012	2013
		$’m	$’m	$’m

Balance at 1 January		1,728.5	1,837.6	1,423.0
Profit for the year		125.8	125.0	139.4
Share-based compensation	21	11.7	16.2	8.1
Deferred tax in relation to share options	11	0.7	(8.7)	(0.4)
Current tax in relation to share options	11	2.7	-	2.7
Current tax on acquisition of non-controlling interests	11	-	-	4.5
Deferred tax on acquisition of non-controlling interests	11	-	-	64.9
Revaluation of available for sale assets	16	-	1.8	2.4
Reclassification relating to available for sale asset disposal		-	-	(4.2)
Other reserve movements		-	(3.7)	-
Transfer from other reserves		-	8.1	-
Elimination of non-controlling interests		-	-	22.9
Repurchase of shares		(31.8)	(553.3)	-

Balance at 31 December		1,837.6	1,423.0	1,663.3

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The transfer from other reserves in 2012 relates to the equity component of the $210.0m of convertible loan notes issued in 2010 (see note 25(c)) which has been transferred to retained earnings upon the conversion of these loan notes.

23.	Other reserves

	Convertible loan notes	Hedging reserve	Translation reserve	Other reserves	Total
	$’m		$’m	$’m	$’m

Balance at 1 January 2011	8.1	-	(24.3)	-	(16.2)
Currency translation differences	-	-	2.8	-	2.8

Balance at 31 December 2011	8.1	-	(21.5)	-	(13.4)

Balance at 1 January 2012	8.1	-	(21.5)	-	(13.4)
Currency translation differences	-	-	24.8	-	24.8
Conversion of convertible loan notes	(8.1)	-	-	-	(8.1)
Shares to be issued	-	-	-	13.0	13.0

Balance at 31 December 2012	-	-	3.3	13.0	16.3

Balance at 1 January 2013	-	-	3.3	13.0	16.3
Currency translation differences	-	-	11.0	-	11.0
Cash flow hedges:
- fair value losses arising during the year	-	(12.1)	-	-	(12.1)
- transfers to Other (losses)/gains - net	-	2.3	-	-	2.3
- deferred tax credit	-	2.0	-	-	2.0

Balance at 31 December 2013	-	(7.8)	14.3	13.0	19.5

The hedging reserve represents the movement in the fair value of forward foreign exchange contracts following the adoption of hedge accounting (see note 2.24).

As a part of the acquisition of Cadis Software Limited 57,436 shares were held in escrow not issued. These are held within other reserves and will be issued upon satisfaction of certain restrictions agreed on the purchase of the business.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24.	Trade and other payables

		Balance at 31 December
		2011	2012	2013
	Note	$’m	$’m	$’m
Non-current
Contingent consideration	3.3	72.9	33.9	29.6
Other payables		1.9	2.2	-

		74.8	36.1	29.6

Current
Trade payables		1.4	8.6	9.4
Social security and other taxes		10.1	10.4	10.3
Other payables		17.6	26.0	38.9

Contingent consideration	3.3	5.7	38.2	4.0
Accrued expenses – platform migration	6	-	21.4	-
Accrued expenses – other		93.0	100.7	136.0

		127.8	205.3	198.6

Total trade and other payables		202.6	241.4	228.2

As at 31 December 2013 the fair value of trade and other payables is not materially different from their book values. Contingent consideration is based on performance metrics of the businesses (Level 3 as per note 3.3), including revenue and EBITDA. At the time of acquisition the best estimate of the amount payable is assessed. The fair value of the liability is then reassessed and updated at each reporting date to reflect the current forecasts and estimates.

Other payables (current) principally relates to deferred income for landlord contributions and rent free periods.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

25.	Borrowings

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m
Non-current
Bank borrowings	-	240.5	268.0
Interest free promissory notes	13.3	-	-
Share buyback	-	296.1	204.7

	13.3	536.6	472.7

Current
Convertible loan notes	208.1	-	-
Share buyback	-	102.6	101.9
Interest free promissory note	-	14.5	-
Finance lease liabilities	0.8	-	-

	208.9	117.1	101.9

Total borrowings	222.2	653.7	574.6

The fair value of the non-current borrowings are not significantly different to the carrying value. Bank borrowings are at floating interest rates and, for the share buyback, commercial rates of borrowing have not changed during the year.

All borrowings are denominated in US Dollars.

a)	Bank borrowings

During 2012 the Group took out a new multi-revolving club facility agreement of $800m with the option to increase the total commitment by a further $400m up to a total of $1,200m repayable in July 2016. This facility carries interest at a margin of between 1.25% and 2.50% over LIBOR and a commitment fee at 35% of margin on any undrawn balance. The previous facility was fully repaid during 2012 and subsequently cancelled.

The bank borrowings had an average interest rate of 1.5% annually (2012: 2.2%, 2011: 2.5%).

b)	Interest free promissory notes

On 5 January 2011, the Company issued $15.0m interest free promissory notes in relation to the acquisition of LoanSERV. These were interest free and were payable at the earlier of the date of earn out payments specified in the LoanSERV purchase agreement or on 30 October 2013 through the issue of shares in the Company.

The fair value of the liability as at the 5 January 2011 issue date was $12.4m and was calculated using a market interest rate for an equivalent non-convertible bond.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The interest free promissory notes matured in July 2013, with $7.5m settled through a cash payment and $7.5 settled through an issue of shares. The fair value of the interest free promissory notes at 31 December 2013 is $nil (2012: $14.5m, 2011: $13.3m). The present value was calculated using cash flows discounted using an effective interest rate of 7%.

c)	Convertible loan notes

The loan notes were issued under a $275.0m convertible loan note instrument, of which $210.0m was issued during 2010, carrying a 5% coupon rate. The convertible loan notes were fully repaid on maturity on 30 June 2012 via the issue of 1,229,511 shares.

The discounting was unwound to the consolidated income statement to the point of maturity. During 2012, $1.9m (2011: $3.6m) was charged to the consolidated income statement.

d)	Finance lease liabilities

There is no future commitment under finance lease agreements. Prior year commitments are as follows:

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m

Amounts payable within 1 year	0.8	-	-
Amounts payable between 2 to 5 years	-	-	-

Total gross payable	0.8	-	-
Less finance charges included above	-	-	-

	0.8	-	-

Lease liabilities were effectively secured as the rights to the leased asset would have reverted to the lessor in the event of default.

e)	Share buyback

In August 2012 the Group purchased 2,193,948 shares for a consideration of $495.1m which equated to a present value of $463.6m, the consideration being payable in quarterly instalments through to May 2017. The present value of the liability at 31 December 2013 amounted to $306.6m (2012: $398.7m, 2011: $nil). The present value is calculated using cash flows discounted at a rate based on an average borrowing rate of 3.1%.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26.	Deferred income tax

The analysis of deferred tax assets and deferred tax liabilities is as follows:

	Balance at 31 December
	2011	2012	2013
	$’m	$’m	$’m
Deferred tax assets:
Deferred tax assets	35.0	35.4	108.5

Deferred tax liabilities:
Deferred tax liabilities	(97.2)	(144.5)	(140.6)

Deferred tax liabilities - net	(62.2)	(109.1)	(32.1)

Materially all the deferred tax balance is non-current. The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Gross deferred tax assets – 2013	1 January	Acquired in business combination	Recognized in income	Recognized in equity	Transfers	Foreign Exchange	31 December
	$’m	$’m	$’m	$’m	$’m	$’m	$’m
Goodwill	13.6	3.0	(0.8)	64.9	-	0.4	81.1

Tax losses	5.4	-	2.7	-	-	-	8.1
Share-based compensation	3.7	-	(0.5)	(0.4)	-	-	2.8
Other short term timing differences	12.7	-	1.8	2.0	-	-	16.5

Total	35.4	3.0	3.2	66.5	-	0.4	108.5

Gross deferred tax assets – 2012	1 January	Acquired in business combination	Recognized in income	Recognized in equity	Transfers	Foreign Exchange	31 December
	$’m	$’m	$’m	$’m	$’m	$’m	$’m
Goodwill	11.6	-	2.0	-	-	-	13.6

Tax losses	2.6	0.8	1.8	-	-	0.2	5.4
Share-based compensation	12.6	-	(0.2)	(8.7)	-	-	3.7
Other short term timing differences	8.2	-	4.5	-	-	-	12.7

Total	35.0	0.8	8.1	(8.7)	-	0.2	35.4

Gross deferred tax assets – 2011	1 January	Acquired in business combination	Recognized in income	Recognized in equity	Transfers	Foreign Exchange	31 December
	$’m	$’m	$’m	$’m	$’m	$’m	$’m
Goodwill	7.4	4.7	(0.5)	-	-	-	11.6
Tax losses	5.8	0.8	(4.0)	-	-	-	2.6
Share-based compensation	12.2	-	(0.3)	0.7	-	-	12.6
Other short term timing differences	7.3	1.5	(0.8)	-	-	0.2	8.2

Total	32.7	7.0	(5.6)	0.7	-	0.2	35.0

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Gross deferred tax liabilities – 2013	1 January	Acquired in business combination	Recognized in income	Recognized in equity	Transfers	Foreign Exchange	31 December
	$’m	$’m	$’m	$’m	$’m	$’m	$’m
Intangibles	(94.6)	(4.5)	14.4	-	-	(0.1)	(84.8)
Goodwill	(20.2)	-	(5.0)	-	-	0.1	(25.1)
Development costs	(23.3)	-	(3.4)	-	-	-	(26.7)
Other short term timing differences	(6.4)	-	2.4	-	-	-	(4.0)

Total	(144.5)	(4.5)	8.4	-	-	-	(140.6)

Gross deferred tax liabilities - 2012	1 January	Acquired in business combination	Recognized in income	Recognized in equity	Transfers	Foreign Exchange	31 December
	$’m	$’m	$’m	$’m	$’m	$’m	$’m
Intangibles	(59.6)	(43.9)	10.3	-	-	(1.4)	(94.6)
Goodwill	(14.2)	-	(6.0)	-	-	-	(20.2)
Development costs	(15.8)	-	(7.5)	-	-	-	(23.3)
Other short term timing differences	(7.6)	-	1.2	-	-	-	(6.4)

Total	(97.2)	(43.9)	(2.0)	-	-	(1.4)	(144.5)

Gross deferred tax liabilities - 2011	1 January	Acquired in business combination	Recognized in income	Recognized in equity	Transfers	Foreign Exchange	31 December
	$’m	$’m	$’m	$’m	$’m	$’m	$’m
Intangibles	(51.3)	(14.0)	5.8	-	-	(0.1)	(59.6)
Goodwill	(4.5)	-	(9.7)	-	-	-	(14.2)
Development costs	(8.8)	-	(7.0)	-	-	-	(15.8)
Other short term timing differences	(1.7)	(1.1)	(4.8)	-	-	-	(7.6)

Total	(66.3)	(15.1)	(15.7)	-	-	(0.1)	(97.2)

Deferred tax assets have been recognized on the basis that there are expected to be sufficient taxable profits in the future to enable these to be utilized.

At the balance sheet date the aggregate amount of the temporary differences for which deferred tax liabilities have not been recognized was $24.9m (2012: $25.0m, 2011: $10.3m). These unrecognized deferred tax liabilities relate to undistributed profits from overseas entities which would give rise to a tax liability if they were to be distributed. No liability has been recognized in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and the Group considers that it is probable that such differences will not reverse in the foreseeable future as the expectation is for these undistributed profits to be permanently reinvested.

27.	Contingencies

The Group has contingent liabilities in respect of legal claims arising in the ordinary course of business. We are currently subject to a number of antitrust and competition-related claims and investigations, including investigations by the Antitrust Division of the U.S. Department of Justice (the “DoJ”) and the Competition Directorate of the European Commission (the “EC”) as well as class action lawsuits in the United States.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

These investigations and lawsuits involve multiple parties and complex claims that are subject to substantial uncertainties and unspecified penalties or damages. The Company reviews these matters in consultation with internal and external legal counsel to make a determination on a case-by-case basis whether a loss from each of these matters is probable, possible or remote.

The Group considers it remote that a liability will arise from the antitrust investigations by the DoJ. Whilst it is possible that remedies that may be sought by the DoJ may include changes in business practice or structure that could have an indirect financial impact on the Group, it is not expected that any such remedy would involve direct financial liability. The Group considers it possible that liabilities will arise from the EC investigation and the class action lawsuits in the United States. It is not considered practicable to estimate the financial effect of either the EC investigation, which remains ongoing, or the class actions, which are at an early stage.

Given this, the Group has recorded no provision for any of the three incidents of investigations or lawsuits described above.

The Group considers that it is remote that any material liabilities will arise from any other contingent liabilities.

28.	Commitments

(a) Capital commitments

The Group has no significant capital expenditure contracted for at the end of each reporting period but not yet incurred.

(b) Operating lease commitments – Group company as lessee

The Group leases various equipment and intangible assets under non-cancellable operating lease agreements. The lease terms are no longer than 15 years, and the majority of lease agreements are renewable at the end of the lease period at market rate. The lease expenditure charged to the income statement during the year is disclosed in note 8. The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

Balance at 31 December	2011		2012		2013

	Land and Buildings	Other	Land and Buildings	Other	Land and Buildings	Other

	$’m	$’m	$’m	$’m	$’m	$’m

No later than 1 year	10.4	0.5	13.4	0.2	17.8	3.0
Later than 1 year but no later than 5 years	44.1	0.2	59.5	0.3	57.2	0.5
Later than 5 years	64.9	-	66.2	-	61.9	-

	119.4	0.7	139.1	0.5	136.9	3.5

The total minimum sublease payments expected to be received under non-cancellable subleases at 31 December 2013 is $6.7m (2012: $7.5m, 2011: $8.1m).

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

29.	Business combinations

Acquisitions in the year

On 1 July 2013 the Group acquired Global Corporate Actions Validation Service (“GCA”), a business operated by the Depository Trust and Clearing Corporation, for $12.5m. GCA is a provider of high quality, validated corporate actions data for multiple asset classes and expands the breadth and depth of the Group’s corporate actions offering.

The revenue included in the consolidated statement of comprehensive income since 1 July 2013 contributed by GCA was $5.5m and the loss for the period was $0.5m.

The revenue and profit or loss had GCA been consolidated from 1 January 2013 has not been disclosed; the business purchase did not have separately identifiable pre-acquisition revenues and profits.

Details of net assets acquired and goodwill related to acquisitions in the year are as follows:

Year ended 31 December 2013	Total
$’m

Consideration at date of acquisition
Cash	12.5

Total consideration	12.5

Recognized amounts of identifiable assets acquired and liabilities assumed
Intangible assets	10.8
Deferred tax assets	3.0
Deferred tax liabilities	(4.5)

Total identifiable net assets	9.3

Goodwill	3.2

Total	12.5

Goodwill arising on acquisition of GCA arises predominantly from synergies with the Group’s technology and staff.

Acquisitions in 2012

On 2 April 2012 the Group acquired 100% of the issued share capital of the Data Explorers Group, a global provider of securities lending data. As a result of the acquisition the Group expects to be the leading provider of securities lending data increasing its overall position in the data sector.

The Data Explorers Group contributed a profit of $5.9m to the Group’s operating profit and revenues of $31.8m in the period subsequent to the transaction. Had the Data Explorers Group been consolidated from 1 January 2012, the consolidated statement of comprehensive income would have included revenue of $10.2m and profit of $2.1m.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On 1 June 2012 the Group acquired 100% of the issued share capital of the Cadis Group, a global provider of enterprise data management software. As a result of the acquisition the Group expects to be a key provider of data solutions enhancing its current data offering.

The Cadis Group contributed a profit of $6.5m to the Group’s operating profit and revenues of $18.0m in the period subsequent to the transaction. Had the Cadis Group been consolidated from 1 January 2012, the consolidated statement of comprehensive income would have included revenue of $11.2m and profit of $4.2m.

Acquisitions in 2011

On 5 January 2011, the Group acquired the trade and certain assets and liabilities of DTCC Loan/Serv LLC (“LoanServ”). LoanServ is a messaging portal, providing the end-to-end delivery of FpML messages in the loan industry and further complements the Group’s loans processing functionality. LoanServ contributed no profit and no revenues in the period prior to or subsequent to the acquisition.

On 12 January 2011 the Group acquired 100% of the issued share capital of QuIC Financial Technologies Inc (“QuIC”). QuIC is a leading global provider of risk management solutions for the financial markets, specializing in the provision of software to enable its clients to calculate market and credit risk exposures. The acquisition introduces the Group to the enterprise risk and analytics space. QuIC contributed a loss of $1.7m to the Group’s operating profit and revenues of $25.6m in the period subsequent to the transaction. The revenue and operating profit or loss of QuIC prior to the date of acquisition was negligible.

On 30 September 2011 the Group acquired 100% of the issued share capital of DynamicIT Management Services Limited and its trading subsidiary Logiscope Limited, together (“DITMS Group”). MarkitSERV FX Limited is a market leader in streamlining post-trade connectivity, workflow and straight through processing for the foreign exchange market and expanded the Group into the FX post-trade processing markets. MarkitSERV FX Limited contributed a loss of $0.5m to the Group’s operating profit and revenues of $1.2m in the period subsequent to the transaction. Had the DITMS Group have been consolidated from 1 January 2011, the consolidated statement of comprehensive income would have included revenue of $5.3m and a profit of $0.3m.

On 2 November 2011 the Group acquired 100% of the members’ interest in Quantitative Services Group LLC (“QSG”), a Delaware Corporation. Quantitative Services Group is a leading provider of independent equity research, advanced trading analytics and investment consulting services. The acquisition facilitates the Group providing quantitative research and trading analytics as an additional service particularly relevant to the Group’s equity, indices, ETF and economic data customers. QSG contributed a loss of $0.3m to the Group’s operating profit and revenues of $0.8m in the period subsequent to the transaction. Had QSG been consolidated from 1 January 2011, the consolidated statement of comprehensive income would have included revenue of $5.7m and a loss of $0.1m.

In the opinion of the Group the assets and liabilities acquired are stated at their fair value at the date of acquisition following a review of the subsidiaries’ management accounts including fair value adjustments where appropriate. Acquisition costs related to these acquisitions have been expensed as incurred and are disclosed in note 7.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

30.	Transactions with owners of non-controlling interests

On 2 April 2013, the Company acquired the remaining 50% of the membership interest of MarkitSERV LLC. The Group now holds 100% of the equity share capital of MarkitSERV LLC.

31.	Related party transactions

(a) Key management compensation

Key management comprises all directors (executive and non-executive) and key group executives. The compensation paid or payable to key management in respect of qualifying services is shown below:

	2011	2012	2013

	$’m	$’m	$’m

Salary and other short term employee benefits	3.5	2.8	6.3
Share-based compensation	4.3	3.5	3.3

	7.8	6.3	9.6

Two key management personnel have exercised 54,386 options (2012: nil, 2011: 30,000) during the year with a fair value of $0.7m (2012: $nil, 2011: $1.3m). Key management were awarded 29,198 restricted shares (2012: 29,722, 2011: 30,043) and 889,477 options (2012: 21,120, 2011: 69,326) during the year.

(b) Emoluments of highest paid director	2011	2012	2013
	$’m	$’m	$’m

Total emoluments	2.2	1.8	2.4

The highest paid director exercised no options during the year (2012: nil, 2011: nil). The highest paid director was awarded 28,380 (2012: 29,722, 2011: 18,467) restricted shares and 380,000 options (2012: nil, 2011: 57,526) during the year.

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

32.	Events after the reporting period

On 13 January 2014 the Group acquired 100% of the issued share capital of thinkFolio Limited for cash consideration of £55.0m and up to £7.5m of deferred consideration and remuneration dependent on future performance. At this stage the acquisition accounting is incomplete. thinkFolio Limited provides software solutions with portfolio modelling and trade management capabilities.

33.	Principal subsidiaries

The Company has investments in the following subsidiary undertakings, which principally affected the profits or net assets of the Group, as follows:

Entity name	Holding*	Country of incorporation and operation
Markit Group Limited*	100%	England & Wales
Markit Indices Limited	100%	England & Wales
Markit Economics Limited	100%	England & Wales
Markit Valuations Limited	100%	England & Wales
Markit Equities Limited	100%	England & Wales
Markit Group (UK) Limited	100%	England & Wales
BOAT Services Limited	100%	England & Wales
Markit Securities Finance Analytics Consulting Limited	100%	England & Wales
Markit Securities Finance Analytics Limited	100%	England & Wales
Markit EDM Limited	100%	England & Wales
Markit EDM Hub Limited	100%	England & Wales
Markit on Demand Incorporated	100%	USA
Markit North America Incorporated	100%	USA
Markit WSO Corporation	100%	USA
Markit Securities Finance Analytics Incorporated	100%	USA
Markit Analytics Incorporated	100%	Canada
MarkitSERV Limited	100%	England & Wales
MarkitSERV FX Limited	100%	England & Wales
MarkitSERV LLC	100%	USA

* Held directly by Markit Group Holdings Limited

MARKIT GROUP HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Entity name	Principal activity

Markit Group Limited*	Providing a range of data and financial services to the financial market
Markit Indices Limited	Providing credit derivative, fixed income and FX index services
Markit Economics Limited	Providing global macro-economic indicators
Markit Valuations Limited	Providing valuation services to the OTC derivatives markets
Markit Equities Limited	Providing dividends forecasting services to the financial markets
Markit Group (UK) Limited	Providing trade compression services for the credit derivative markets
BOAT Services Limited	Providing services of a MiFID compliant trade reporting platform
Markit Securities Finance Analytics Consulting Limited	Providing advice and organizes forums for institutions in the securities finance industry
Markit Securities Finance Analytics Limited	Providing data, analysis and insight on the short selling securities finance market
Markit EDM Limited	Providing enterprise data management software
Markit EDM Hub Limited	Providing business to business e-document exchange with suppliers and customers
Markit on Demand Incorporated	Providing design, development and hosting of custom websites, reports and tools for the financial services industry
Markit North America Incorporated	Providing data, pricing and valuations services across the financial services industry, including pricing services and electronic trade processing and settlement services for the loan market
Markit WSO Corporation	Providing portfolio risk management software and services to syndicated loan market participants
Markit Securities Finance Analytics Incorporated	Providing data, analysis and insight on the short selling securities finance market
Markit Analytics Incorporated	Providing risk management solutions for the financial services industry
MarkitSERV Limited	Providing an electronic trade confirmation network for the OTC derivative markets
MarkitSERV FX Limited	Providing post-trade connectivity, workflow and STP for the foreign exchange market
MarkitSERV LLC	Providing an electronic trade confirmation network for the OTC derivatives market

All subsidiaries are included in the consolidated financial statements.

Until                     , 2014 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification	of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Item 7. Recent	Sales of Unregistered Securities

Set forth below is information regarding all securities issued by Markit Ltd.’s predecessor, Markit Group Holdings Limited, without registration under the Securities Act since January 1, 2011. The information presented below does not give effect to our corporate reorganization as described in the prospectus.

In June 2012, Markit Group Holdings Limited issued an aggregate of 1,229,511 shares to DB UK Holdings Limited, General Atlantic Partners Tango, L.P. and Labmorgan Corporation as payment in full for the $210 million aggregate principal amount of unsecured convertible notes, carrying a 5% coupon rate, issued to such parties in 2010 pursuant to the terms of a convertible note agreement. The shares were issued with a restrictive legend and in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve public offerings.

Since January 1, 2011, Markit Group Holdings Limited issued an aggregate of 183,233 shares in connection with the acquisition of certain companies or their assets and as consideration to individuals and entities who were former service providers and/or shareholders of such companies. The shares were issued with a restrictive legend and in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve public offerings.

Since January 1, 2011, Markit Group Holdings Limited issued 195,719 restricted shares to its employees and consultants under its employee compensation plans and 818 shares to certain of its directors. The shares were issued pursuant to Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation or in reliance on exemptions from registration under Section 4(a)(2) under the Securities Act on the basis that the transactions did not involve public offerings.

Since January 1, 2011, Markit Group Holdings Limited issued and sold, to its employees and consultants, an aggregate of 943,357 shares in connection with the exercise of options granted under its equity compensation plans, at exercise prices ranging from $2.50 to $225.65 per share. The shares were issued pursuant to Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation or in reliance on exemptions from registration under Section 4(a)(2) under the Securities Act on the basis that the transactions did not involve public offerings.

Since January 1, 2011, Markit Group Holdings Limited granted, to its employees and consultants, options to purchase an aggregate of 6,390,207 shares under its equity compensation plans at exercise prices ranging from $165.35 to $267.00 per share. The shares were issued pursuant to Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation or in reliance on exemptions from registration under Section 4(a)(2) under the Securities Act on the basis that the transactions did not involve public offerings.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8.    Exhibits and Financial Statement Schedules

(a)	The following documents are filed as part of this registration statement:

Exhibit number	Description of document
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation
3.2	Memorandum of Association*
3.3	Bye-laws*
4.1	Form of certificate of common shares*
5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the common shares*
8.1	Opinion of Davis Polk & Wardwell LLP as to U.S. tax matters*
10.1	2004 Markit Additional Share Option Plan
10.2	Markit 2006 Share Option Plan
10.3	Markit 2006 Additional Share Option Plan
10.4	Markit 2006 MarketXS Share Option Plan
10.5	Markit 2007 Share Option Plan
10.6	Markit 2008 Share Option Plan (1/3 vesting)
10.7	Markit 2008 Share Option Plan (1/5 vesting)
10.8	Markit 2008 Additional Share Option Plan (1/3 vesting)
10.9	Markit 2008 Additional Share Option Plan (1/5 vesting)
10.10	Markit 2009 Additional Share Option Plan
10.11	Markit 2009 Share Option Plan (1/3 vesting)
10.12	Markit 2009 Share Option Plan (1/5 vesting)
10.13	Markit 2010 Share Plan
10.14	Markit 2010 Share Option Plan
10.15	Markit 2010 Share Option Plan (1/3 vesting)
10.16	Markit 2010 Share Option Plan (1/5 vesting)
10.17	2011 Markit Share Plan
10.18	2011 Markit Share Option Plan
10.19	2012 Markit Share Plan
10.20	2012 Markit Share Option Plan
10.21	2013 Markit Share Plan
10.22	2013 Markit Share Option Plan
10.23	2013 Markit Share Option Plan (mid-year awards April through December 2013)
10.24	2014 Markit Share Plan
10.25	2014 Markit Share Option Plan
10.26	Markit Key Employee Incentive Program (KEIP)
10.27	2014 Equity Incentive Award Plan*
10.28	Form of Restricted Share Agreement*
10.29	Form of Non-Qualified Share Option Agreement*

Exhibit number	Description of document
10.30	Lease relating to premises on Level 3, Ropemaker Place†
10.31	Lease relating to premises on Level 4, Ropemaker Place†
10.32	Lease relating to premises on Level 5, Ropemaker Place†
10.33	Lease Deed relating to premises at Noida Green Boulevard†
10.34	Indenture of Lease relating to premises at 620 Eighth Avenue†
10.35	Office Lease relating to premises at Three Lincoln Centre†
10.36	Commercial Lease relating to premises at Central Avenue†
10.37	Office Lease Agreement relating to premises at Flatiron Parkway†
10.38	Share Purchase Deed between Ogier Employee Benefit Trustee Limited and Markit Group Holdings Limited, dated as of March 23, 2012
10.39	Share Purchase Deed between Ogier Employee Benefit Trustee Limited and Markit Group Holdings Limited, dated as of August 30, 2012
10.40	Deriv/SERV Support Agreement by and among DTCC Deriv/SERV LLC, The Depository Trust & Clearing Corporation and MarkitSERV, LLC, dated as of April 2, 2013†
10.41	Amended and Restated Multicurrency Revolving Facility Agreement for Markit Group Holdings Limited, arranged by Barclays Bank plc, HSBC Bank plc, Royal Bank of Canada and The Royal Bank of Scotland plc, with HSBC Bank acting as Agent, dated March 21, 2014
21.1	List of subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)*
24.1	Powers of attorney (included on signature page to the registration statement)
99.1	Registrant’s application for waiver of requirements of Form 20-F, Item 8.A.4
99.2	Consent of Zar Amrolia, as director nominee
99.3	Consent of Jill Denham, as director nominee
99.4	Consent of Dinyar Devitre, as director nominee
99.5	Consent of William E. Ford, as director nominee
99.6	Consent of Timothy Frost, as director nominee
99.7	Consent of Robert Kelly, as director nominee
99.8	Consent of Robert-Jan Markwick, as director nominee
99.9	Consent of James A. Rosenthal, as director nominee
99.10	Consent of Thomas Timothy Ryan, Jr., as director nominee
99.11	Consent of Dr. Sung Cheng Chih, as director nominee
99.12	Consent of Anne Walker, as director nominee

*	To be filed by amendment.
†	Filed in redacted form subject to a Request for Confidential Treatment.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned hereby undertakes:

(a)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London on May 5, 2014.

Markit Ltd.

By:	/s/ Lance Uggla
Name: Lance Uggla
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeff Gooch and Adam Kansler and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 5, 2014 in the capacities indicated:

Signature	Title	Date

/s/ Lance Uggla	Chief Executive Officer	May 5, 2014
Lance Uggla	(principal executive officer)

/s/ Jeff Gooch	Chief Financial Officer	May 5, 2014
Jeff Gooch	(principal financial officer and principal
accounting officer)

/s/ Lance Uggla	Director	May 5, 2014
Lance Uggla

/s/ Colleen A. De Vries Colleen A. De Vries	Authorized Representative in the United States	May 5, 2014
SVP of National Corporate Research, Ltd.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit number	Description of document
1.1	Form of Underwriting Agreement*
3.1	Certificate of Incorporation
3.2	Memorandum of Association*
3.3	Bye-laws*
4.1	Form of certificate of common shares*
5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of the common shares*
8.1	Opinion of Davis Polk & Wardwell LLP as to U.S. tax matters*
10.1	2004 Markit Additional Share Option Plan
10.2	Markit 2006 Share Option Plan
10.3	Markit 2006 Additional Share Option Plan
10.4	Markit 2006 MarketXS Share Option Plan
10.5	Markit 2007 Share Option Plan
10.6	Markit 2008 Share Option Plan (1/3 vesting)
10.7	Markit 2008 Share Option Plan (1/5 vesting)
10.8	Markit 2008 Additional Share Option Plan (1/3 vesting)
10.9	Markit 2008 Additional Share Option Plan (1/5 vesting)
10.10	Markit 2009 Additional Share Option Plan
10.11	Markit 2009 Share Option Plan (1/3 vesting)
10.12	Markit 2009 Share Option Plan (1/5 vesting)
10.13	Markit 2010 Share Plan
10.14	Markit 2010 Share Option Plan
10.15	Markit 2010 Share Option Plan (1/3 vesting)
10.16	Markit 2010 Share Option Plan (1/5 vesting)
10.17	2011 Markit Share Plan
10.18	2011 Markit Share Option Plan
10.19	2012 Markit Share Plan
10.20	2012 Markit Share Option Plan
10.21	2013 Markit Share Plan
10.22	2013 Markit Share Option Plan
10.23	2013 Markit Share Option Plan (mid-year awards April through December 2013)
10.24	2014 Markit Share Plan
10.25	2014 Markit Share Option Plan
10.26	Markit Key Employee Incentive Program (KEIP)
10.27	2014 Equity Incentive Award Plan*
10.28	Form of Restricted Share Agreement*
10.29	Form of Non-Qualified Share Option Agreement*
10.30	Lease relating to premises on Level 3, Ropemaker Place†
10.31	Lease relating to premises on Level 4, Ropemaker Place†
10.32	Lease relating to premises on Level 5, Ropemaker Place†
10.33	Lease Deed relating to premises at Noida Green Boulevard†
10.34	Indenture of Lease relating to premises at 620 Eighth Avenue†
10.35	Office Lease relating to premises at Three Lincoln Centre†
10.36	Commercial Lease relating to premises at Central Avenue†
10.37	Office Lease Agreement relating to premises at Flatiron Parkway†
10.38	Share Purchase Deed between Ogier Employee Benefit Trustee Limited and Markit Group Holdings Limited, dated as of March 23, 2012
10.39	Share Purchase Deed between Ogier Employee Benefit Trustee Limited and Markit Group Holdings Limited, dated as of August 30, 2012
10.40	Deriv/SERV Support Agreement by and among DTCC Deriv/SERV LLC, The Depository Trust & Clearing Corporation and MarkitSERV, LLC, dated as of April 2, 2013†
10.41	Amended and Restated Multicurrency Revolving Facility Agreement for Markit Group Holdings Limited, arranged by Barclays Bank plc, HSBC Bank plc, Royal Bank of Canada and The Royal Bank of Scotland plc, with HSBC Bank acting as Agent, dated March 21, 2014

Exhibit number	Description of document
21.1	List of subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.1)*
24.1	Powers of attorney (included on signature page to the registration statement)
99.1	Registrant’s application for waiver of requirements of Form 20-F, Item 8.A.4
99.2	Consent of Zar Amrolia, as director nominee
99.3	Consent of Jill Denham, as director nominee
99.4	Consent of Dinyar Devitre, as director nominee
99.5	Consent of William E. Ford, as director nominee
99.6	Consent of Timothy Frost, as director nominee
99.7	Consent of Robert Kelly, as director nominee
99.8	Consent of Robert-Jan Markwick, as director nominee
99.9	Consent of James A. Rosenthal, as director nominee
99.10	Consent of Thomas Timothy Ryan, Jr., as director nominee
99.11	Consent of Dr. Sung Cheng Chih, as director nominee
99.12	Consent of Anne Walker, as director nominee

*	To be filed by amendment.
†	Filed in redacted form subject to a Request for Confidential Treatment.